UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant ☑

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☑	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Under §14a-12

HAMILTON BEACH BRANDS HOLDING COMPANY

(Name of Registrant as Specified in its Charter)

Payment of Filing Fee (Check all boxes that apply):

☑	No fee required

☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

In accordance with Rule 14a-6(d) under Regulation 14A of the Securities Exchange Act of 1934, as amended, please be advised that Hamilton Beach Brands Holding Company intends to release definitive copies of this proxy statement to stockholders on or about April 4, 2024.

PRELIMINARY COPY – SUBJECT TO COMPLETION

HAMILTON BEACH BRANDS HOLDING COMPANY

4421 WATERFRONT DR.

GLEN ALLEN, VA 23060

NOTICE OF ANNUAL MEETING

The Annual Meeting of stockholders (the “Annual Meeting”) of Hamilton Beach Brands Holding Company (the “Company”) will be held on Thursday, May 9, 2024 at 11:00 a.m., at 5875 Landerbrook Drive, Cleveland, Ohio, for the following purposes:

1.	To elect eleven directors, each for a term expiring at the next annual meeting of stockholders and until their respective successors are duly elected and qualified;

2.	To approve, on an advisory basis, the Company’s Named Executive Officer compensation;

3.	To approve an amendment to the Company’s Amended and Restated Certificate of Incorporation to expand the exculpation provision to limit liability of certain officers;

4.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2024;

5.	To approve the amendment and restatement of the Hamilton Beach Brands Holding Company Non-Employee Directors’ Equity Compensation Plan;

6.	To approve the amendment and restatement of the Hamilton Beach Brands Holding Company Executive Long-Term Equity Incentive Plan; and

7.	To transact such other business as may properly come before the Annual Meeting.

The Board of Directors has fixed the close of business on March 15, 2024 as the record date for determination of stockholders entitled to notice of, and to vote at, the Annual Meeting or any adjournment thereof. The 2024 Proxy Statement and Card are being mailed to stockholders commencing on or about April 4, 2024.

We currently intend to hold our Annual Meeting in person. In the event it is not possible or advisable to hold the Annual Meeting in person, we will announce alternative arrangements for the meeting as promptly as practicable, which may include holding the meeting solely by means of remote communication. Please monitor our Annual Meeting webpage which can be accessed at https://www.hamiltonbeachbrands.com/investors/annual-meeting-materials for updated information.

Lawrence K. Workman, Jr.

Secretary

April 4, 2024

Your vote is very important. Whether or not you plan to attend the Annual Meeting in person, you are encouraged to vote as soon as possible to ensure that your shares are represented at the meeting. If you are a stockholder of record and received a paper copy of the proxy materials by mail, you may vote your shares by proxy using one of the following methods: (i) vote via the internet (www.investorvote.com/HBB); (ii) vote by telephone (1-800-652-8683); or (iii) complete, sign, date and return your proxy card in the postage-paid envelope provided. If you hold shares of both Class A Common Stock and Class B Common Stock, you only have to complete the single enclosed form of proxy or vote once via the internet or telephone. If you wish to attend the meeting and vote in person, you may do so. If you hold your shares through an account with a bank, broker or similar organization, please follow the instructions you receive from the stockholder of record to vote your shares.

The Company’s Annual Report for the year ended December 31, 2023 is being mailed to stockholders with the 2024 Proxy Statement. The 2023 Annual Report contains financial and other information about the Company but is not incorporated into the 2024 Proxy Statement and is not considered part of the proxy soliciting material. You should also note that other information contained on or accessible through our website other than the 2024 Proxy Statement is not incorporated by reference into the 2024 Proxy Statement and you should not consider that information to be part of the 2024 Proxy Statement.

Important Notice Regarding the Availability of Proxy Materials for the

Annual Meeting of Stockholders To Be Held on May 9, 2024:

The 2024 Proxy Statement and 2023 Annual Report are available, free of charge, at

https://www.hamiltonbeachbrands.com/investors/annual-meeting-materials.

Page
PART I - CORPORATE GOVERNANCE INFORMATION	4
About the Company	4
Board Composition	4
Board Leadership Structure	4
Directors’ Independence	5
Board Oversight of Risk Management	5
Directors’ Meetings and Attendance	5
Board Committees	6
Description of Committees	6
Corporate Responsibility	8
Code of Conduct	13
Hedging and Speculative Trading Policies	13
Review and Approval of Related-Person Transactions	13
Communications with Directors	14
Report of the Audit Review Committee	14
PART II - PROPOSALS TO BE VOTED ON AT THE 2024 ANNUAL MEETING	15
PROPOSAL 1 - ELECTION OF DIRECTORS	15
PROPOSAL 2 - ADVISORY VOTE TO APPROVE THE COMPANY’S NAMED EXECUTIVE OFFICER COMPENSATION	21
PROPOSAL 3 - APPROVAL OF AN AMENDMENT TO THE COMPANY’S AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO EXPAND THE EXCULPATION PROVISION TO LIMIT LIABILITY OF CERTAIN OFFICERS	22
PROPOSAL 4 - RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2024	23
PROPOSAL 5 - APPROVAL OF THE AMENDMENT AND RESTATEMENT OF THE HAMILTON BEACH BRANDS HOLDING COMPANY NON-EMPLOYEE DIRECTORS’ EQUITY COMPENSATION PLAN	24
PROPOSAL 6 - APPROVAL OF THE AMENDMENT AND RESTATEMENT OF THE HAMILTON BEACH BRANDS HOLDING COMPANY EXECUTIVE LONG-TERM EQUITY INCENTIVE PLAN	29
PART III - EXECUTIVE COMPENSATION INFORMATION	36
Summary of our Named Executive Officer Compensation Program	36
Compensation Discussion	37
Compensation Committee Report	51
Compensation Tables	51
Summary Compensation Table	51
Grants Of Plan-Based Awards	52
Equity Compensation	53
Defined Benefit Pension Plans	54
Nonqualified Deferred Compensation Benefits	55
Potential Payments Upon Termination/Change In Control	55
CEO Pay Ratio	56
Pay Versus Performance	58
PART IV - OTHER IMPORTANT INFORMATION	61
Equity Compensation Plan Information	61
Beneficial Ownership Of Class A Common And Class B Common Stock	61
Delinquent Section 16(a) Reports	66
Procedures For Submission And Consideration Of Director Candidates	66
Submission Of Stockholder Proposals	67
Solicitation Of Proxies	68
Other Matters	68
APPENDIX A	A-1
APPENDIX B	B-1
APPENDIX C	C-1

-i-

HAMILTON BEACH BRANDS HOLDING COMPANY

4421 WATERFRONT DR.

GLEN ALLEN, VA 23060

PROXY STATEMENT

April 4, 2024

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors (the “Board”) of Hamilton Beach Brands Holding Company, a Delaware corporation (the “Company,” “we,” “our” or “us”), of proxies to be used at the annual meeting of our stockholders to be held on May 9, 2024 (the “Annual Meeting”). This Proxy Statement and the related form of proxy are being mailed to stockholders commencing on or about April 4, 2024.

If the enclosed form of proxy is executed, dated and returned or if you vote electronically, the shares represented by the proxy will be voted as directed on all matters properly coming before the Annual Meeting for a vote. Proxies that are properly signed without any indication of voting instructions will be voted as follows:

Proposal	Description	Board Vote Recommendation	Page Reference for More Detail
1	Election of eleven director nominees named in this Proxy Statement	FOR	15
2	Approval, on an advisory basis, of the Company’s Named Executive Officer compensation	FOR	21
3	Approval of the amendment to the Company’s Amended and Restated Certificate of Incorporation to expand the exculpation provision to limit liability of certain officers	FOR	22
4	The ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2024	FOR	23
5	Approval of the amendment and restatement of the Hamilton Beach Brands Holding Company Non-Employee Directors’ Equity Compensation Plan	FOR	24
6	Approval of the amendment and restatement of the Hamilton Beach Brands Holding Company Executive Long-Term Equity Incentive Plan	FOR	29
N/A	Any other matter properly brought before the Board	As recommended by the Board or, if no recommendation is given, in the proxy holders’ own discretion	N/A

The proxies may be revoked at any time prior to their exercise by giving notice to us in writing or by executing and delivering a later-dated proxy. Attendance at the Annual Meeting will not automatically revoke a proxy, but a stockholder of record attending the Annual Meeting may request a ballot and vote in person, thereby revoking a previously granted proxy.

Stockholders of record at the close of business on March 15, 2024 will be entitled to notice of, and to vote at, the Annual Meeting. On that date, we had        outstanding shares of Class A Common Stock, par value $0.01 per share (“Class A Common”), entitled to vote at the Annual Meeting and        outstanding shares of Class B Common Stock, par value $0.01 per share (“Class B Common”), entitled to vote at the Annual Meeting. Each share of Class A Common is entitled to one vote for a nominee for each of the eleven directorships to be filled and one vote on each other matter properly brought before the Annual Meeting. Each share of Class B Common is entitled to ten votes for each such nominee and ten votes on each other matter properly brought before the Annual Meeting. Class A Common and Class B Common will vote as a single class on all matters anticipated to be brought before the Annual Meeting.

At the Annual Meeting, in accordance with Delaware law and our Amended and Restated Bylaws (“Bylaws”), the inspectors of election appointed by the Board for the Annual Meeting will determine the presence of a quorum and tabulate the results of stockholder voting. As provided by Delaware law and our Bylaws, the holders of a majority of the outstanding voting power of all classes of our stock, issued and outstanding, and entitled to vote at the Annual Meeting and present in person or by proxy at the Annual Meeting, will constitute a quorum for the Annual Meeting. The inspectors of election intend to treat (1) properly executed proxies marked “abstain” as “present” for purposes of determining whether a quorum has been achieved at the Annual Meeting and (2) proxies held in “street name” by brokers that are voted on at least one, but not all, of the proposals to come before the Annual Meeting (the “broker non-votes”) as “present” for purposes of determining whether a quorum has been achieved at the Annual Meeting.

Proposal 1 is to elect eleven directors, each for a term expiring at the next annual meeting of stockholders and until their respective successors are duly elected and qualified. Our Bylaws provide that our directors are elected by a plurality vote. Shares for which authority is withheld to vote for director nominees and broker non-votes will have no effect on the election of directors except to the extent the failure to vote for a director nominee results in another nominee receiving a greater number of votes. In accordance with Delaware law and our Bylaws, the eleven director nominees receiving the greatest number of votes will be elected directors.

Proposal 2 is an advisory vote to approve the Company’s Named Executive Officer compensation. Although Proposal 2 is non-binding, the advisory vote allows our stockholders to express their opinions regarding our executive compensation. We will consider the affirmative vote of the holders of a majority of the votes cast as approval of Proposal 2. Abstentions and broker non-votes will not be treated as votes cast, so they will not affect the outcome of Proposal 2.

Proposal 3 is a vote to approve an amendment to the Company’s Amended and Restated Certificate of Incorporation (“Certificate of Incorporation”) to expand the exculpation provision to limit the liability of certain of the Company’s officers. We will consider the affirmative vote of the majority of the voting power of the outstanding shares of Class A Common and Class B Common entitled to vote at the Annual Meeting, voting as a single class, as approval of Proposal 3. Abstentions and broker non-votes will have the effect of a vote against Proposal 3.

Proposal 4 is an advisory vote to ratify the appointment of Ernst & Young LLP (“EY”) as our independent registered public accounting firm for 2024. Although Proposal 4 is non-binding, the advisory vote allows our stockholders to express their opinions regarding our appointment of EY as our independent registered public accounting firm for 2024. We will consider the affirmative vote of the holders of a majority of the votes cast as approval of Proposal 4. Abstentions and broker non-votes will not be treated as votes cast, so they will not affect the outcome of Proposal 4.

Proposal 5 is a vote to approve the amendment and restatement of the Hamilton Beach Brands Holding Company Non-Employee Directors’ Equity Compensation Plan (amended and restated effective May 9, 2024). We will consider the affirmative vote of the holders of a majority of the votes cast as approval of Proposal 5. Abstentions and broker non-votes will not be treated as votes cast, so they will not affect the outcome of Proposal 5.

Proposal 6 is a vote to approve the amendment and restatement of the Hamilton Beach Brands Holding Company Executive Long-Term Equity Incentive Plan (amended and restated effective March 1, 2024). We will consider the affirmative vote of the holders of a majority of the votes cast as approval of Proposal 6. Abstentions and broker non-votes will not be treated as votes cast, so they will not affect the outcome of Proposal 6.

We are not aware of any business that may properly be brought before the Annual Meeting other than those matters described in this Proxy Statement. If any matters other than those shown on the proxy card are properly brought before the Annual Meeting, the proxy card gives discretionary authority to the persons named on the proxy card to vote the shares represented by such proxy card.

In accordance with Delaware law and our Bylaws, we may, by a vote of the stockholders, in person or by proxy, adjourn the Annual Meeting to a later date(s), without changing the record date. If we were to determine that an adjournment was desirable, the appointed proxies would use the discretionary authority granted pursuant to the proxy cards to vote in favor of such an adjournment.

PART I - CORPORATE GOVERNANCE INFORMATION

About the Company

The Company operates through its wholly owned subsidiary Hamilton Beach Brands, Inc. and its subsidiaries. The Company is a leading designer, marketer and distributor of a wide range of branded small electric household and specialty housewares appliances, as well as commercial products for restaurants, fast food chains, bars and hotels. The Company operates in the consumer, commercial, and specialty small appliance markets. In addition, the Company’s Hamilton Beach Health subsidiary is focused on expanding the Company’s participation in the home health market.

Board Composition

Our Board currently consists of eleven directors. Directors are elected at each annual meeting to serve for one-year terms or until their respective successors are duly elected and qualified, subject to their earlier death, resignation or removal. Biographical information and qualifications of our directors are included under “Proposal 1 - Election of Directors.”

Board Leadership Structure

Under the Company’s current leadership structure, the Company’s roles of Chairman and Chief Executive Officer (“CEO”) are separated, enabling Gregory H. Trepp, our CEO, to focus on managing the Company and our business and Alfred M. Rankin, Jr., our Non-Executive Chairman, to devote his time and attention to matters of strategic oversight, Board oversight and governance. The Board believes that Mr. Rankin possesses in-depth knowledge of the issues, opportunities and challenges facing the Company and our business. Because of this knowledge and insight, the Board believes that Mr. Rankin is in the best position to effectively identify strategic opportunities and priorities and to lead discussions regarding the execution of the Company’s strategies and achievement of its objectives. As Non-Executive Chairman, Mr. Rankin is able to:

•	focus our Board on the most significant strategic goals and risks of our business;

•	utilize the individual qualifications, skills and experience of the other Board members to maximize their contributions to our Board;

•	ensure that each Board member has sufficient knowledge and understanding of our business to enable such member to make informed judgments;

•	facilitate the flow of information between our Board and our management;

•	provide consultation and advice to our management on significant business matters and strategic initiatives;

•	provide experience regarding public company governance and related public company responsibilities; and

•	provide the perspective of a long-term stockholder.

We do not assign a lead independent director. For meetings of the independent directors, the presiding director is determined based upon the context and subject matter of the meeting.

In accordance with the Company’s Corporate Governance Guidelines, the Board retains the right to exercise its discretion in combining or separating the offices of Chairman of the Board and CEO. This determination is made after considering relevant factors, including the specific needs of the business and the best interests of the Company and its stockholders. The Board believes that its current leadership structure is appropriate and meets the Company’s current needs. The Board will regularly assess its leadership structure to determine whether the leadership structure is the most appropriate for the Company at the time.

Directors’ Independence

In making a determination as to the independence of our directors, our Board considered Section 303A of the New York Stock Exchange (“NYSE”) listing standards and broadly considered the materiality of each director’s relationship with us. Based on this criteria, our Board has determined that the following directors are independent:

Mark R. Belgya	Paul D. Furlow
Michael S. Miller	John P. Jumper
James A. Ratner	Dennis W. LaBarre

Board Oversight of Risk Management

The Board oversees our risk management process, including by being actively engaged in monitoring key risks and by making appropriate use of Board committees. Through this oversight role, the Board assesses the constantly evolving risks facing the Company and considers the appropriate allocation of oversight authority among the Board and its committees. Each Board committee supports the Board in its oversight of our material risks by focusing on risks related to such committee’s particular area of concentration and expertise. The Board and the appropriate committees regularly review reports and related information provided by management in order to assess our risk management policies and procedures, in an effort to ensure that they are designed in a manner consistent with the Company’s strategy and risk tolerance and implemented as intended, emphasizing appropriate risk awareness. As part of these reviews, the committees regularly report to the Board, enabling the Board to incorporate the insights of such reports into its overall risk oversight analysis.

Cybersecurity is among our Board’s oversight priorities, with the Audit Review Committee supporting the Board in its oversight responsibilities by regularly reviewing our cybersecurity, data privacy, and other information technology risks, controls, and procedures. We rely heavily on information technology systems and recognize that cyber-attacks are becoming not only more common but also more sophisticated. As a result, we focus on developing and executing strategies designed to mitigate the risks of disruption of our critical systems and to protect the confidentiality, integrity, and availability of our business data as well as that of our customers, employees, and vendors. As part of our cybersecurity risk management process, we have established a cross-functional cybersecurity task force and leverage established cybersecurity frameworks and practices, which include regularly updating technology, developing security policies and procedures, monitoring and routine testing of information systems, developing an incident response plan, carrying appropriate levels of cybersecurity insurance, and providing cybersecurity awareness training to employees.

Directors’ Meetings and Attendance

Our Board held six meetings in 2023. During their tenure in 2023, all of the directors attended at least 75% of the total meetings held by our Board and the committees on which they served.

In accordance with NYSE rules, our non-management directors meet at regularly scheduled executive sessions without management. These executive sessions are typically held following each regular Board meeting, with the Non-Executive Chairman presiding. In addition, the independent members of the Board meet at least once a year in separately scheduled executive sessions, with the presiding director determined based upon the context and subject matter of the meeting. Additional meetings of the independent directors may be scheduled when the independent directors believe such meetings are desirable. A meeting of the independent directors was held on February 20, 2023.

We hold a regularly scheduled meeting of our Board in conjunction with our annual meeting of stockholders. Directors are expected to attend the annual meeting of stockholders absent an appropriate excuse. All of our directors who were directors on the date of our 2023 annual meeting of stockholders attended the annual meeting.

Board Committees

Our Board has an Audit Review Committee, a Compensation and Human Capital Committee, a Nominating and Corporate Governance Committee (the “NCG Committee”), a Planning Advisory Committee, and an Executive Committee.

The table below shows the current directors, the members of each committee and the number of meetings held in 2023:

Director	Independent	Audit Review	Compensation and Human Capital	NCG	Planning Advisory	Executive
Mark R. Belgya	Yes	X	X		X
J.C. Butler, Jr.	No				X	X
Paul D. Furlow	Yes	X		X	X
John P. Jumper	Yes	X	X	X
Dennis W. LaBarre	Yes	X	X	Chair		X
Michael S. Miller	Yes	Chair	X	X		X
Alfred M. Rankin, Jr.	No				Chair	Chair
Thomas T. Rankin	No
James A. Ratner	Yes	X	Chair	X		X
Gregory H. Trepp	No					X
Clara R. Williams	No				X
2023 Meetings		7	6	4	4	0

Description of Committees

The responsibilities of the Audit Review Committee, Compensation and Human Capital Committee, and NCG Committee are set forth in each committee’s charter, all of which are available on our website at www.hamiltonbeachbrands.com/investors/corporate-governance.

Audit Review Committee. The Audit Review Committee has responsibilities in its charter with respect to:

•	the quality and integrity of our consolidated financial statements;

•	our compliance with legal and regulatory requirements;

•	the adequacy of our internal controls;

•	our guidelines and policies to monitor and control our major financial risk exposures;

•	the qualifications, independence, selection, compensation, retention and oversight of our independent registered public accounting firm;

•	the performance of our internal audit department and independent registered public accounting firm;

•	assisting our Board and us in interpreting and applying our Corporate Compliance Program and other issues related to corporate and employee ethics;

•	reviewing corporate responsibility disclosures, including environmental, social, and governance disclosures, in the context of SEC requirements;

•	reviewing cybersecurity and data privacy risks, controls and procedures;

•	reviewing related-person transactions;

•	reviewing matters regarding our information systems, practices and procedures as they relate to accounting, auditing and financial reporting; and

•	preparing the Annual Report of the Audit Review Committee to be included in our Proxy Statement.

Our Board has determined that:

•	each of Messrs. Belgya and Miller qualify as audit committee financial experts as defined in the rules issued by the U.S. Securities and Exchange Commission (“SEC”); and

•	all members of the Audit Review Committee are independent and financially literate, as described in the listing standards of the NYSE and under the rules of the SEC.

Compensation and Human Capital Committee. The Compensation and Human Capital Committee has responsibilities in its charter with respect to strategic oversight and administration of our policies and programs for compensating our executive officers subject to Section 16 under the Securities Exchange Act of 1934 (the “Exchange Act”) and our directors (or any other employees as determined by the Compensation and Human Capital Committee), as well as our policies and practices for developing and investing in the Company’s human capital. Among other things, these responsibilities include:

•	providing strategic guidance regarding the development of human capital strategies and programs that support our business objectives and promote long-term value creation;

•	reviewing and approving corporate goals and objectives relevant to executive officer compensation;

•	evaluating the performance of the CEO and the other executive officers in light of our corporate goals and objectives;

•	determining and approving CEO and other executive officer compensation;

•	reviewing the Company’s responsiveness to the stockholder advisory vote on executive compensation;

•	considering whether the risks arising from our employee compensation policies are reasonably likely to have a material adverse effect on us;

•

making recommendations to our Board, where appropriate or required, and taking other actions with respect to all other compensation matters that are subject to Board approval, including, among other things, incentive plans, equity-based plans and the Company’s compensation clawback policies;

•	periodically reviewing director compensation; and

•	reviewing and approving the Compensation Discussion and preparing the annual Compensation Committee Report to be included in our Proxy Statement.

The Compensation and Human Capital Committee may, in its discretion, delegate duties and responsibilities to one or more subcommittees or, in appropriate cases, to our executive officers and senior managers. The Compensation and Human Capital Committee retains and receives assistance in the performance of its responsibilities from an internationally recognized compensation consulting firm, discussed herein under “Compensation Consultant.” The Board has determined that each member of the Compensation and Human Capital Committee is independent, as defined in the SEC rules and the NYSE listing standards.

NCG Committee. Among other things, the NCG Committee’s responsibilities contained in its charter include:

•	reviewing and recommending to our Board criteria for membership on our Board;

•	reviewing and making recommendations to our Board regarding the size and leadership structure of the Board;

•	reviewing and recommending qualifications of directors believed to be desirable, and identifying and recommending to our Board specific candidates for membership on our Board;

•

reviewing and making recommendations to our Board regarding the roles and responsibilities of the Board’s committees, particularly with respect to the Board’s oversight of risk management and including the creation of new committees, the modification of existing committees, or other changes to the structure and composition of the Board’s committees;

•	evaluating director independence according to the applicable independence requirements set forth in the NYSE listing standards and other applicable law;

•	reviewing and, where appropriate, recommending changes to our Corporate Governance Guidelines;

•	overseeing the Company’s policies and practices with respect to corporate responsibility matters, including environmental, social, and governance matters;

•	overseeing new director orientation and director education on topics relevant to the duties and responsibilities of the directors;

•	overseeing evaluations of the Board’s effectiveness; and

•	annually reporting to the Board its assessment of our Board’s performance.

The Board has determined that each member of the NCG Committee is independent, as defined in the NYSE listing standards. The NCG Committee will consider director candidates recommended by our stockholders. See the section herein entitled “Procedures for Submission and Consideration of Director Candidates.” The NCG Committee may consult with members of the Taplin and Rankin families, including Alfred M. Rankin, Jr., regarding the composition of our Board.

Planning Advisory Committee. The Planning Advisory Committee has the responsibilities set forth in its charter, including:

•	acting as a key participant, resource and advisor on various operational and strategic matters;

•	reviewing and advising on a preliminary basis possible acquisitions, divestitures or other transactions identified by management for possible consideration by the Board; and

•	providing general oversight on behalf of the Board with respect to stockholder interests and the Company’s evolving structure and stockholder base.

Executive Committee. The Executive Committee may exercise all powers of our Board over the management and control of our business during the intervals between meetings of our Board.

Corporate Responsibility

Together with our predecessors, we have been enriching consumers’ lives for decades with Good Thinking®, which incorporates teamwork and inspired thinking into all areas of our business and allows us to deliver innovative solutions that improve everyday living. We focus on working to create competitive advantage and long-term value, which requires us to take into consideration a host of complex factors such as impacts to our customers and consumers, our workforce, our vendors and other business partners, our stockholders, the communities in which we operate, and the environment. We believe that effective governance demands that our management team and Board continue to perform the challenging job of exercising sound business judgment—evaluating competing considerations regarding complex issues and appropriately assessing trade-offs so that decisions are well-considered and reflect a reasonable strategy to create sustainable long-term value. We believe that our long-term perspective incorporates corporate responsibility into our governance and, in turn, our strategy, which we believe will maximize the likelihood of long-term value creation.

We believe that taking an integrated approach to issues that impact our business and our stakeholders—including environmental, social and governance (“ESG”) issues—protects the long-term interests of our stockholders by enhancing the health, prospects and sustainability of our business. We are committed to preparing for the future and being a responsible corporate citizen for the benefit of our customers and consumers, our workforce, our vendors and other business partners, our stockholders, the communities in which we operate, and the environment.

In 2021, we established a cross-functional, employee-led ESG Advisory Committee to evaluate environmental, social and governance topics in order to provide input to our management team. This advisory committee evaluates and shares relevant information regarding ESG practices and progress. In addition, the ESG Advisory Committee provides input for our ESG-related disclosures, including the Human Capital Resources summary included in the Company’s Annual Report on Form 10-K and this Proxy Statement. We expect the work of our ESG Advisory Committee to continue to enhance our understanding of the impact of our business on our various stakeholders, which we think will strengthen our ability to make well-considered decisions that are in the long-term best interests of our stockholders.

Governance

Our Board has determined that, based primarily on the ownership of Class A Common and Class B Common by the members of the Taplin and Rankin families, we may qualify as a “controlled company,” as defined in Section 303A of the listing standards of the NYSE. Under the listing standards of the NYSE, a controlled company is not required to comply with certain corporate governance requirements. Such requirements include having a majority of independent directors and having a nominating and corporate governance committee and compensation committee composed entirely of independent directors, each with written charters and annual performance evaluations for each committee.

Although the Company may qualify as a controlled company, our Board evaluates its governance practices annually and has elected not to make use of any of the exceptions to the NYSE listing standards that are available to controlled companies. Accordingly, the majority of the members of our Board are independent, as described in the NYSE listing standards. Our Audit Review Committee, NCG Committee and Compensation and Human Capital Committee are all composed entirely of independent directors. Each committee has a written charter that describes the purpose and responsibilities of the committee, and each committee conducts an annual evaluation of its performance based on the responsibilities set forth in its charter.

Our Board sets the tone for the Company and provides a foundation for strong governance practices. Our Board reflects a balance of longer-tenured members with in-depth knowledge of our business, and newer members who bring valuable attributes, skills and experiences that are relevant to our business and the challenges we face. We believe this combination results in a well-balanced membership that combines a mix of experience, skill and intellect, enabling the Company to pursue its long-term, strategic objectives effectively.

The NCG Committee oversees and reviews our corporate responsibility programs, including environmental, social and governance matters, while the Compensation and Human Capital Committee oversees compensation programs and provides strategic oversight and guidance regarding our development and execution of human capital strategies and programs.

Environmental Sustainability

We are committed to conducting our business in a manner that not only complies with our environmental obligations, but also is environmentally responsible. Our employee-led Environmental Sustainability Committee provides input to our management team regarding sustainability initiatives. For example, through our recycling and recertification program, we recycle certain electronics and research and development products, as we strive to continue to reduce the amount of waste sent to landfills. We also recognize the importance of sustainability in the everyday lives of our consumers. As a result, we are committed to promoting environmental sustainability by bringing to market appliances that are environmentally friendly and that enable our customers to reduce or eliminate waste. One such example is our water filtration appliances, which help to mitigate the impact of single use plastic bottles.

Social

The Company considers its commitment to people, including its employees, customers and consumers, and the local communities in which it operates as a primary focus of corporate responsibility. The Company’s priority on people focuses on four principal areas: human capital resources, consumer health and safety, engagement with local communities, and supply chain management.

Human Capital Resources

Our business is dependent upon, and focused on, people—our employees, our customers and the consumers who enjoy our appliances, and the communities in which we live. Our culture is built on and centered around Good Thinking®, which incorporates teamwork, service and inspired thinking into all areas of our business. We believe that this values-based culture is a core strength that provides the foundation for our working environment and our employees. Good Thinking® is more than developing new products; it inspires everything we do.

Within this culture, our people are our most valuable resource, and we expect them to remain the key to our success for decades to come. We strive to create an environment that attracts, engages and develops the talent necessary to enable our performance and growth, including by offering competitive compensation and benefits, providing attractive professional growth opportunities and insisting that everyone be treated with dignity and respect and be afforded equal opportunity. We also recognize the basic human need to feel a sense of inclusion, belonging and meaning. So, we strive to foster an environment in which our people are passionate about our business and our Good Thinking® culture, have a seat at the table and genuinely believe that they are doing meaningful work. We believe that employees with diverse backgrounds, experiences and viewpoints bring value to our Company, especially when coupled with a strong culture of trust in which competing ideas are not only allowed but encouraged to emerge. We strongly believe that this type of environment drives discretionary effort, morale, creativity, initiative and retention—and, in turn, long-term competitive advantage and value creation. Within the framework of our Good Thinking® culture, we operate as One Team and strive to enrich the lives of our customers and consumers by delivering innovative solutions that improve everyday living, all while having a positive, lasting impact on our people and the communities in which we operate.

We are committed to achieving the highest standards of legal and ethical conduct, including by protecting the human rights and fair treatment of our employees. Our policies and programs—including our Code of Corporate Conduct and other compliance policies, our employment-related policies, and our Human Rights Policy—are designed to support this effort.

As of December 31, 2023, we employed approximately 700 employees in four countries—Canada, China, Mexico, and the United States, of which approximately 98% were full time and the remaining were part time. Approximately 2% of our workforce is covered by collective bargaining agreements, all of whom are based in Canada. There are approximately 500 employees in the United States with about half of those based at our headquarters in Richmond, Virginia, which is home to our product design, development and marketing teams as well as our state-of-the-art test kitchen and UL-certified test laboratory. Most of the remaining employees in the United States support the operation of our Byhalia, Mississippi distribution centers. We consider employee relations to be good.

Occupational Health and Safety

One of our top priorities is protecting the health and safety of our workforce. We are committed to maintaining a safe work environment and operating in a safe, secure and responsible manner. We require all our personnel to perform their work in a manner that complies with legal requirements protecting the safety and health of all persons from unreasonable risks. In addition to maintaining property and equipment in safe operating conditions, our occupational health and safety framework includes certain safety training programs and safety-related processes and procedures as we strive to ensure the health and safety of our workforce. Employees are encouraged to initiate safety improvements, participate in safety committees, and always reinforce safe behaviors.

Talent Acquisition, Development and Retention

The long-term success and growth of our business depend in large part on our ability to execute an effective talent strategy that attracts, engages and grows a highly talented and committed workforce capable of enabling and leading our performance. To meet our talent objectives, we utilize key strategies and processes related to recruitment while we remain focused on continuing to strengthen our onboarding and ongoing learning development. We monitor market compensation and benefits to be able to attract, retain and promote employees and reduce turnover and our associated costs. Through our total rewards programs, we strive to offer competitive compensation, benefits and services to our full-time employees including, incentive plans, recognition plans, defined contribution plans, healthcare benefits, tax-advantaged spending accounts, employee assistance programs and other programs such as sick leave, paid vacation and holidays.

We are a learning organization committed to the goal of continuous improvement and the development of our workforce. To empower our employees to reach their full potential, we offer certain training, learning experiences and resources, such as “Hamilton Beach University”—an ongoing, cross-functional learning program designed not only to help employees learn about our Company, our products and our industry but also to stay abreast of emerging trends and to develop job-specific skills.

Diversity and Inclusion

As an equal opportunity employer, we make decisions without regard to race, color, religion, creed, gender, sexual orientation, gender identity, marital status, national origin, age, veteran status, disability, or any other protected class. We strive to cultivate diversity of perspective in our workforce and believe teammates with diverse backgrounds, experiences and viewpoints bring value to our organization and improve our Good Thinking® and, in turn, our decision-making. We strive to create a workplace in which employee differences are embraced and competing perspectives are encouraged to emerge, allowing robust collaboration and teamwork to drive better decision making and more favorable results for all stakeholders. All employees participate in training intended to enhance our awareness of the benefits of a diverse and inclusive workforce, to encourage more meaningful collaboration, and to strengthen team effectiveness.

Consumer Health & Safety

The strength of our brands depends on the trust that we earn from our consumers and, if we are to enrich consumers’ lives with Good Thinking®, our products must be known to be safe. For example, materials and component parts that contact food must be non-toxic and free of heavy metals and, because our products are primarily electrical appliances, the plastics used in them must satisfy very strict flammability, impact and material strength requirements.

We have deep expertise in our products, consumer use of our products, and potential consumer misuse. We develop, test and refine the design of each of our products. We research usage patterns and conduct multiple design and safety reviews. As a result, our detailed specifications meet and often exceed applicable safety standards such as those of Underwriters Laboratories, the Canadian Standards Association and the International Electrotechnical Commission.

We also carefully select our manufacturing partners, developing long-term relationships with organizations committed to our rigorous standards. All products must meet our detailed specifications and performance standards, and we actively monitor supplier performance on an ongoing basis. For example, we generally require our suppliers to submit weekly quality data, which results in feedback through formal corrective action requests. This prompt feedback drives the elimination of defects at the source and improves product quality, which is critical to safety.

Our suppliers must perform inspections of incoming component parts and raw materials, in-process quality control inspections along each assembly line, and end-of-line audits on a specified portion of product that has passed in-process inspections. With approximately 30 employees based in China dedicated to quality assurance, we routinely conduct supplier quality audits, manufacturing process audits, social accountability audits, and U.S. Customs Trade Partnership Against Terrorism audits. Additionally, we perform pre-shipment inspections on every shipment from a supplier, and we routinely audit product after arrival in our distribution centers.

Engagement with Local Communities

We recognize the interdependency among our business and the health of the communities in which we operate. We strive to be a responsible corporate citizen by supporting our local communities and helping them remain safe, healthy and resilient—which we think is not only the right thing to do but also in the long-term best interests of our stockholders.

We are proud of our contributions to the communities where we live and work. We have a focused and active charitable contributions program in which we seek to support not-for profit organizations in our communities, including by providing an employee matching gift program of up to $5,000 per employee per year. We also offer our employees one paid day off per year to volunteer. We are pleased that many of our employees are active in our communities, volunteering or otherwise contributing their time, energy and resources. We encourage this strong engagement and believe that it strengthens our Company, our people and our communities. We also participate in other charitable initiatives, including product donations and programs to enhance employee engagement with charitable organizations. For example, since 2018 we regularly have donated sets of small kitchen appliances to the new owners of homes built by Habitat for Humanity in the communities surrounding Richmond, Virginia, the location of our headquarters office.

Supply Chain Management

We are committed to achieving the highest standards of ethical and legal conduct for our Company and our business partners. We purchase substantially all our finished products from suppliers outside the United States, which we evaluate and select carefully based on a number of important factors, including high quality standards, compliance with law, and compliance with prevailing international standards regarding fair competition and human rights. Our supplier agreements require suppliers to comply with our Supplier Code of Conduct, which subjects the suppliers to audit and imposes rigorous requirements regarding human rights and the treatment of workers. These requirements set standards regarding topics such as environmental compliance, conflict minerals, anti-discrimination, compensation and benefits, working hours, working conditions, and worker health and safety, and include zero tolerance provisions relating to child labor, forced labor, harassment, abuse, and compliance with importation laws.

Code of Conduct

We have adopted a Code of Corporate Conduct that applies to all of our directors and employees and is designed to provide guidance on how to behave legally and ethically while performing work for the Company. We also have adopted Corporate Governance Guidelines that provide a framework for the conduct of our Board. The Code of Corporate Conduct, the Corporate Governance Guidelines and our Independence Standards for Directors are available free of charge on our website at www.hamiltonbeachbrands.com/investors/corporate-governance.

All of our directors and senior management employees annually complete certifications with respect to their compliance with our Code of Corporate Conduct.

Hedging and Speculative Trading Policies

The Company prohibits directors, officers and certain designated employees from purchasing financial instruments, including pre-paid variable forward contracts, equity swaps, collars and exchange funds, or otherwise engaging in transactions that are designed to or have the effect of hedging or offsetting any change in the market value of equity securities granted by the Company as part of his or her compensation or held, directly or indirectly, by the officer, director or employee. However, the Company does not prohibit employees who are not officers or designated employees from engaging in such transactions.

Shares of Class A Common that are issued to directors and certain senior management employees of the Company for compensatory purposes generally are subject to transfer restrictions beginning on the last day of the applicable performance period. During this time frame, the shares may not be transferred (subject to certain exceptions), hedged or pledged. Directors and the most senior management employees of the Company are required to hold their shares for 10 years while less senior management employees of the Company are required to hold shares for periods of either three years or five years. The Company has a policy that prohibits directors, officers and certain designated employees from pledging shares of non-restricted Class A Common or Class B Common without the Company’s consent.

Review and Approval of Related-Person Transactions

Alfred M. Rankin, Jr. is the brother of Thomas T. Rankin, the father of Clara R. Williams, and the father-in-law of J.C. Butler, Jr., each of whom is a director. As indicated herein on the Director Compensation Table, Mr. Thomas Rankin received $183,548, Ms. Williams received $194,056 and Mr. Butler received $196,275 in total compensation from the Company for their service as directors in 2023. Mr. Alfred M. Rankin, Jr. received $783,051 in total compensation from the Company for his service as a director and for services rendered pursuant to the consulting agreement between Mr. Rankin and the Company which had been approved by the Audit Review Committee for 2023. For 2024, the Audit Review Committee approved the renewal of the consulting agreement with Mr. Rankin. The Director Compensation Table in Part II contains details about these arrangements.

The Audit Review Committee reviews all relationships and transactions in which we and our directors and executive officers or their immediate family members are participants to determine whether such persons have a direct or indirect material interest in such transactions. Our Legal Department is primarily responsible for the processes and controls to obtain information from the directors and executive officers with respect to related person transactions in order to enable the Audit Review Committee to determine whether the related person has a direct or indirect material interest in the transaction. In the course of its review, the Audit Review Committee considers:

•	the nature of the related person’s interest in the transaction;

•	the material terms of the transaction, including, without limitation, the amount and type of transaction;

•	the importance of the transaction to the related person and to us;

•	whether the transaction would impair the judgment of a director or executive officer to act in our best interest; and

•	any other matters the Audit Review Committee deems appropriate.

Based on this review, the Audit Review Committee will determine whether to approve any such related-person transaction. The Audit Review Committee will not approve any such related-person transaction if it determines that such related-person transaction is inconsistent with the interests of the Company and its stockholders.

Any member of the Audit Review Committee who is a related person with respect to a transaction under review may not participate in the deliberations or vote with respect to the approval or ratification of the transaction. However, such director may be counted in determining the presence of a quorum at a meeting of the Audit Review Committee that considers the transaction.

Communications with Directors

Our stockholders and other interested parties may communicate with our Board as a group, with the non-management directors as a group, or with any individual director by sending written communications to Hamilton Beach Brands Holding Company, 4421 Waterfront Drive, Glen Allen, Virginia 23060, Attention: Secretary. Complaints regarding accounting, internal accounting controls or auditing matters will be forwarded directly to the Chairman of the Audit Review Committee. All other communications will be provided to the individual director(s) or group of directors to whom they are addressed. Copies of all communications will be provided to all other directors. However, any communications that are considered improper for submission will not be provided to the directors. Examples of communications that would be considered improper include, without limitation, customer complaints, solicitations, communications that do not relate, directly or indirectly, to our business, or communications that relate to improper or irrelevant topics.

Report of the Audit Review Committee

The Audit Review Committee oversees our financial reporting process on behalf of the Board. The Audit Review Committee is comprised solely of independent directors as defined by the SEC and described in the listing standards of the NYSE. The Audit Review Committee’s responsibilities are listed above in the section entitled “Description of Committees” and its charter is available at www.hamiltonbeachbrands.com/investors/corporate-governance. In fulfilling its oversight responsibilities, the Audit Review Committee reviewed and discussed with Company management the audited financial statements contained in our Annual Report.

The Audit Review Committee reviewed with EY, our independent auditor, which is responsible for expressing an opinion on the conformity of our annual financial statements with U.S. generally accepted accounting principles (“GAAP”), its judgments as to the quality, not just the acceptability, of our accounting principles and such other matters as are required to be discussed with the Audit Review Committee by the applicable requirements of the Public Company Accounting Oversight Board (United States) (“PCAOB”) and the SEC. In addition, the Audit Review Committee has discussed with EY the firm’s independence from Company management and the Company, including the matters in the letter from EY required by PCAOB Rule 3526, Communication with Audit Committees Concerning Independence, and considered the compatibility of non-audit services with EY’s independence. The Audit Review Committee also reviewed and discussed with management and EY the Company’s audited financial statements for the year ended December 31, 2023, the results of management’s assessment of the effectiveness of the Company’s internal control over financial reporting, and EY’s audit of internal control over financial reporting.

In reliance on the reviews and discussions referred to above, the Audit Review Committee recommended to the Board, and the Board has approved, that the audited financial statements and management’s assessment of the effectiveness of the Company’s internal control over financial reporting be included in our Annual Report on Form 10-K for the year ended December 31, 2023, filed by the Company with the SEC.

MICHAEL S. MILLER, Chairman

MARK R. BELGYA	PAUL D. FURLOW	JOHN P. JUMPER
DENNIS W. LABARRE	JAMES A. RATNER

PART II - PROPOSALS TO BE VOTED ON AT THE 2024 ANNUAL MEETING

PROPOSAL 1 - ELECTION OF DIRECTORS

Director Nominee Information

Our Board currently consists of eleven members. The directors will hold office from election until the next annual meeting or until their successors are elected (or, if applicable, until their death, resignation, or removal). All of the nominees presently serve as our directors and were elected at our 2023 annual meeting of stockholders.

It is intended that shares represented by proxies in the enclosed form will be voted for the election of the nominees listed below unless contrary instructions are received. We have no reason to believe that any of the nominees will be unable to serve, if elected. However, if an unexpected occurrence should make it necessary, in the judgment of the proxy holders, to substitute some other person for any of the nominees, shares represented by proxies will be voted for such other person as the proxy holders may select.

The disclosure below provides biographical information about each director nominee. The disclosure presented is based upon information each director has given us about his or her age, all positions held, principal occupation and business experience for the past five years, and the names of other publicly held companies for which the nominee currently serves as director or has served as director during the past five years. We also highlighted certain notable qualifications and skills that led our Board to conclude that each should serve as a director. We believe that the nomination of each of our director nominees is in the best long-term interests of our stockholders, as each individual possesses the highest personal and professional ethics, integrity and values, and has the judgment, skill, independence and experience required to serve as a member of our Board. Each current director has also demonstrated a strong commitment of service to the Company.

Mark R. Belgya: Age 63; Director Since 2017

Retired Vice Chair and Chief Financial Officer of The J. M. Smucker Company (food and beverage products manufacturer) since September 2020. From prior to 2019 to present, Director of the Fossil Group, Inc.

As Vice Chair and Chief Financial Officer of The J. M. Smucker Company, Mr. Belgya was responsible for oversight of the Finance, Internal Audit, Investor Relations, Information Services, Corporate Operations and Supply Chain functions. As a result of his 35 years of experience with The J. M. Smucker Company, Mr. Belgya brings to our Board a comprehensive perspective for developing corporate strategies and managing risks of a major publicly traded corporation.

J.C. Butler, Jr.: Age 63; Director Since 2017

President and Chief Executive Officer of NACCO Industries, Inc. (“NACCO”) (a mining and natural resources company) since prior to 2019. President and Chief Executive Officer of The North American Coal Corporation (NACoal, a wholly owned subsidiary of NACCO) since prior to 2019. Director of Hyster-Yale Materials Handling, Inc. (“Hyster-Yale”) since prior to 2019 and of NACCO since prior to 2019. Director of Midwest AgEnergy Group, a developer and operator of ethanol facilities in North Dakota, from prior to 2019 to 2022. Serves on the board of the National Mining Association and is a member of the Management Committee of the Lignite Energy Council.

With over 20 years of service as a member of management at NACCO while we were its wholly owned subsidiary, Mr. Butler has extensive knowledge of our operations and strategies.

Paul D. Furlow: Age 54; Director Since 2019

Co-Founder/Co-President of Dixon Midland Company (a private equity investment firm) since prior to 2019.

With over 20 years of experience as the Co-President of a private equity investment firm and member of the Boards of Directors of several of the companies in which his firm holds investments, Mr. Furlow brings to the Board the unique perspective of a professional investor. In addition, Mr. Furlow’s experience as Co-President of an industrial lighting manufacturing company allows him to provide valuable insight to the Board on matters related to operations and strategic planning.

John P. Jumper: Age 79; Director Since 2017

Retired Director and former Chairman and CEO of Leidos Holdings, Inc. (an applied technology company) and Retired Chief of Staff, United States Air Force. From prior to 2019 to present, Director of NACCO. From prior to 2019 to present, Director of Hyster-Yale.

Through his extensive military career, including as the highest-ranking officer in the U.S. Air Force, General Jumper developed valuable and proven leadership and management skills that make him a significant contributor to our Board. General Jumper’s service on the boards of other publicly traded corporations and his experience as Chairman and CEO of two major publicly traded companies allow him to provide valuable insight to the Board on matters of corporate governance and executive compensation policies and practices. In addition, General Jumper brings extensive cybersecurity knowledge and expertise to our Board. His cybersecurity experience includes overseeing the creation of the first information warfare squadron in the U.S. Air Force during his tenure leading the U.S. Air Force and also serving as CEO of Leidos, which is a leading federal cybersecurity contractor for the U.S. Department of Defense, U.S. Department of Homeland Security and United States Intelligence Community including the National Security Agency.

Dennis W. LaBarre: Age 81; Director Since 2017

Retired Partner of Jones Day (a law firm). From prior to 2019 to present, Director of Hyster-Yale. From prior to 2019 to present, Director of NACCO.

Mr. LaBarre is a lawyer with broad experience counseling boards and senior management of publicly traded and private corporations regarding corporate governance, compliance and other domestic and international business and transactional issues. In addition, he was a member of senior management of a major international law firm for more than 30 years. These experiences enable him to provide our Board with an expansive view of the legal and business issues pertinent to the Company, which is further enhanced by his extensive knowledge of us as a result of his many years of service on the NACCO Board and through his involvement with its committees.

Michael S. Miller: Age 72; Director Since 2017

Retired Managing Director of The Vanguard Group (“Vanguard”) (a registered investment advisor). From prior to 2019 through 2022, Director of Vanguard’s Irish-domiciled funds and management company. From prior to 2019 to present, Director of NACCO. From March 2021 to present, Board Trustee of Vanguard Charitable.

Mr. Miller’s qualifications to serve on our Board include his experience in senior management of a major financial services and investment management company, his experience as a partner of a major law firm, and his service on the boards of many academic and civic institutions. Mr. Miller provides our Board with financial, legal, compliance/risk management and strategic planning expertise gained through his careers in finance and law and his service on the audit committees of Vanguard’s Irish-domiciled funds and management company and, prior to his retirement, various audit committees of Vanguard’s affiliated companies.

Alfred M. Rankin, Jr.: Age 82; Director Since 2017

Non-Executive Chairman of the Company and its principal subsidiary, Hamilton Beach Brands, Inc. From May 2023 to present, Executive Chairman of the Board of Directors of Hyster-Yale. From prior to 2019 to May 2023, Chairman and Chief Executive Officer of Hyster-Yale and Chairman of Hyster Yale Group. From prior to 2019 to February 2021, President of Hyster-Yale. From prior to 2019 to present, Non-Executive Chairman of NACCO and, from prior to 2019 to present, Non-Executive Chairman of NACCO’s principal subsidiary, North American Coal Corporation.

In over 45 years of service as a Director of NACCO, our former parent company, and as a Senior Manager at NACCO, Mr. A. Rankin has amassed extensive knowledge of all of our strategies and operations. In addition to his extensive knowledge of the Company, he also brings to our Board unique insights resulting from his service on the boards of other publicly traded corporations and the Federal Reserve Bank of Cleveland. Mr. A. Rankin is also the grandson of the founder of NACCO and additionally brings the perspective of a long-term stockholder to our Board.

Thomas T. Rankin: Age 76; Director Since 2017

Retired Owner and President of Cross Country Marketing (a private food brokerage firm). Mr. T. Rankin has also served, in recent years, as a Director of our principal subsidiary, Hamilton Beach Brands, Inc.

Mr. T. Rankin is the grandson of the founder of NACCO Industries and brings the perspective of a long-term stockholder to our Board.

James A. Ratner: Age 79; Director Since 2017

Partner of RMS Investment Group, LLC (a real estate investment company). Prior to 2019, Non-Executive Chairman of Forest City Realty Trust, Inc. and Executive Vice President of Forest City Realty Trust, Inc.

Mr. Ratner’s experience as Chairman and in senior management of a major publicly traded company provides our Board with valuable insight into corporate governance and strategy.

Gregory H. Trepp: Age 62; Director Since 2017

Director and Chief Executive Officer of Hamilton Beach Brands Holding Company from February 2024. Director, President and Chief Executive Officer of Hamilton Beach Brands Holding Company from prior to 2019 to February 2024.

With over 20 years of service in the Company’s senior management, including as the President and CEO, Mr. Trepp has extensive knowledge of the operations and strategies of our businesses and our industry.

Clara R. Williams: Age 53; Director Since 2020

President and founder of the Clara Williams Company (a jewelry manufacturing, marketing, and distribution company) since 2002. Director of the Company’s principal subsidiary, Hamilton Beach Brands, Inc., from prior to 2019 to present.

Prior to founding the Clara Williams Company, Ms. Williams held senior level positions in sales, marketing and business development with several large technology companies. Ms. Williams has considerable knowledge of our operations and strategies as a result of her service as a director of the Company’s principal subsidiary. As a graduate of Harvard Business School, Ms. Williams’ extensive business experience allows her to provide our Board with valuable insight on matters related to our marketing, sales and operations strategies.

YOUR BOARD RECOMMENDS THAT YOU VOTE “FOR” EACH OF THE

DIRECTOR NOMINEES PRESENTED IN PROPOSAL 1.

Director Compensation

The following table sets forth all compensation each director received for their 2023 service as a director of the Company and as a director of our principal subsidiary, other than Gregory H. Trepp. In addition to serving as a director, during 2023, Mr. Trepp also served as President and CEO of the Company. Mr. Trepp did not receive any compensation for service as a director. His compensation for service as CEO is shown on the Summary Compensation Table.

DIRECTOR COMPENSATION

For Fiscal Year Ended December 31, 2023

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	All Other Compensation ($)(3)	Total ($)
Mark R. Belgya	$83,025	$114,860	$8,664	$206,548
J.C. Butler, Jr.	$75,025	$114,860	$6,390	$196,275
Paul D. Furlow	$83,025	$114,860	$8,664	$206,548
John P. Jumper	$83,025	$114,860	$6,390	$204,275
Dennis W. LaBarre	$108,025	$114,860	$8,664	$231,548
Michael S. Miller	$103,025	$114,860	$6,390	$224,275
Alfred M. Rankin, Jr. (4)	$120,026	$156,635	$506,390	$783,051
Thomas T. Rankin	$65,025	$114,860	$3,664	$183,548
James A. Ratner	$98,025	$114,860	$8,664	$221,548
Clara R. Williams	$70,025	$114,860	$9,171	$194,056

(1)

Amounts in this column reflect the annual retainers and other fees earned by the directors in 2023 and paid in cash. They also include payment for fractional shares of Class A Common that were paid under the Hamilton Beach Brands Holding Company Non-Employee Directors’ Equity Compensation Plan, referred to as the “Non-Employee Directors Plan,” described below.

(2)

Under the Non-Employee Directors Plan, the directors are required to receive a portion of their annual retainer in shares of Class A Common (the “Mandatory Shares”). They are also permitted to elect to receive all or part of the remainder of the retainers in the form of shares of Class A Common (the “Voluntary Shares”). Amounts in this column reflect the aggregate grant date fair value of the Mandatory Shares that were granted to directors under the Non-Employee Directors Plan, determined pursuant to Financial Accounting Standards Board Accounting Standards Codification Topic 718, referred to as “FASB ASC Topic 718.” No Voluntary Shares were granted to directors for 2023. See Note 1 to the consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023 for more information regarding the accounting treatment for our equity awards. All Mandatory Shares and Voluntary Shares are immediately vested when granted. Therefore, no equity awards remained outstanding at the end of the fiscal year ended December 31, 2023.

(3)

The amount listed includes: (a) Company-paid life insurance premiums; (b) Company-paid premiums for accidental death and dismemberment insurance for the director and his or her spouse; and (c) with the exception of Messrs. Butler, Jumper, Miller and Alfred Rankin, personal excess liability insurance for the directors and immediate family members. The amount listed also includes charitable contributions made in our name on behalf of the director and the director’s spouse under our matching charitable gift program in the amount of $5,000 for each director (other than Mr. Thomas T. Rankin). The amount listed for Mr. Alfred M. Rankin, Jr. includes $500,000 for compensation received pursuant to his consulting arrangement with the Company as described in Note (4) below.

(4)

Mr. Alfred M. Rankin, Jr. retired from his position as the Executive Chairman of the Company effective December 31, 2018 and became the Non-Executive Chairman of the Board effective January 1, 2019. Mr. Rankin and the Company entered into a consulting agreement pursuant to which Mr. Rankin receives a monthly consulting fee of $41,666.67. The consulting agreement is a one-year agreement that began on January 1, 2019 and automatically renews for successive one-year periods unless either party provides written notice of the non-renewal at least thirty days prior to the expiration of the then current term. This agreement renewed on January 1, 2023 and last renewed on January 1, 2024. Our Audit Review Committee and Compensation and Human Capital Committee formally reviewed Mr. Rankin’s consulting agreement and the services provided thereunder and approved the renewal of the consulting agreement for 2023 and 2024.

Additional Information Relating to the Director Compensation Table

The compensation program for non-employee directors is established by the Compensation and Human Capital Committee based on recommendations made by Korn Ferry, an independent compensation consultant. Korn Ferry performs an in-depth evaluation of our director compensation program on a triennial basis, which evaluation last occurred in August 2023, and performs interim reviews annually. Korn Ferry utilizes the National Association of Corporate Directors’ survey of director compensation, which survey contains data for 1,400 companies in 24 industries and focuses on small companies with $500 million to $1 billion in annual revenues.

In connection with its review of our director compensation program, Korn Ferry also reviews the compensation structure for our Non-Executive Chairman, which includes an annual retainer of $250,000 to serve as the Non-Executive Chairman and $500,000 for consulting services that are in addition to the responsibilities of Non-Executive Chairman of the Board. Mr. Rankin has extensive executive management experience, including long-tenured service as a public company CEO, and provides valuable advice and insight regarding the Company’s development and implementation of its strategic priorities and risk management programs. Based on Korn Ferry’s most recent review of Mr. Rankin’s total compensation, the Compensation and Human Capital

Committee has determined that Mr. Rankin’s compensation is reasonable for his duties and responsibilities and the services he provides and, therefore, made no change for 2023.

Under the 2023 non-employee director compensation program, each non-employee director, except the Non-Executive Chairman of the Board, was entitled to receive the following compensation in 2023 for service on our Board and on our subsidiaries’ boards of directors:

Type of Compensation	Amount
Annual Board Retainer:	$175,000 ($110,000 of which is required to be paid in transfer-restricted shares of Class A Common)

Annual Committee Retainer:	$8,000 Audit Review Committee member; $5,000 for members of the other Board Committees except the Executive Committee; $0 for the Executive Committee

Committee Chairman Retainer:	$20,000 Audit Review Committee Chairman; $15,000 Compensation and Human Capital Committee Chairman; $10,000 for Chairman of other Board Committees except the Executive Committee; $0 for the Executive Committee Chairman

Annual Retainer for Service on a Subsidiary Board of Directors:	$20,000 ($0 for directors who also serve as a director of the Company)

As the Non-Executive Chairman of the Board, Mr. Alfred M. Rankin, Jr. was entitled to receive an annual retainer of $250,000 ($150,000 of which is required to be paid in transfer-restricted shares of Class A Common). Mr. Rankin was also entitled to receive $5,000 per committee for his service on the Charitable Contributions Committee and the Planning Advisory Committee, and $10,000 for his service as Chair of the Planning Advisory Committee.

The retainers for all of the directors are paid quarterly in arrears. No meeting fees are paid, but each director is also reimbursed for expenses incurred as a result of attendance at meetings.

Under the Non-Employee Directors Plan, each non-employee director receives shares of Class A Common that are subject to restrictions generally prohibiting transfer of such shares for a period of 10 years, with any fractional shares paid in cash. The number of shares of Class A Common issued to a director is determined by the following formula: the dollar value of the quarterly installment of the portion of the retainer that is required to be paid in transfer-restricted shares of Class A Common divided by the average closing price of shares of Class A Common on the NYSE at the end of each week during such quarter.

These shares are fully vested on the date of issue, and the director is entitled to all rights of a stockholder, including the right to vote and receive dividends. However, as previously mentioned, the directors are generally required to hold the shares for a period of up to 10 years from the last day of the calendar quarter for which the shares were earned and, during that ten-year holding period, the shares cannot be assigned, pledged, hypothecated or otherwise transferred except by will or by laws of descent and distribution, in the event of divorce pursuant to a qualified domestic relations order or to a trust or partnership for the benefit of the director or his or her spouse, children or grandchildren. The transfer restrictions lapse earlier in the event of:

•	death, cessation of service due to permanent disability or five years from the date the director is no longer on the Board;

•	the date that a director is both no longer a member of our Board and has reached age 70; or

•	at such other time as determined by the Board in its sole discretion.

In addition, each director may elect to receive Class A Common in lieu of cash for up to 100% of the balance of the retainer. These Voluntary Shares are not subject to the foregoing restrictions. Under the Non-Employee Directors Plan, no director may receive more than 30,000 shares of Class A Common in any calendar year. No Voluntary Shares were granted to directors for 2023.

Each director also received (1) $50,000 in Company-paid life insurance; (2) Company-paid accidental death and dismemberment insurance for the director and spouse; (3) reimbursement of insurance premiums for personal excess liability insurance for specified directors; and (4) $5,000 in matching charitable contributions for participating directors.

PROPOSAL 2 - ADVISORY VOTE TO APPROVE THE COMPANY’S NAMED EXECUTIVE OFFICER COMPENSATION

As required by the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd Frank Act”), and Section 14A of the Exchange Act, we are asking our stockholders to cast a non-binding advisory vote on the Company’s Named Executive Officer (“NEO”) compensation, commonly referred to as a “say-on-pay” vote. The vote is not intended to address specific items of compensation, but rather the overall compensation of our NEOs and the policies and practices described in this Proxy Statement.

At our 2023 annual meeting, the compensation of our NEOs received approval from over 96% of the stockholder votes cast. We believe that this result demonstrates our stockholders’ endorsement of our Compensation and Human Capital Committee’s executive compensation decisions and policies.

We encourage stockholders to read the Executive Compensation Information section of this Proxy Statement, including the Compensation Discussion and compensation tables (and relative narrative), for a more detailed discussion of our compensation programs and policies.

Action Requested

The Board asks stockholders to vote on the following advisory resolution:

“RESOLVED, THAT THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS, AS DESCRIBED IN THE COMPENSATION DISCUSSION, THE COMPENSATION TABLES AND RELATED NARRATIVE DISCUSSION IN THE COMPANY’S 2024 PROXY STATEMENT, IS HEREBY APPROVED.”

Nature and Frequency of Stockholder Vote

Although the say-on-pay vote is advisory and non-binding, the Board and its Compensation and Human Capital Committee value the views of our stockholders and expect to consider the voting results in connection with future compensation policies and decisions. The Board has determined that holding an annual advisory say-on-pay vote is appropriate for the Company at this time. While our compensation programs are designed to promote a long-term connection between pay and performance, our Board believes an annual vote allows stockholders to provide immediate and direct input on our executive compensation plans. We expect the next say-on-pay vote to be held at the 2025 annual meeting of stockholders.

YOUR BOARD RECOMMENDS THAT YOU VOTE “FOR” PROPOSAL 2 TO

APPROVE, ON AN ADVISORY BASIS, THE COMPANY’S NAMED EXECUTIVE

OFFICER COMPENSATION.

PROPOSAL 3 - APPROVAL OF AN AMENDMENT TO THE COMPANY’S AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO EXPAND THE EXCULPATION PROVISION TO LIMIT LIABILITY OF CERTAIN OFFICERS

The Certificate of Incorporation currently limits the monetary liability of directors in certain circumstances pursuant to and consistent with Section 102(b)(7) of the Delaware General Corporation Law (“DGCL”). Effective August 1, 2022, Section 102(b)(7) of the DGCL was amended to enable Delaware corporations to limit the liability of certain officers in limited circumstances. In light of this update, we are proposing to amend our Certificate of Incorporation to provide for the exculpation of certain of the Company’s officers in specific circumstances, as permitted by Delaware law.

Delaware law only permits, and our proposed amendment would only permit, exculpation of certain officers for direct claims (as opposed to derivative claims made by stockholders on behalf of the corporation) and would not apply to breaches of the duty of loyalty, acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, or any transaction in which the officer derived an improper personal benefit. The proposed amendment would not be retroactive to any act or omission occurring prior to its effective date. Further, the exculpation provision would only apply to certain officers, namely a person who (during the course of conduct alleged to be wrongful) (i) is or was president, chief executive officer, chief operating officer, chief financial officer, chief legal officer, controller, treasurer or chief accounting officer; (ii) is or was identified in the Company’s public filings with the SEC as one of the most highly compensated executive officers of the Company; or (iii) has, by written agreement with the Company, consented to be identified as an officer for purposes of accepting service of process.

These proposed limits on the scope of our officers’ liability are intended to strike a balance between stockholders’ interest in accountability and their interest in the Company being able to attract and retain quality officers. The NCG Committee and the Board considered the benefits and detriments of eliminating our officers’ personal liability under certain circumstances. Adopting the proposed amendment would better position the Company to attract top officer candidates and retain our current officers and enable the Company to assure those persons that exculpation under certain circumstances is available. The nature of the role of officers often requires them to make decisions on crucial matters and in response to time-sensitive opportunities and challenges, which can create substantial risk of investigations, claims, actions, suits, or proceedings seeking to impose liability based on hindsight regardless of merit, especially in the current litigious environment. Limiting our current and prospective officers’ concern about the risk of personal liability would empower them to best exercise their business judgment in furtherance of the interests of the Company and our stockholders.

The Board has considered the narrow class and type of claims for which officers’ liability would be exculpated and the benefits the Board believes would accrue to the Company and its stockholders – namely, an enhanced ability to attract and retain talented officers – and has determined that it would be advisable and in the best interest of the Company and our stockholders to amend the Certificate of Incorporation as described herein.

We expect that failing to adopt the proposed amendment could impact our ability to recruit and retain exceptional officer candidates who determine that the potential exposure to liabilities, costs of defense, and other risks of proceedings exceeds the benefits of serving as an officer of the Company.

The discussion above is qualified in its entirety by reference to the full text of the proposed amendment, which is attached hereto as Appendix A.

YOUR BOARD RECOMMENDS THAT YOU VOTE “FOR” PROPOSAL 3 TO

APPROVE THE PROPOSED AMENDMENT TO THE CERTIFICATE OF INCORPORATION.

PROPOSAL 4 - RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS

THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2024

The Audit Review Committee selected EY as the principal independent registered public accounting firm for the current fiscal year for us and our subsidiaries. The Audit Review Committee considered carefully EY’s performance and its independence with respect to the services to be performed. The Audit Review Committee is responsible for the audit fee negotiations associated with EY’s retention. In connection with the mandated rotation of the lead audit partner, the Audit Review Committee and its Chairman will continue to be directly involved in the selection of EY’s lead audit partner. The Audit Review Committee annually evaluates EY’s performance and determines whether to reengage the independent registered public accounting firm.

While we are not required to obtain stockholder ratification of the appointment of EY as our independent registered public accounting firm, our Board believes that stockholder ratification is a sound governance practice.

YOUR BOARD RECOMMENDS THAT YOU VOTE “FOR”

PROPOSAL 4 TO RATIFY THE APPOINTMENT OF ERNST & YOUNG LLP

AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2024.

It is expected that EY representatives will attend the Annual Meeting and have an opportunity to make a statement, if desired. If in attendance, the representative will be available to answer appropriate questions.

If our stockholders fail to vote in favor of the appointment of EY, the Audit Review Committee will take such actions as it deems necessary. Even if the appointment of EY is ratified, the Audit Review Committee may select a different independent registered public accounting firm at any time during fiscal year 2024 if it determines such a change would be in the best interests of the Company and its stockholders.

Pre-Approval of Audit and Permitted Non-Audit Services

The Audit Review Committee charter requires that all audit and permitted non-audit services provided by our independent registered public accounting firm must be pre-approved by our Audit Review Committee. These services may include audit services, audit-related services, tax services and, in limited circumstances, other services. For 2023, the Audit Review Committee authorized us to engage EY for specific audit, audit-related, and tax services up to specified fee levels.

Fee Information

Fees for professional services provided by our auditors in 2023 and 2022 are included in the table below:

	2023	2022
Audit Fees (1)	$1,598,460	$1,553,162
Audit-Related Fees (2)	243,114	0
Tax Fees (3)	3,776	5,683
All Other Fees	0	0
Total	$1,845,350	$1,558,845

(1)

“Audit Fees” principally include services rendered by EY for the audit of our annual financial statements and internal controls, the reviews of the interim financial statements included in our Forms 10-Q and services provided in connection with statutory audits and regulatory filings with the SEC.

(2)	“Audit-Related Fees” include assurance and related services rendered by EY for accounting advisory matters, including due diligence services in connection with the acquisition of HealthBeacon PLC.

(3)	“Tax Fees” include tax consultation related services rendered by EY for certain routine tax matters.

PROPOSAL 5 - APPROVAL OF THE AMENDMENT AND RESTATEMENT OF THE HAMILTON BEACH BRANDS HOLDING COMPANY NON-EMPLOYEE DIRECTORS’ EQUITY COMPENSATION PLAN

We are asking our stockholders to approve the Hamilton Beach Brands Holding Company Non-Employee Directors’ Equity Compensation Plan, further amended and restated effective May 9, 2024 (the “2024 Revised Directors’ Plan”), that was approved by the Company’s Compensation and Human Capital Committee and adopted by the Board on February 19, 2024. The original Hamilton Beach Brands Holding Company Non-Employee Directors’ Equity Compensation Plan was approved by the stockholders in 2017 (the “Original Directors’ Plan”), and was last amended and restated by approval of the stockholders effective May 18, 2021 (the “Current Directors’ Plan”). If approved by our stockholders, the 2024 Revised Directors’ Plan will succeed the Current Directors’ Plan.

Our principal reason for adopting the 2024 Revised Directors’ Plan is to increase the number of shares of Class A Common Stock, par value $0.01 per share, available for issuance. Stockholder approval of the 2024 Revised Directors’ Plan will make available for awards under the 2024 Revised Directors’ Plan an additional 400,000 shares (as described below and in the 2024 Revised Directors’ Plan), in addition to the remaining shares available for issuance under the Current Directors’ Plan. This additional amount of shares will be subject to adjustment as described in the 2024 Revised Directors’ Plan, including under the share counting rules of such 2024 Revised Directors’ Plan.

In approving the 2024 Revised Directors’ Plan, the Board made the following material changes, along with certain other conforming or clarifying revisions and non-substantive changes, to the Current Directors’ Plan:

•

Increase in Shares Available for Awards: Effective May 9, 2024, the total pool of shares of Class A Common approved under the 2024 Revised Directors’ Plan will be 900,000 shares (consisting of 200,000 shares approved by the Company’s stockholders in 2017, plus the 300,000 shares approved by the Company’s stockholders in 2021, plus the additional 400,000 shares being requested for approval by the Company’s stockholders here in 2024). For more information regarding the shares available for issuance, see the section below entitled “Why You Should Vote for Proposal 5.”

•

Extension of Plan Term: The Current Directors’ Plan provides that no Mandatory Shares or Voluntary Shares (as such terms are defined below) may be issued under the Current Directors’ Plan on or after May 18, 2031. The 2024 Revised Directors’ Plan extends this end date to May 9, 2034.

Why You Should Vote for Proposal 5

The 2024 Revised Directors’ Plan authorizes our Board to provide quarterly retainers to our non-employee directors that are payable partly in cash and partly in shares of Class A Common to further align the interests of our non-employee Directors with the stockholders of the Company.

We believe our future success depends in part on our ability to attract, motivate, and retain high-quality non-employee directors. The ability to provide equity-based awards under the 2024 Revised Directors’ Plan is critical to achieving this goal. We would be at a severe competitive disadvantage if we could not use share-based awards to recruit and compensate our non-employee directors.

We also believe that equity compensation motivates non-employee directors to focus appropriately on actions that enhance stockholder value because they will share in that value enhancement through improved share price performance. Our equity compensation also helps to retain our non-employee directors and to promote a focus on sustained enhancement of stockholder value because our equity compensation awards generally are subject to lengthy transfer restrictions.

As of March 1, 2024, 73,458 shares of Class A Common remained available for issuance under the Current Directors’ Plan. If the 2024 Revised Directors’ Plan is not approved, we may deem it necessary to increase significantly the cash component of our non-employee director compensation. This approach may not necessarily align compensation interests with the investment interests of our stockholders to the same extent as equity-based awards. Replacing equity awards with cash also would increase cash compensation expenses and would use cash that could be better utilized for other purposes.

The following summary provides our view of: (1) aggregated information regarding the dilution associated with the Current Directors’ Plan and the potential stockholder dilution that would result if the proposed share increase under the 2024 Revised Directors’ Plan is approved and (2) our share burn rate. Please note that we are also seeking approval of additional new shares under the amendment and restatement of the Hamilton Beach Brands Holding Company Executive Long-Term Equity Incentive Plan, as described further in Proposal 6, and you may want to take the information set forth in Proposal 6 into consideration when evaluating this Proposal 5 to fully determine the consequences of both proposed share increases.

Under the terms of the Current Directors’ Plan and the Original Directors’ Plan, a maximum of 500,000 shares of Class A Common were made available to be issued as Mandatory Shares and Voluntary Shares. Of this total amount, 426,542 shares of Class A Common had been issued (which represented approximately 4.1% of our outstanding Class A Common) and 73,458 shares of Class A Common remained available for issuance as of March 1, 2024. The shares of Class A Common remaining available for issuance under the Current Directors’ Plan (a portion of which will be issued in April 2024 in connection with quarterly retainer payments) represented approximately 0.7% of our outstanding Class A Common as of March 1, 2024.

Upon approval of the 2024 Revised Directors’ Plan and the additional shares requested herein, the total enumerated share pool for the 2024 Revised Directors’ Plan will be 900,000 shares (consisting of 200,000 shares of Class A Common that were approved by the Company’s stockholders in 2017, plus the 300,000 shares of Class A Common that were approved by the Company’s stockholders in 2021, plus an additional 400,000 shares of Class A Common to be approved by the stockholders at the 2024 Annual Meeting (subject to adjustments as described in the 2024 Revised Directors’ Plan)). As a result, upon approval of the 2024 Revised Directors’ Plan, the maximum number of shares available for future issuance on or after the effective date of the 2024 Revised Directors’ Plan as Mandatory Shares and Voluntary Shares will be increased by 400,000 shares of Class A Common (subject to adjustments as described in the 2024 Revised Directors’ Plan). This new share request of 400,000 shares represents approximately 3.9% of our outstanding Class A Common shares as of March 1, 2024. This percentage represents our view of the additional potential simple dilution of Class A Common that could occur if the 2024 Revised Directors’ Plan is approved.

Based on the NYSE closing price for our Class A Common on March 1, 2024 ($18.05 per share), the aggregate market value of the new 400,000 shares of Class A Common that will be available for future issuance under the 2024 Revised Directors’ Plan was $7,220,000.

In 2021, 2022, and 2023, we issued Mandatory Shares and Voluntary Shares under the Original Directors’ Plan and the Current Directors’ Plan, as applicable, in the amounts of 57,735 shares, 90,223 shares and 100,238 shares, respectively. Based on our basic weighted average shares of Class A Common outstanding for those three years of 9,858,541 shares, 10,084,204 shares, and 10,392,904 shares, respectively, for the three-year period 2021-2023, our average burn rate was 0.81% (and our individual years’ burn rates were 0.59% for 2021, 0.89% for 2022, and 0.96% for 2023).

In determining the number of shares to request for approval under the 2024 Revised Directors’ Plan, our management team worked with the Compensation and Human Capital Committee to evaluate a number of factors, including our recent share usage and plan submission reaction in 2021, plus the facts that (1) we perform an in-depth analysis of our Board compensation package on a triennial basis (and interim reviews at other times) and (2) non-employee directors have the option to receive their entire fees in the form of Voluntary Shares, which would substantially increase the number of shares required under the 2024 Revised Directors’ Plan.

If the 2024 Revised Directors’ Plan is approved, we intend to utilize the shares authorized under the 2024 Revised Directors’ Plan to continue our practice of incentivizing directors through equity grants. We currently anticipate that the new 400,000 shares that will be available under the 2024 Revised Directors’ Plan will last for approximately four years (coinciding with the request described further below under Proposal 6), based on our recent grant rates, the number of directors and the approximate current share price, but the shares authorized could last for a different period of time if (1) actual practice does not match recent grant rates, (2) our share price changes materially, or (3) individual directors elect to receive a higher percentage of their compensation in Voluntary Shares. Our Board would retain discretion to determine the amounts of the retainers for our non-employee directors. Any additional future benefits that may be received by participants of the 2024 Revised Directors’ Plan are not determinable at this time.

We believe we have demonstrated a commitment to sound equity compensation practices. We recognize that equity compensation awards dilute stockholder equity, so we have managed our equity incentive compensation carefully. Our equity compensation practices are intended to be competitive and consistent with market practices, and we believe our historical share usage has been responsible and mindful of stockholder interests, as previously described.

In evaluating this Proposal 5, stockholders should consider all of the information in this Proposal 5.

The following summary of the 2024 Revised Directors’ Plan is qualified in its entirety by reference to the 2024 Revised Directors’ Plan attached to the Proxy Statement as Appendix B.

Purpose. The purpose of the 2024 Revised Directors’ Plan is to provide for payment to the non-employee directors of the Company of a portion of their annual retainers in capital stock of the Company to further align the interests of the directors with the stockholders of the Company and thereby help promote the long-term interests of the Company. The 2024 Revised Directors’ Plan is not a retirement plan.

Administration and Eligibility. The 2024 Revised Directors’ Plan generally will continue to be administered by the Board and Compensation and Human Capital Committee. The Board may alter or amend the 2024 Revised Directors’ Plan or terminate it entirely. However, amendments to the 2024 Revised Directors’ Plan will be subject to stockholder approval to the extent required by applicable law or stock exchange requirements. Furthermore, no such action may adversely affect a non-employee director’s rights (in a material manner) with regard to Mandatory Shares or Voluntary Shares previously issued or transferred to a director or that were earned by but not yet issued to the director, without the director’s consent. All non-employee directors of the Company are included automatically as participants in the 2024 Revised Directors’ Plan. As of March 1, 2024, 10 individuals are in the class of participants for the 2024 Revised Directors’ Plan. The basis for participation in the 2024 Revised Directors’ Plan is election or appointment as a Company non-employee director.

Terms and Conditions. Under the 2024 Revised Directors’ Plan, directors are required to receive a portion of their annual retainer (as determined by the Board) in shares of Class A Common (in 2024, $150,000 out of $250,000 for Mr. Alfred M. Rankin, Jr. and $110,000 out of $175,000 for each other director) (“Mandatory Shares”). Directors also may elect to receive all or part of the remainder of the retainer and all other fees in the form of shares of Class A Common (“Voluntary Shares”). The only type of equity available under the 2024 Revised Directors’ Plan is Class A Common; the 2024 Revised Directors’ Plan does not provide stock options. The number of shares of Class A Common issued to a director is determined by taking the dollar value of the amount to be received in Mandatory Shares or Voluntary Shares and dividing it by the average closing price of Class A Common on the NYSE at the end of each week during the calendar quarter. The amount of any fractional shares will be paid in cash. Further, shares paid under the 2024 Revised Directors’ Plan are subject to pro-ration in the event a non-employee director begins or ceases service during a calendar quarter. Shares issued under the 2024 Revised Directors’ Plan may be shares of original issuance, treasury shares, or a combination of the two.

Mandatory Shares are fully vested on the date of payment, and the director is entitled to ownership rights in such shares, including the right to vote and receive dividends. However, the directors generally are required to hold Mandatory Shares for a period of ten years from the last day of the calendar quarter for which the Mandatory Shares were earned and, during that ten-year holding period, the Mandatory Shares cannot be assigned, pledged, or otherwise transferred except (1) by will or the laws of descent and distribution, (2) in the event of divorce, subject to certain limitations described in the 2024 Revised Directors’ Plan, or (3) to a trust or partnership for the benefit of the director or his spouse, children, or grandchildren (in which case the transfer restrictions remain in effect). The transfer restrictions lapse earlier on the first to occur of (a) death or permanent disability, (b) five years from the date the director retires from the Board, (c) the date the director has both retired from the Board and reached age 70, or (d) such other time as determined by the Board in its sole discretion. Voluntary Shares are not subject to such restrictions.

Subject to adjustment as described in the 2024 Revised Directors’ Plan, in no event will any non-employee director receive in any calendar year more than 30,000 shares of Class A Common, in the aggregate, under the 2024 Revised Directors’ Plan.

Adjustments. The Compensation and Human Capital Committee will make or provide for such adjustments in the share price used to determine share payouts, the kind of shares that may be issued or transferred under the 2024 Revised Directors’ Plan, the number of shares of Class A Common issuable in the aggregate and to individual directors under the 2024 Revised Directors’ Plan, the number of outstanding Mandatory Shares for each non-employee director, and the terms applicable to Mandatory Shares and Voluntary Shares, as the Compensation and Human Capital Committee (in its sole discretion, exercised in good faith) determines is equitably required to reflect (a) any stock dividend, stock split, combination of shares, recapitalization or any other change in the capital structure of the Company, (b) any merger, consolidation, spin-off, split-up, reorganization, partial or complete liquidation, or other distribution of assets or issuance of rights or warrants to purchase securities, or (c) any other corporate transaction or event having an effect similar to any of the foregoing (collectively, the “Extraordinary Events”). Further, in the event of any Extraordinary Event, the Compensation and Human Capital Committee may provide in substitution for any or all outstanding Mandatory Shares or Voluntary Shares such alternative consideration (including cash), if any, as it, in good faith, may determine to be equitable under the circumstances and shall require in connection therewith the surrender of all Mandatory Shares or Voluntary Shares so replaced.

Effective Date and Plan Term. The 2024 Revised Directors’ Plan will be effective May 9, 2024, subject to the approval of the 2024 Revised Directors’ Plan by the stockholders of the Company as of such date. No Mandatory Shares or Voluntary Shares may be issued or transferred under the 2024 Revised Directors’ Plan on or after May 9, 2034. Shares issued or transferred prior to the termination of the 2024 Revised Directors’ Plan generally will continue to be subject to the terms of the 2024 Revised Directors’ Plan following termination.

Federal Income Tax Consequences. This brief summary of certain Federal income tax consequences under the 2024 Revised Directors’ Plan, based on tax laws currently in effect, is presented for the information of stockholders considering how to vote on this Proposal and not for 2024 Revised Directors’ Plan participants. It is not intended to be complete and does not describe Federal taxes other than income taxes (such as Medicare or Social Security taxes), or state, local, or foreign tax consequences. The recipient generally will be required to include as taxable ordinary income in the year of receipt of a retainer payment an amount equal to the amount of cash received and the fair market value of any Required and Voluntary Shares received.

Registration with the SEC. We intend to file a Registration Statement on Form S-8 relating to the issuance of the additional shares of Class A Common requested under the 2024 Revised Directors’ Plan with the SEC pursuant to the Securities Act of 1933, as amended, as soon as practicable after approval of the 2024 Revised Directors’ Plan by our stockholders.

Final 2023 Awards and Estimated 2024 Awards. Stock awards under the Current Directors’ Plan for 2023 issued to the non-employee directors of the Company are shown in the Director Compensation Table. Stock awards under the 2024 Revised Directors’ Plan for 2024 and thereafter are not currently determinable but will be equal to the sum of the Mandatory Shares and Voluntary Shares for each director. Since the number of Voluntary Shares is dependent on the directors’ elections and not currently determinable, the following chart shows the anticipated cash value of the Mandatory Shares for the retainer of non-employee directors under the 2024 Revised Directors’ Plan for 2024 (the number of shares of Class A Common subject to issuance will be determined at the time of such issuance) (please also see the New Plan Benefits table under Proposal 6):

New Plan Benefits – 2024 Revised Directors’ Plan

Name and Position (1)	Dollar Value (2)
Gregory H. Trepp – CEO	$—
R. Scott Tidey – President	$—
Lawrence K. Workman, Jr. – Senior Vice President, General Counsel and Secretary	$—
Executive Group (4 persons) (3)	$—
Non-Executive Director Group (10 persons)	$1,140,000
Non-Executive Officer Employee Group (39 persons) (3)	$—

(1)	The only persons who are eligible to participate in the 2024 Revised Directors’ Plan are the non-employee directors of the Company.

(2)

The dollar value shown is equal to $110,000 of the annual retainer of $175,000 payable in shares of Class A Common to each of the non-employee directors for 2024, plus $150,000 of the annual retainer of $250,000 payable in shares of Class A Common to Mr. Alfred M. Rankin, Jr.

(3)

Executive officers and non-executive officer employees of the Company or its subsidiary are not eligible to participate in the 2024 Revised Directors’ Plan. Although Mr. Trepp serves on our Board, he is ineligible to participate in the 2024 Revised Directors’ Plan.

Other Information. Executive officers and non-executive officer employees of the Company have not participated in the Current Directors’ Plan, either individually or as a group, while serving in such role. As of March 1, 2024, the following persons or groups have previously received transfer-restricted shares under the Original Directors’ Plan or the Current Directors’ Plan for 2017-2023: (1) 40,669 shares by Mr. Belgya; 40,669 shares by Mr. Butler; 34,792 shares by Mr. Furlow; 40,669 shares by General Jumper; 40,669 shares by Mr. LaBarre; 40,669 shares by Mr. Miller; 51,841 shares by Mr. Alfred M. Rankin, Jr.; 40,669 shares by Mr. Thomas T. Rankin; 45,226 shares by Mr. Ratner; 0 shares by Mr. Trepp; and 34,520 shares by Ms. Williams; and (2) 410,393 shares for our current non-employee directors, as a group. No transfer-restricted shares have been received under the Original Directors’ Plan or the Current Directors’ Plan by any of the Named Executive Officers, the current executive officers as a group, any associates of the directors or executive officers, or the non-executive officer employees as a group (and, except as noted above, no one has received 5% or more of the transfer-restricted shares under such plans).

If the 2024 Revised Directors’ Plan is not approved by Company stockholders, cash payments may be made with respect to all non-employee director compensation earned for services rendered on or after May 9, 2024.

YOUR BOARD RECOMMENDS THAT YOU VOTE “FOR” PROPOSAL 5 TO APPROVE THE 2024 REVISED DIRECTORS’ PLAN

PROPOSAL 6 - APPROVAL OF THE AMENDMENT AND RESTATEMENT OF THE HAMILTON BEACH BRANDS HOLDING COMPANY EXECUTIVE LONG-TERM EQUITY INCENTIVE PLAN

We are also asking our stockholders to approve the Hamilton Beach Brands Holding Company Executive Long-Term Equity Incentive Plan, further amended and restated effective March 1, 2024 (the “2024 Revised Long-Term Equity Plan”), that was approved by the Company’s Compensation and Human Capital Committee and adopted by the Board on February 19, 2024. The original Hamilton Beach Brands Holding Company Executive Long-Term Equity Incentive Plan was approved by the stockholders in 2017 (the “Original Long-Term Equity Plan”), was amended and restated effective March 1, 2020 (the “2020 Long-Term Equity Plan”), and was last amended and restated effective March 1, 2022 (the “Current Long-Term Equity Plan”). If approved by our stockholders, the 2024 Revised Long-Term Equity Plan will succeed the Current Long-Term Equity Plan, will be effective as of March 1, 2024, and will be used for issuances after May 9, 2024.

There were originally approved for use under the Original Long-Term Equity Incentive Plan a total of 650,000 shares of Class A Common, subject to adjustment as provided in the Original Long-Term Equity Plan. No further shares were requested or approved by the stockholders in 2020 when the 2020 Long-Term Equity Plan was approved. When the Current Long-Term Equity Plan was approved in 2022, it added an additional 600,000 shares of Class A Common for use for new grants on or after March 1, 2022 (subject to adjustment, including under the share counting rules of the Current Long-Term Equity Plan) and extended the end of the term of the Current Long-Term Equity Plan from September 28, 2027 to March 1, 2032.

Our primary reasons for requesting stockholder approval of the 2024 Revised Long-Term Equity Plan are to (1) make available for awards under the 2024 Revised Long-Term Equity Plan an additional 700,000 shares of Class A Common (as described below and in the 2024 Revised Long-Term Equity Plan document itself) for use for issuances after May 9, 2024, with such amount of additional shares subject to adjustment, including under the share counting rules of the 2024 Revised Long-Term Equity Plan, and (2) further extend the end of the term of the 2024 Revised Long-Term Equity Plan from March 1, 2032 to March 1, 2034.

In approving the 2024 Revised Long-Term Equity Plan, the Board made the following material changes, along with certain other conforming or clarifying revisions and non-substantive changes, to the Current Long-Term Equity Plan:

•

Increase in Shares Available for Awards: Effective March 1, 2024, the number of shares of Class A Common approved under the 2024 Revised Long-Term Equity Plan will be 1,950,000 shares (consisting of 650,000 shares approved by the Company’s stockholders in 2017, plus an additional 600,000 shares of Class A Common approved by the Company’s stockholders in 2022, plus the additional 700,000 shares being requested for approval by the Company’s stockholders here in 2024). For more information regarding the shares available for issuance, see the section below entitled “Why You Should Vote for Proposal 6.”

•

Extension of Plan Term: The Current Long-Term Equity Plan provides that in no event will Award Shares be issued or transferred under the Current Long-Term Equity Plan on or after March 1, 2032. The 2024 Revised Long-Term Equity Plan extends this end date to March 1, 2034.

•

Clarification of Performance Objective Adjustment Authority: Awards under the 2024 Revised Long-Term Equity Plan will be subject to the achievement of performance objectives as determined by the Compensation and Human Capital Committee. The 2024 Revised Long-Term Equity Plan clarifies that the Compensation and Human Capital Committee may modify such performance objectives (or goals or actual levels of achievement relating thereto) if a change in the business, operations, corporate structure or capital structure of the Company, or the manner in which it conducts its business, or other events or circumstances, render the performance objectives unsuitable.

•	Revision of Retirement Definition: Due to the planned termination of the Company’s pension plan, the definition of retirement under the 2024 Revised Long-Term Equity Plan was revised to remove reference to the pension plan, leaving qualification as termination of employment after reaching age 65, or age 60 with at least five years of service to the Company and/or its subsidiaries.

•

Revision of Clawback Policy Provisions: The 2024 Revised Long-Term Equity Plan contains updated provisions clarifying that awards granted thereunder (plus related payments or benefits) are subject to the terms and conditions of the Company’s clawback policies (including the new NYSE-compliant clawback policy) as in effect from time to time in accordance with such policies’ terms.

Why You Should Vote for Proposal 6

The 2024 Revised Long-Term Equity Plan continues to authorize our Compensation and Human Capital Committee to provide performance-based award opportunities that are payable partly in cash and partly in Class A Common shares for the purpose of providing certain key employees with incentives and rewards for performance.

We believe our future success continues to depend in part on our ability to attract, motivate, and retain high-quality employees, and the ability to provide equity-based and incentive-based awards under the 2024 Revised Long-Term Equity Plan is critical to achieving this goal. We would be at a severe competitive disadvantage if we could not use share-based awards to recruit and compensate our officers and key employees.

The use of Class A Common shares as part of our compensation program is important because it fosters a pay-for-performance culture that is an important element of our overall compensation philosophy. We believe equity compensation provides additional motivation for employees to create stockholder value because the value they realize from their equity compensation is based on our stock price performance.

Equity compensation also aligns the compensation interests of our key employees with the investment interests of our stockholders and promotes a focus on long-term value creation because our equity compensation awards are generally subject to performance criteria and lengthy holding periods.

As of March 1, 2024, 553,341 shares of Class A Common remained available for issuance under the Current Long-Term Equity Plan, but in March 2024 we used approximately 241,947 of these remaining shares in settlement of 2023 awards under the Current Long-Term Equity Plan. If the 2024 Revised Long-Term Equity Plan is not approved, we may be compelled to increase significantly the cash component of employee compensation. This approach may not necessarily align employee compensation interests with the investment interests of our stockholders. Replacing equity awards with cash also would increase cash compensation expenses and consume cash that could be better utilized for other purposes.

The following summary provides our view of (1) aggregated information regarding the dilution associated with the Current Long-Term Equity Plan and the potential stockholder dilution that would result if the proposed share increase under the 2024 Revised Long-Term Equity Plan is approved and (2) our share burn rate. Please note that we are also seeking approval of additional new shares under the amendment and restatement of the Current Directors’ Plan, as described further in Proposal 5, and you may want to take the information set forth in Proposal 5 into consideration when evaluating this Proposal 6 to fully determine the consequences of both proposed share increases.

Under the terms of the Current Long-Term Equity Plan, a maximum of 1,250,000 shares were approved for awards (including 650,000 shares of Class A Common originally approved for awards under the Original Long-Term Equity Plan and the 2020 Long-Term Equity Plan, and 600,000 shares of Class A Common approved by stockholders in 2022 under the Current Long-Term Equity Plan) (subject to adjustments as described in the Current Long-Term Equity Plan). Of this total amount, 696,659 shares of Class A Common had been issued (which represented approximately 6.8% of our outstanding Class A Common) and 553,341 shares of Class A Common remained available for issuance as of March 1, 2024. The shares of Class A Common remaining available for issuance represented approximately 5.4% of our outstanding Class A Common shares as of March 1, 2024. In addition, in March 2024, we used approximately 241,947 of these remaining shares in settlement of 2023 awards under the Current Long-Term Equity Plan (representing approximately 2.2% of our outstanding Class A Common shares as of March 1, 2024).

Upon approval of the 2024 Revised Long-Term Equity Plan and the additional shares requested herein, the total enumerated share pool for the 2024 Revised Long-Term Equity Plan will be 1,950,000 shares (consisting of the 650,000 shares of Class A Common that were initially available under the Original Long-Term Equity Plan as approved by stockholders in 2017, plus the additional 600,000 shares of Class A Common that were approved by the stockholders in 2022, plus an additional 700,000 shares of Class A Common to be approved by the stockholders at the 2024 Annual Meeting (subject to adjustments as described in the 2024 Revised Long-Term Equity Plan)). As a result, approval of the 2024 Revised Long-Term Equity Plan will provide an additional 700,000 shares of Class A Common (subject to adjustments as described in the 2024 Revised Long-Term Equity Plan) for awards under the 2024 Revised Long-Term Equity Plan. This new share request of 700,000 shares represents approximately 6.8% of our outstanding Class A Common shares as of March 1, 2024. This percentage represents our view of the additional potential simple dilution of Class A Common that could occur if the 2024 Revised Long-Term Equity Plan is approved.

Based on the NYSE closing price for our Class A Common on March 1, 2024 ($18.05 per share), the aggregate market value of the new 700,000 shares of Class A Common that will be available for future issuance under the 2024 Revised Long-Term Equity Plan was $12,635,000.

In 2021, 2022 and 2023, we issued Award Shares (as defined in the Current Long-Term Equity Plan) under the 2020 Long-Term Equity Plan and the Current Long-Term Equity Plan, as applicable, in the amounts of 158,272 shares, 150,062 shares and 169,227 shares, respectively. Based on our basic weighted average shares of Class A Common outstanding for those three years of 9,858,541 shares, 10,084,204 shares, and 10,392,904 shares, respectively, for the three-year period 2021-2023, our average burn rate was 1.57% (and our individual years’ burn rates were 1.61% for 2021, 1.49% for 2022, and 1.63% for 2023).

In determining the number of shares to request for approval under the 2024 Revised Long-Term Equity Plan, our management team worked with the Compensation and Human Capital Committee to evaluate a number of factors, including our recent share usage and plan submission reaction in 2022, plus total potential dilution level.

If the 2024 Revised Long-Term Equity Plan is approved, we intend to utilize the shares authorized under the 2024 Revised Long-Term Equity Plan to continue our practice of incentivizing certain employees through equity grants. We currently anticipate that the new 700,000 shares that would be available under the 2024 Revised Long-Term Equity Plan would last for approximately four years (coinciding with the request described above under Proposal 5), based on our recent grant rates, the number of expected grantees and the approximate current share price, but the shares authorized could last for a different period of time if actual practice does not match recent grant rates or our share price changes materially. As noted below, our Compensation and Human Capital Committee would retain discretion to determine the number and amount of awards to be granted under the 2024 Revised Long-Term Equity Plan, subject to its terms. Any additional future benefits that may be received by participants under the 2024 Revised Long-Term Equity Plan are not determinable at this time.

We believe we have demonstrated a commitment to sound equity compensation practices. We recognize that equity compensation awards dilute stockholder equity, so we have managed our equity incentive compensation carefully. Our equity compensation practices are intended to be competitive and consistent with market practices, and we believe our historical share usage has been responsible and mindful of stockholder interests, as previously described.

In evaluating this Proposal 6, stockholders should consider all of the information in this Proposal 6.

The following summary of the 2024 Revised Long-Term Equity Plan is qualified in its entirety by reference to the 2024 Revised Long-Term Equity Plan attached to the Proxy Statement as Appendix C.

Purpose. The purpose of the 2024 Revised Long-Term Equity Plan continues to be to further our long-term interests by enabling the Company and its subsidiaries to attract, retain, and reward executive employees who will be in a position to make contributions to the Company by providing long-term incentive compensation opportunities.

Administration and Eligibility. The 2024 Revised Long-Term Equity Plan will generally continue to be administered by the Compensation and Human Capital Committee. The Compensation and Human Capital Committee has authority to, among other things, interpret the 2024 Revised Long-Term Equity Plan and establish rules for its administration (including the guidelines). The Compensation and Human Capital Committee, subject to approval by the Board and certain securities limitations, may amend the 2024 Revised Long-Term Equity Plan or terminate it entirely. However, any such amendment will be subject to stockholder approval to the extent required under applicable law or stock exchange requirements. Furthermore, no such amendment may adversely affect a participant’s rights with regard to an earned but unpaid award, or with regard to Award Shares that previously were issued to the participant.

Salaried employees of the Company and its subsidiaries on a U.S. payroll who, in the judgment of the Compensation and Human Capital Committee, occupy a senior management position capable of contributing to the interests of the Company and who are not an active participant in another long-term plan of the Company may be designated by the Compensation and Human Capital Committee to participate in the 2024 Revised Long-Term Equity Plan. As of March 1, 2024, there were approximately 360 salaried employees of the Company and its subsidiaries on a U.S. payroll who were technically eligible to participate in the 2024 Revised Long-Term Equity Plan. Of this number, approximately 43 employees are in the class of anticipated participants for the 2024 Revised Long-Term Equity Plan. The Compensation and Human Capital Committee approves 2024 Revised Long-Term Equity Plan participants, the performance period, and applicable performance objectives for each award. The basis for participation in the 2024 Revised Long-Term Equity Plan by eligible persons is the selection of such persons by the Compensation and Human Capital Committee in its discretion.

Performance Factors. The Compensation and Human Capital Committee establishes goals and formulas under the 2024 Revised Long-Term Equity Plan based on specified performance objectives of the participants, the Company and its subsidiaries over the award term. Under the terms of the 2024 Revised Long-Term Equity Plan, performance objectives may be described in terms of Company-wide objectives or objectives related to the performance of the individual participant or one or more of the subsidiaries, divisions, business units, departments, regions, functions, or other organizational units of the Company or its subsidiaries. Performance objectives may be measured on an absolute or relative basis. Different groups of participants may be subject to different performance objectives for the same performance period. Relative performance may be measured against other companies or subsidiaries, divisions, departments, regions, functions, or other organizational units within such other companies, or against an index or one or more of the performance objectives themselves. If the Compensation and Human Capital Committee determines that a change in the business, operations, corporate structure or capital structure of the Company, or the manner in which it conducts its business, or other events or circumstances render the performance objectives unsuitable, the Compensation and Human Capital Committee may in its discretion modify such performance objectives or the goals or actual levels of achievement regarding the performance objectives, in whole or in part, as the Compensation and Human Capital Committee deems appropriate and equitable.

Awards. Each year, the Compensation and Human Capital Committee establishes one or more long-term incentive targets for each participant. The awards are expressed in a dollar amount equal to a percentage of the participant’s salary midpoint based on the number of salary points assigned to the participant’s position and the long-term incentive target percentage for that salary point level. This process is explained below under the section entitled “Korn Ferry’s General Industrials Survey — Salary Midpoint.” These amounts are then increased by 15% to account for the immediately taxable nature of the awards. No minimum award levels are established. Maximum award levels, however, will be established for certain performance objectives, even if the maximum performance level is exceeded. Target awards for participants will be pro-rated in the event that they change job levels during the applicable performance period, or otherwise in the discretion of the Compensation and Human Capital Committee, subject to certain limitations as further described in the 2024 Revised Long-Term Equity Plan. Under no circumstances will the amount paid to any participant in a single calendar year as a result of awards under the 2024 Revised Long-Term Equity Plan (including the fair market value of any Award Shares) exceed the greater of (1) $12 million or (2) the fair market value of 500,000 Award Shares, determined at the time of payment.

The Compensation and Human Capital Committee must certify in writing that the pre-established performance thresholds and any other material terms were met or exceeded prior to payment of any final award. Unless waived, the Compensation and Human Capital Committee retains discretionary authority to (1) increase or decrease the amount of any award that otherwise would be payable to a participant or (2) adjust the allocation between the cash portion of the award and the equity portion of the award (in each case, subject to certain limitations as described in the 2024 Revised Long-Term Equity Plan).

Participants generally must be employed by the Company (or, if applicable, its subsidiary) on the last day of the applicable performance period in order to receive payment of an award for such performance period. However:

•

In the event of a change in control (as defined in the plan document), participants employed on the date of the change in control (or who die, become disabled or retire during such performance period and prior to the change in control) will be entitled to receive a pro-rata award for the applicable performance period, in an amount equal to 100% of the long-term target award for the performance period, pro-rated to reflect the period of time the participants were employed during such performance period prior to the change in control.

•

Unless otherwise determined by the Compensation and Human Capital Committee, participants who die, become disabled or retire during an award term will be eligible for an award for the performance period calculated based on actual Company results, prorated to reflect the period of time the participants were employed during the performance period prior to their termination of employment.

•

Unless otherwise determined by the Compensation and Human Capital Committee, awards for participants who are employed by the Company or one of its subsidiaries on the last day of the performance period but are not employed for the entire performance period will be prorated based on the number of days the participant was actually employed by the Company or one of its subsidiaries during such performance period.

•	The Compensation and Human Capital Committee has discretion to provide for payment of an award to a participant who does not meet any of the foregoing conditions.

Awards are allocated by the Compensation and Human Capital Committee between a cash component and an equity component which is paid in shares of the Company’s Class A Common. The number of Award Shares issued to a participant in any award is determined by taking the dollar value of the stock portion of the award and dividing it by the “formula price.” The formula price is the lesser of:

•

the average closing price of Class A Common on the NYSE at the end of each week during the year preceding the commencement of the award year (or such other previous calendar year determined by the Compensation and Human Capital Committee); or

•	the average closing price of Class A Common on NYSE at the end of each week of the applicable performance period.

Award Shares are immediately vested when earned (as determined by the Compensation and Human Capital Committee). Participants have ownership rights in Award Shares, including the right to vote and receive dividends upon receipt of the Award Shares. However, the Award Shares are subject to certain transfer restrictions for a period of up to 10 years from the last day of the performance period (or such other period determined by the Compensation and Human Capital Committee). The transfer restrictions lapse earlier in the event of (1) the participant’s death or disability; or (2) three years (or earlier with the approval of the Compensation and Human Capital Committee) from the date of retirement. The Compensation and Human Capital Committee has the right to release the restrictions at an earlier date, including for payment of educational and medical expenses, home purchase, or other extraordinary circumstances, as permitted under the terms of the plan (subject to the Compensation and Human Capital Committee’s discretion). Shares issued under the 2024 Revised Long-Term Equity Plan may be shares of original issuance or treasury shares or a combination of the two.

Adjustments. The Compensation and Human Capital Committee will make or provide for such adjustment in (1) the total number of Award Shares that may be issued under the 2024 Revised Long-Term Equity Plan, (2) outstanding Award Shares, (3) the “formula price,” and (4) other award terms, as the Compensation and Human Capital Committee in its sole discretion, exercised in good faith, may determine is equitably required to reflect (a) any stock dividend, stock split, combination of shares, recapitalization or any other change in the capital structure of the Company, (b) any merger, consolidation, spin-off, split-off, reorganization, partial or complete liquidation or other distribution of assets, issuance of rights or warrants to purchase securities, or (c) any other corporate transaction or event having an effect similar to any of the foregoing (collectively, the “Extraordinary Events”). Further, in the event of any Extraordinary Event or a change in control, the Compensation and Human Capital Committee may provide in substitution for any or all outstanding Award Shares under the 2024 Revised Long-Term Equity Plan such alternative consideration (including cash), if any, as it, in good faith, may determine to be equitable in the circumstances and shall require in connection therewith the surrender of all target awards or Award Shares or payouts so replaced in a manner that complies with or is exempt from Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and applicable regulations.

Amendment and Termination. The Compensation and Human Capital Committee, subject to approval by the Board, may amend the 2024 Revised Long-Term Equity Plan from time to time or terminate it in its entirety, provided however that, subject to certain provisions of the 2024 Revised Long-Term Equity Plan, no such action (without consent) may adversely affect a participant’s rights in (1) an outstanding award that was previously approved by the Compensation and Human Capital Committee that has not yet been paid, or (2) any Award Shares that were previously issued or transferred. Notwithstanding the foregoing, without further approval by our stockholders, no amendment to the 2024 Revised Long-Term Equity Plan shall (1) materially increase the number of Award Shares that are to be issued or transferred (except pursuant to the adjustment provisions), (2) cause Rule 16b-3 to become inapplicable to any award, or (3) make any other change for which stockholder approval would be required under applicable law or stock exchange requirements.

Plan Term. No Award Shares will be issued or transferred under the 2024 Revised Long-Term Equity Plan on or after March 1, 2034, but, unless otherwise specified by the Compensation and Human Capital Committee, all Award Shares that were issued prior to the termination of the 2024 Revised Long-Term Equity Plan generally will continue to be subject to the terms of the 2024 Revised Long-Term Equity Plan following termination.

Tax Withholding. To the extent the Company or a subsidiary is required to withhold federal, employment state, or local taxes or other amounts in connection with any award paid to a participant under the 2024 Revised Long-Term Equity Plan, and the amounts available for such withholding are insufficient, it will be a condition to the receipt of such award that the participant make arrangements satisfactory to the Company for the payment of the balance of such taxes or other amounts required to be withheld. If a participant’s benefit is to be received in the form of shares of Class A Common, and such participant fails to make arrangements for the payment of taxes or other amounts, then, unless otherwise determined by the Compensation and Human Capital Committee, the Company will withhold shares of Class A Common having a value equal to the amount required to be withheld.

Federal Income Tax Consequences. This brief summary of certain Federal income tax consequences under the 2024 Revised Long-Term Equity Plan, based on tax laws currently in effect, is presented for the information of stockholders considering how to vote on this Proposal and not for 2024 Revised Long-Term Equity Plan participants. It is not intended to be complete and does not describe Federal taxes other than income taxes (such as Medicare or Social Security taxes), or state, local, or foreign tax consequences. No income generally will be recognized upon the grant of a target award. Upon payment in respect of the earn-out of an award, the recipient generally will be required to include as taxable ordinary income in the year of receipt an amount equal to the amount of cash received and the fair market value of any Award Shares received (including any Award Shares withheld by the Company to satisfy tax withholding). To the extent a participant recognizes ordinary income in the circumstances described above, the Company or the subsidiary for which the participant performs services will be entitled to a corresponding deduction provided that, among other items, the income meets the test of reasonableness, is an ordinary and necessary business expense, is not an “excess parachute payment” within the meaning of Code Section 280G and is not disallowed by the $1 million limitation on certain executive compensation under Code Section 162(m).

Registration with the SEC. We intend to file a Registration Statement on Form S-8 relating to the issuance of the additional shares of Class A Common requested under the 2024 Revised Long-Term Equity Plan with the SEC pursuant to the Securities Act of 1933, as amended, as soon as practicable after approval of the 2024 Revised Long-Term Equity Plan by our stockholders.

Final 2023 Awards and Target 2024 Awards. The NEOs’ final awards under the Current Long-Term Equity Plan for the 2023 performance period are shown in the Summary Compensation Table. Final awards under the 2024 Revised Long-Term Equity Plan for the 2024 performance period and thereafter are not currently determinable. In March 2024, the Compensation and Human Capital Committee adopted performance objectives and targets for the awards that may be earned for the one-year performance period ending December 31, 2024. The following chart shows the anticipated target awards for 2024 (the number of shares of Class A Common subject to issuance will be determined at the time of such issuance) (please also see the New Plan Benefits table under Proposal 5):

New Plan Benefits – 2024 Revised Long-Term Equity Plan

Name and Position (1)	Dollar Value (2)
Gregory H. Trepp – CEO	$1,624,904
R. Scott Tidey – President	$468,683
Lawrence K. Workman, Jr. – Senior Vice President, General Counsel and Secretary	$280,761
Executive Group (4 persons)	$2,655,109
Non-Executive Director Group (10 persons) (3)	$—
Non-Executive Officer Employee Group (39 persons)	$2,131,953

(1)

The Compensation and Human Capital Committee has designated only certain senior management employees of the Company and its subsidiaries on U.S. payrolls as participants in the 2024 Revised Long-Term Equity Plan for 2024.

(2)

The amounts include a 15% increase from the Korn Ferry recommended long-term target awards that the Compensation and Human Capital Committee applies to account for the immediately taxable nature of awards under the 2024 Revised Long-Term Equity Plan.

(3)	Non-executive directors are not eligible to participate in the 2024 Revised Long-Term Equity Plan.

Other Information. Non-employee directors have not participated in the Original Long-Term Equity Plan, the 2020 Long-Term Equity Plan or the Current Long-Term Equity Plan, either individually or as a group, while serving in such role. As of March 1, 2024, the following persons or groups have previously received transfer-restricted shares under the Original Long-Term Equity Plan, the 2020 Long-Term Equity Plan or the Current Long-Term Equity Plan for 2017-2023: Mr. Trepp – 233,040 shares; Mr. Tidey – 62,979 shares; Mr. Workman – 11,340 shares; Mr. Alfred M. Rankin, Jr. – 23,255 shares; all current executive officers as a group – 307,359 shares; and all employees of the Company, including all current officers who were not executive officers from 2017-2023, as a group – 366,045 shares. Further, except as already described above, no transfer-restricted shares have been received under the Original Long-Term Equity Plan, the 2020 Long-Term Equity Plan or the Current Long-Term Equity Plan by any of the current non-employee directors or director nominees, or any associates of the directors or executive officers (and no one has received 5% or more of the transfer-restricted shares under such plans).

If the 2024 Revised Long-Term Equity Plan is not approved by Company stockholders by July 1, 2024, then the 2024 Revised Long-Term Equity Plan will not become effective, all grants of target awards made on or after March 1, 2024 for performance periods beginning on or after January 1, 2024 will be rescinded, and the Current Long-Term Equity Plan will remain the form of the Plan thereafter in effect.

YOUR BOARD RECOMMENDS THAT YOU VOTE “FOR” PROPOSAL 6 TO

APPROVE THE 2024 REVISED LONG-TERM EQUITY PLAN.

PART III - EXECUTIVE COMPENSATION INFORMATION

Following are the material elements of our 2023 compensation objectives and policies, as they relate to the NEOs listed in the Summary Compensation Table. This discussion and analysis should be read in conjunction with all accompanying tables, footnotes, and text in the Proxy Statement.

The Company is a smaller reporting company under the SEC’s amended definition of “smaller reporting company.” Although this permits the Company to scale its compensation disclosures to reduced levels, we voluntarily choose to provide many of the compensation-related disclosures required for large public companies. The Company is disclosing compensation for three NEOs—our principal executive officer and the two other most highly compensated executive officers at the end of the fiscal year. These disclosures contain two years of compensation data in the Summary Compensation Table.

Summary of our Named Executive Officer Compensation Program

Our executive compensation program strongly ties the compensation of our NEOs to our short-term and long-term business objectives and to our stockholder interests. Key elements of compensation include base salary, annual incentive compensation, long-term incentive compensation, and defined contribution retirement benefits.

Pay for Performance

We align our executive compensation with corporate performance on both a short-term and long-term basis. In 2023, over 70% of the target compensation for Gregory H. Trepp, who served in that year as our President and Chief Executive Officer, was incentive-based and “at risk” and, as a group, over 50% of the target compensation for all of our other NEOs was incentive-based and “at risk.” See the Total Target Compensation table. In addition, the long-term awards for our NEOs were paid in the form of a combination of cash and shares of Class A Common, described in more detail below, that are subject to significant transfer restrictions (generally, 10 years). The value of these stock awards is at risk based on future Company performance and aligns the interests of our NEOs with those of our stockholders.

Additional information about our named executive officer compensation program:

What We Do	What We Do NOT Do
Equity compensation awards for NEOs generally must be held for 10 years (equity awards cannot be pledged, hedged, or transferred during this time)	We do not provide our NEOs with employment agreements

We provide limited change-in-control protections for all employees that (1) accelerate the time of payment of previously vested incentive benefits and non-qualified retirement benefits and (2) provide for pro-rata target incentive payments for the year of any change-in-control	We do not provide our NEOs with individual change-in-control agreements

We typically set our target compensation at the 50th percentile of our chosen benchmark and deliver compensation above or below this level based on performance	We do not provide our NEOs with any minimum or guaranteed bonuses

We use an independent compensation consultant	We do not take into account our long-term awards when determining retirement benefits

We provide a modest level of perquisites to NEOs (paid in cash) that are determined based on market reasonableness	We do not have active defined benefit plans and only gave our NEOs credit for time worked under our frozen pension plan

Compensation Discussion

Executive Compensation Governance

The Compensation and Human Capital Committee establishes and oversees the administration of the policies, programs and procedures for compensating our NEOs. The members of the Compensation and Human Capital Committee consist solely of independent directors. The Compensation and Human Capital Committee’s responsibilities are listed in the Corporate Governance Information section, under the heading entitled “Description of Committees,” and its charter is available at http://www.hamiltonbeachbrands.com/investors/corporate-governance.

Compensation Committee Interlocks and Insider Participation

The members of the Compensation and Human Capital Committee during 2023 were Mark R. Belgya, John P. Jumper, Dennis W. LaBarre, Michael S. Miller and James A. Ratner. None of our executive officers serves (or has served) on the compensation committee of any entity that has one or more of its executive officers serving as a member of our Compensation and Human Capital Committee.

Named Executive Officers for 2023

The NEOs for 2023 are listed below:

Name	Titles
Gregory H. Trepp	Chief Executive Officer
R. Scott Tidey	President
Lawrence K. Workman, Jr.	Senior Vice President, General Counsel and Secretary

Executive Transitions

The Board appointed R. Scott Tidey to succeed Gregory H. Trepp as President of the Company, effective February 19, 2024. Mr. Trepp, who served as our President and Chief Executive Officer until February 19, 2024, continues to serve as our Chief Executive Officer. For purposes of this Proxy Statement, we refer to Mr. Trepp and Mr. Tidey by their current positions, except as otherwise specified. Mr. Tidey served as Senior Vice President, Consumer Sales & Marketing of Hamilton Beach Brands, Inc. until January 10, 2023, and as Senior Vice President, Global Sales of Hamilton Beach Brands, Inc. until February 19, 2024.

Compensation Consultant

The Compensation and Human Capital Committee receives assistance and advice from Korn Ferry, an internationally recognized compensation consulting firm. The Compensation and Human Capital Committee directly engaged Korn Ferry, and Korn Ferry reports to the Compensation and Human Capital Committee. Korn Ferry also provides advice to and discusses compensation issues directly with management.

Korn Ferry makes recommendations regarding substantially all aspects of compensation for our directors and senior management employees, including the NEOs. Korn Ferry, however, does not design the Company’s compensation programs. For 2023, Korn Ferry was engaged, in general, to make recommendations regarding:

•	Director compensation levels;

•	Salary midpoints, incentive compensation targets (calculated as a percentage of salary midpoint), and total target compensation for senior management positions;

•	Salary point levels, salary midpoints, and incentive targets for new senior management positions and/or changes to current senior management positions; and

•	Salary midpoints and/or range movement for all other employee positions.

All salary point recommendations are determined through consistent application of the Korn Ferry salary point methodology, which is a proprietary method that takes into account the know-how, problem solving and accountability requirements of the position.

A Korn Ferry representative attended one of the Compensation and Human Capital Committee meetings in 2023 and, during that meeting, consulted with the Compensation and Human Capital Committee in executive session without management present. Korn Ferry also provided limited non-executive compensation consulting services to the Company in 2023. The Compensation and Human Capital Committee assessed the independence of Korn Ferry and considered all relevant factors, including the six factors set forth in Rule 10C-1(b)(4)(i)-(vi) under the Exchange Act, that could give rise to a potential conflict of interest with respect to Korn Ferry. Based on this review, we are not aware of any conflict of interest that has been raised by Korn Ferry’s services.

Korn Ferry’s General Industrials Survey — Salary Midpoint

For 2023, Korn Ferry used its proprietary General Industrials Survey as the basis for recommendations concerning total target compensation for our senior management employees, including the NEOs. The General Industrials Survey contains data from a broad group of domestic industrial organizations, ranging in size from approximately $500 million to $1 billion in annual revenue, which reflects the Company’s size. We did not select the entities that comprise this Survey group, and the component entities’ identities were not a material factor in this analysis.

The Compensation and Human Capital Committee chose this Survey as its benchmark because it provides relevant information regarding compensation paid to employees with similar skill sets used in our industry and represents the talent pool from which we recruit. In addition, the use of a broad-based Survey reduces volatility and lessens the impact of cyclical upswings or downturns in any one industry that could otherwise skew the Survey results in any particular year. The Survey provides a competitive framework for recruiting employees from outside our industry.

Using its proprietary salary midpoint methodology, Korn Ferry compares positions of similar scope and complexity with the data contained in the General Industrials Survey. Korn Ferry then derives a median salary level for each salary point level targeted at the 50th percentile of the General Industrials Survey (the “salary midpoint”). The Compensation and Human Capital Committee typically sets target compensation levels at the salary midpoint determined by Korn Ferry because it believes the use of salary midpoints (1) helps ensure our compensation program provides sufficient compensation to attract and retain talented executives and (2) maintains internal pay equity, without overcompensating our employees. Because salary midpoints are based on each salary point level, all employees at a particular salary point level generally have the same salary midpoint. The salary midpoint provided by Korn Ferry then is used to calculate the total target compensation of senior management, including the NEOs.

Compensation Policy, Objectives, and Methodology

The guiding principle of our compensation program is the maintenance of a strong link among an employee’s compensation, individual performance and the performance of the Company or the subsidiary or business unit for which the employee performs services. The primary objectives of our program are to:

•	attract, retain, and motivate talented management;

•	reward management with competitive total compensation for achievement of specific corporate and individual goals;

•	make management long-term stakeholders in the Company;

•	help ensure management’s interests are closely aligned with those of our stockholders; and

•	maintain consistency in compensation.

The Compensation and Human Capital Committee establishes a comprehensively defined “total target compensation” amount for each senior management employee (including each NEO) following rigorous evaluation standards to maintain internal consistency. In this process, the Compensation and Human Capital Committee reviews documentation for the NEOs and other senior management employees that list each employee’s title, salary points, and the following information for the current year, as well as the proposal for the subsequent year:

•	salary midpoint, as determined by Korn Ferry from the General Industrials Survey;

•	cash in lieu of perquisites (if applicable);

•

short-term incentive target dollar amount (determined by multiplying the salary midpoint by a specified percentage of that midpoint, as determined by the Compensation and Human Capital Committee, with advice from Korn Ferry, for each salary grade);

•	long-term incentive target dollar amount (determined in the same manner as the short-term incentive target);

•	total target compensation, which is the sum of the foregoing amounts; and

•	base salary (a defined amount related to the salary midpoint).

In November 2022, the Compensation and Human Capital Committee reviewed compensation information for each NEO to decide whether to make changes to the 2023 compensation program. The Compensation and Human Capital Committee determined that the overall program was consistent with its compensation objectives and did not make any material changes for 2023.

The Compensation and Human Capital Committee views the various components of compensation as related but distinct. While the Compensation and Human Capital Committee determines the salary midpoint based on the information provided from the General Industrials Survey, it generally sets base salary levels between 80% and 120% of salary midpoint. The Compensation and Human Capital Committee also obtains the total target incentive compensation amounts from the General Industrials Survey but determines the mix of short-term and long-term incentives in its discretion, based on its decision regarding how best to motivate employees.

The following table sets forth each component of total target compensation in dollars and as a percentage of the target total compensation for each NEO, as recommended by Korn Ferry and approved by the Compensation and Human Capital Committee for 2023:

TOTAL TARGET COMPENSATION FOR 2023

Named Executive Officers	(A) Salary Midpoint ($)(%)		(B) Cash in Lieu of Perquisites ($)(%)(1)		(C) Short-Term Plan Target ($)(%)		(D) Long-Term Plan Target ($)(%)(2)		(A)+ (B)+ (C)+ (D) Target Total Compensation ($)
Gregory H. Trepp	$852,700	26.4%	$34,992	1.1%	$767,430	23.8%	$1,568,968	48.7%	$3,224,090
R. Scott Tidey	$525,100	40.8%	$19,992	1.6%	$288,805	22.4%	$452,899	35.2%	$1,286,796
Lawrence K. Workman, Jr.	$373,100	48.4%	$15,996	2.1%	$167,895	21.8%	$214,533	27.8%	$771,524

(1)

NEOs are paid a fixed dollar amount of cash in lieu of perquisites. These amounts are paid ratably throughout the year. The dollar amounts provided to NEOs in 2023 reflect a defined perquisite allowance for each senior management employee based on salary point levels, pursuant to a triennial analysis performed by Korn Ferry in 2020 and approved by the Compensation and Human Capital Committee.

(2)

The amounts shown include a 15% increase from the Korn Ferry-recommended long-term incentive target award that the Compensation and Human Capital Committee applies to account for the immediately taxable nature of awards under the Hamilton Beach Brands Holding Company Executive Long-Term Equity Incentive Plan (“Long-Term Equity Plan”).

Target total compensation is supplemented by health and welfare benefits and retirement benefits, which consist of both (1) the Hamilton Beach Brands, Inc. Employees’ Retirement Savings Plan (401(k)) (or “HBB 401(k)”), a tax-qualified defined contribution plan; and (2) the Hamilton Beach Brands, Inc. Excess Retirement Plan (“HBB Excess Plan”), a non-qualified defined contribution plan. Certain NEOs and other employees also are entitled to frozen pension benefits under the Hamilton Beach Brands, Inc. Pension Plan (“HBB Pension Plan”). In addition, the Compensation and Human Capital Committee may award discretionary cash and equity bonuses to employees, including the NEOs.

Base Salary

The Compensation and Human Capital Committee sets annual base salaries intended to be competitive in the marketplace to recruit and retain talented senior management employees. Base salaries provide employees with a set amount of cash during the year with the expectation that they will perform their responsibilities to the best of their abilities and in accordance with our best interests.

For 2023, the Compensation and Human Capital Committee determined the base salary for NEOs by generally taking into account their individual performance for 2022 and the relationship of 2022 base salary to the new 2023 salary midpoint for the salary point level. Salaries generally are set between 80% and 120% of an employee’s salary midpoint. The Compensation and Human Capital Committee also took into account other relevant information, including:

•	general inflation, salary trends and economic forecasts provided by Korn Ferry;

•	general budget considerations and business forecasts provided by management; and

•	any extraordinary personal accomplishments or corporate events that occurred during 2022.

Employees with lower base salaries compared to their salary midpoint and/or superior performance have the potential for larger salary increases. Employees with higher base salaries compared to their salary midpoint and/or who have performed less effectively during the performance period have the potential for smaller or no salary increases.

The following table sets forth base salary for each NEO for 2023, including cash paid in lieu of perquisites:

BASE SALARY FOR 2023

Named Executive Officer	Salary Midpoint ($)	Base Salary ($) and as a Percentage of Salary Midpoint (%) (1)		Salary Increase (%) Compared to 2022 Base Salary (1)	Cash in Lieu of Perquisites ($)
Gregory H. Trepp	$852,700	$808,756	94.9%	3.0%	$34,992
R. Scott Tidey	$525,100	$521,480	99.3%	3.7%	$19,992
Lawrence K. Workman, Jr.	$373,100	$372,783	99.9%	11.9%	$15,996

(1)

For 2023, the Compensation and Human Capital Committee approved the base salary increases for the NEOs primarily to align their salaries more closely to the market for their respective roles. Base salary was also supplemented during 2023 with an additional, separate 2% temporary pay adjustment, which is not reflected in this table, but is described under “2023 Temporary Pay Supplements” below.

2023 Temporary Pay Supplements

Based on an assessment of Company performance in 2022 and macroeconomic considerations, the Company paid a 2% temporary pay supplement for all employees who were actively employed with the Company as of January 1, 2023, including our NEOs. The amount (a total of $16,175 for Mr. Trepp, $10,429 for Mr. Tidey, and $7,456 for Mr. Workman) was paid ratably throughout the year on each paycheck, in addition to each employee’s regular base salary. This temporary supplement was separate from our NEOs’ base salary increase, was limited to the 2023 calendar year, and is reflected in the “Salary” column of the 2023 Summary Compensation Table below.

Incentive Compensation

One of the principles of our compensation program is that senior management employees, including NEOs, generally are compensated based on the performance of the Company and/or the business unit for which the employee performed services. In 2023, all of the NEOs participated in (1) the Hamilton Beach Brands, Inc. Annual Incentive Compensation Plan (“Short-Term Plan”) and (2) the Long-Term Equity Plan.

Overview. Our incentive compensation plans are designed to align the compensation interests of senior management with our short-term and long-term interests. As such, a significant portion of the NEOs’ compensation is linked directly to the attainment of specific financial and operating targets. The Compensation and Human Capital Committee believes a material percentage of NEOs’ compensation should be contingent on the performance of the Company and its subsidiaries. As illustrated on the Total Target Compensation table above, over 70% of Mr. Trepp’s 2023 target compensation was variable or “at risk” and tied to Company performance and, as a group, over 50% of the other NEOs’ target compensation was tied to Company performance. For 2023, the CEO’s incentive compensation payouts exceeded the sum of his fixed payments (base salary plus perquisites) for the year.

The performance criteria and target performance levels for the incentive plans are established within the Compensation and Human Capital Committee’s discretion, and generally are based on management’s recommendations as to the performance objectives of the Company or the particular business unit for the year. Three types of performance targets are used in the incentive plans:

•

Targets Based on Annual Operating Plans. Certain performance targets are based on forecasts contained in the 2023 annual operating plan (“AOP”). With respect to these targets, there is an expectation that these performance targets will be met during the year. If they are not, the participants will not receive all or a portion of the award that is based on these performance criteria. In 2023, the Compensation and Human Capital Committee set the financial performance targets under the Short-Term Plan against the 2023 AOP so that employees would receive an incentive payout if they achieved AOP results in the short-term. However, the entry level and maximum payment limits under the Short-Term Plan were set so that employees would not be over-compensated simply for meeting AOP goals.

•

Targets Based on Long-Term Goals. Other performance targets are not based on the 2023 AOP. Rather, they are based on long-term goals established by the Compensation and Human Capital Committee. Because these targets are not based on the AOP, it is possible in any given year that the level of actual performance may be above or below the specified performance target for that year. The performance targets under the Long-Term Equity Plan are examples of targets that are based on long-term corporate objectives. These targets represent performance that the Compensation and Human Capital Committee believes the Company should deliver over the long-term, not the performance that is expected in the current year or the near term.

•

ROTCE Over-Ride. The Compensation and Human Capital Committee approved an adjusted Return on Total Capital Employed (“ROTCE”) “over-ride” feature for each incentive plan for 2023. This feature provides for a reduction in the payouts otherwise determined under the pre-established performance targets under the incentive plans unless a separate adjusted ROTCE target is achieved.

Each NEO is eligible to receive a short-term incentive award and a long-term incentive award based on a target incentive amount that is equal to a percentage of the NEO’s salary midpoint. The final payout, however, may be higher or lower than the target amount, depending on actual Company performance.

Incentive Compensation Tables. The following factors should be considered when reviewing the incentive compensation tables:

•

The Compensation and Human Capital Committee considered the factors described in the Overview above to set the performance criteria and target performance levels for the 2023 incentive compensation awards. The particular performance criteria for 2023 were chosen because they were believed to have a positive correlation with long-term stockholder returns.

•

For 2023, the maximum awards under the Short-Term Plan could not exceed 150% of the target award level (or $2,500,000 per participant per year). The dollar-denominated awards under the Long-Term Equity Plan could not exceed 150% of the target award level (or the greater of $12,000,000 and the fair market value of 500,000 shares of Class A Common, determined at the time of payment, per participant per year).

•

The achievement percentages are based on the formulas contained in underlying performance guidelines adopted annually by the Compensation and Human Capital Committee. The formulas do not provide for straight-line extrapolation of the performance target to the maximum payment target.

•

Target awards for each executive are equal to a specified percentage of the executive’s 2023 salary midpoint, based on the number of salary points assigned to the position and the appropriate level of incentive compensation targets recommended by Korn Ferry and adopted by the Compensation and Human Capital Committee at that level. The Compensation and Human Capital Committee then increases the target award amounts under the Long-Term Equity Plan by 15% to account for the immediately taxable nature of the award.

•

The plans have a one-year performance period. Final awards are determined after year-end by comparing actual performance to the Compensation and Human Capital Committee’s pre-established performance targets.

•

The Compensation and Human Capital Committee, in its discretion, may decrease or eliminate awards. The Compensation and Human Capital Committee, in its discretion, also may increase awards and approve the payment of awards where business unit performance otherwise would not meet the minimum criteria set for payment of awards. As a result, these awards incentivize performance during the year, but are potentially subject to substantial payout discretion in certain years. No such discretion was implemented for 2023.

•

Short-Term Plan awards are paid annually in cash. Long-Term Equity Plan awards are paid annually in a combination of cash and transfer-restricted shares of Class A Common. Shares issued to NEOs under the Long-Term Equity Plan are subject to a ten-year holding period to provide an incentive over the ten-year period to increase the value of the Company, which in turn increases the value of the stock awards.

•	All awards are fully vested when issued.

Short-Term Incentive Compensation

Depending on the NEO’s position, the Short-Term Plan was designed to provide target short-term incentive compensation from 45% to 90% of each NEO’s 2023 salary midpoint. The following table shows the short-term target awards and payouts approved by the Compensation and Human Capital Committee for each NEO for 2023:

TARGET SHORT-TERM COMPENSATION FOR 2023

Named Executive Officer	(A) 2023 Salary Midpoint	(B) Short- Term Plan Target as a % of Salary Midpoint	(C) = (A) x (B) Short-Term Plan Target ($)	(D) Short- Term Plan Payout as % of Target (%)	(E)= (C) x (D) Short-Term Plan Payout ($)
Gregory H. Trepp	$852,700	90%	$767,430	106.2%	$815,011
R. Scott Tidey	$525,100	55%	$288,805	106.2%	$306,711
Lawrence K. Workman, Jr.	$373,100	45%	$167,895	106.2%	$178,304

The following table shows the performance criteria established by the Compensation and Human Capital Committee to determine the final incentive compensation payments for 2023 under the Short-Term Plan:

Performance Criteria	(A) Weighting	Performance Target	Performance Result	(B) Achievement Percentage	(A) x (B) Payout Percentage
Adjusted ROTCE (1)	30%	12.5%	15.5%	125.0%	37.5%
Adjusted Net Sales	40%	$643,444,070	$625,624,757	93.1%	37.2%
Adjusted Operating Profit (2)	30%	$36,358,614	$37,431,855	104.9%	31.5%
Final Payout Percentage (3)					106.2%

(1)

ROTCE is defined in the Short-Term Plan as (a) Earnings Before Interest After-Tax after adjustments divided by (b) Average Total Capital Employed after adjustments. Earnings Before Interest After-Tax is the sum of net income from continuing operations plus after-tax net interest expense. Average Total Capital Employed is equal to (x) the sum of Average Debt and Average Stockholders’ Equity less (y) Average Cash. Average Debt, Average Stockholders’ Equity and Average Cash are calculated taking the sum of the balance at the start of the year and the balance at the end of each of the next twelve months divided by thirteen. The following amounts show the adjusted 2023 ROTCE for purposes of determining 2023 Short-Term Plan payouts:

(Amounts in thousands)
2023 Net Income from Continuing Operations	$25,242
Plus: 2023 Adjustments to Net Income from Continuing Operations	$1,763
Plus: 2023 Interest Expense, Net	$3,202
Less: Income Taxes on 2023 Interest Expense	($800)
Adjusted Earnings Before Interest After-Tax	$29,406
2023 Average Stockholders’ Equity	$124,710
Plus: 2023 Average Debt	$69,533
Less: 2023 Average Cash	($4,041)
Less: Adjustments to Average Total Capital Employed	($159)
Adjusted Average Total Capital Employed	$190,043
Adjusted ROTCE	15.5%

Adjustments to Earnings Before Interest After-Tax and Average Total Capital Employed are for non-recurring or special items established by the Compensation and Human Capital Committee at the time the ROTCE target was set. Adjustments related to the after-tax impact of certain items as compared to the amounts included in the AOP are made, if applicable, including:

•	tangible or intangible asset impairments;

•	restructuring costs including reduction in force and impacts from acquisition or disposition of a business;

•	loss related to, and investment in, a subsidiary accounted for as discontinued operations, held for sale, or in bankruptcy, liquidation or a similar process;

•	certain patent infringement and other litigation and settlement costs;

•	environmental expenses, asset retirement obligations, and early lease termination expenses;

•	costs relating to valuation allowances against deferred tax assets;

•	costs associated with the pension plan termination, including any non-cash settlement charges; and

•	costs relating to changes in laws and regulations.

(2)	In calculating the final performance results, adjustments were made for various items, generally consistent with the adjustments listed in Note (1).

(3)

Had Adjusted ROTCE not exceeded a specified target for the year, the final payout percentage would be reduced by up to 40% from the amount otherwise determined under the above formula. This feature acts as an additional control which reflects the Compensation and Human Capital Committee’s view that full incentive compensation payments should not be paid if the Company does not meet a minimum ROTCE threshold for the year. Because Adjusted ROTCE exceeded the specified target in 2023, no reduction occurred.

Long-Term Incentive Compensation

The purpose of our long-term incentive compensation program is to enable senior management employees, including NEOs, to accumulate capital through managerial performance, which the Compensation and Human Capital Committee believes contributes to the future success of our business. Our long-term incentive plans require a significant long-term commitment on the part of our senior management, and stock sales (under the Long-Term Equity Plan) generally are not permitted for a number of years. Rather, the awarded amount is effectively invested in the Company for an extended period which encourages executives to focus on our long-term profitability and strengthens the tie between stockholders’ and NEOs’ long-term interests.

Those individual NEOs who have a greater impact on our long-term strategy receive a higher percentage of their compensation as long-term compensation. In general, the Compensation and Human Capital Committee does not consider an NEO’s long-term incentive award for prior periods when determining the value of a long-term incentive award for the current period because it considers those prior awards to represent compensation for past services.

Long-Term Equity Plan. In 2023, all senior executives in the U.S., including our NEOs, participated in the Long-Term Equity Plan which provides awards in the form of 65% transfer-restricted Class A Common and 35% cash to approximate income tax withholding obligations. Class A Common is the only type of equity available under the Long-Term Equity Plan. The Company does not sponsor a plan that provides stock options or any other type of equity. Shares awarded to NEOs under the Long-Term Equity Plan generally may not be transferred for 10 years following the last day of the award year. During the holding period, the value of the awards is subject to change based on the value of the shares. In other words, the award’s value is enhanced as the value of the stock increases (or is reduced as the value of the stock decreases). As a result of annual grants under the Long-Term Equity Plan and the corresponding transfer restrictions, the number of shares an NEO holds increases each year and, consequently, our executives accumulate exposure to long-term Company performance, which strongly aligns the interests of NEOs with those of other stockholders.

Target awards under the Long-Term Equity Plan are expressed initially as a dollar amount equal to a percentage of the participant’s salary midpoint based on the long-term incentive compensation targets for that salary point level recommended by Korn Ferry (increased by 15%) and adopted by the Compensation and Human Capital Committee. When paid, the full amount of the award, including the fair market value of the shares on the date of payment, is fully taxable to the participant. The actual number of shares issued to a participant is determined by taking the dollar value of the stock component of the award and dividing it by a formula share price. For this purpose, the formula share price is calculated as the lesser of:

•

the average closing price of our Class A Common stock on the NYSE at the end of each week during the 2022 calendar year (or such other previous calendar year as determined by the Compensation and Human Capital Committee), which price was $12.08; or

•	the average closing price of our Class A Common stock on the NYSE at the end of each week during the 2023 award year, which price was $11.843.

Participants have all the rights of a stockholder, including the right to vote, upon receipt of the shares. The participants also have the right to receive dividends that are declared and paid after they receive the award shares. The award shares issued are subject to transfer restrictions that generally lapse the earliest of: (1) 10 years after the last day of the performance period (for senior management other than NEOs, three, five or ten years depending on salary point level); (2) the participant’s death or permanent disability; or (3) three years from the date of retirement (or earlier with the approval of the Compensation and Human Capital Committee). The Compensation and Human Capital Committee has the right to release the restrictions at an earlier date, but rarely does so except in the case of the release of a limited number of shares for the payment of educational and medical expenses or home purchases, as permitted under the terms of the plan. No early release requests were requested by or granted to the NEOs in 2023.

For 2023, the Long-Term Equity Plan was designed to provide target long-term incentive compensation between 50% and 160% of the NEO’s 2023 salary midpoint, depending on the NEO’s position. The table below shows the long-term target awards (including a 15% increase in the target percentages to reflect the immediately taxable nature of the equity awards) and payouts approved by the Compensation and Human Capital Committee for each NEO for 2023:

TARGET LONG-TERM COMPENSATION FOR 2023

Named Executive Officer	(A) 2023 Salary Midpoint ($)	(B) Long-Term Plan Target as % of Salary Midpoint (1)	(C)= (A) x (B) Long-Term Plan Target ($)(1)	(D) Long- Term Plan Payout as (%) of Plan Target (2)	(E)= (C) x (D) Total Long-term Award ($)	(F) Shares Issued (#)(3)	(G) Grant Date Fair Value of Shares Awarded ($)(4)	(H) Fair Value of Long-term Plan Payout ($)(5)
Gregory H. Trepp	$ 852,700	184.0%	$1,568,968	99.3%	$1,557,985	85,509	$1,501,966	$2,047,272
R. Scott Tidey	$525,100	86.3%	$452,899	99.3%	$449,728	24,683	$433,557	$590,966
Lawrence K. Workman, Jr.	$373,100	57.5%	$214,533	99.3%	$213,031	11,692	$205,370	$279,933

(1)

The target percentages include a 15% increase in the target awards which will be granted to Long-Term Equity Plan participants to account for the immediately taxable nature of the equity awards. This is the amount that is used by the Compensation and Human Capital Committee when analyzing the total compensation of the NEOs.

(2)	Refer to the table below for detailed calculations of the 2023 payout percentage for the Long-Term Equity Plan.

(3)

Awards under the Long-Term Equity Plan are initially denominated in dollars. The amounts shown in columns (C) and (E) reflect the dollar-denominated target and actual awards. This is the amount that is used by the Compensation and Human Capital Committee when analyzing the total compensation of the NEOs. As a result, these awards incentivize performance during the year, but are potentially subject to substantial payout discretion in certain years. No such discretion was implemented for 2023. The dollar-denominated awards are then paid to the participants in a combination of cash (approximately 35%) and transfer-restricted shares (approximately 65%). The number of shares issued to a participant for an award and shown in Column (F) is determined by taking the dollar amount of the stock component of the award and dividing it by the formula share price of $11.843 (calculated as described above under “Long-Term Equity Plan”). Fractional shares are paid in cash.

(4)	Column (G) represents the grant date fair value of the shares awarded computed in accordance with FASB ASC Topic 718, which was $17.565 per share.

(5)	The amount shown in column (H) is the sum of (a) the cash distributed, and (b) the amount shown in Column (G). This is the same amount that is disclosed in the Summary Compensation Table.

The following table shows the performance criteria established by the Compensation and Human Capital Committee to determine final incentive compensation payments for 2023 under the Long-Term Equity Plan:

Performance Criteria	(A) Weighting	Performance Target	Performance Result	(B) Achievement Percentage	(A) x (B) Payout Percentage
Adjusted Net Sales (1)	33%	—	—	93.1%	30.7%
Adjusted ROTCE (1)	33%	—	—	100.0%	33.0%
Project Focus List (2)	34%	100.0%	104.8%	104.8%	35.6%
Final Payout Percentage (3)					99.3%

(1)

In 2023, the Compensation and Human Capital Committee used three metrics under the Long-Term Equity Plan—net sales, ROTCE, and achievement versus a Project Focus List. The use of these metrics reflects our focus on effective use of capital and increasing profitability. For 2023, the Compensation and Human Capital Committee adopted ROTCE as a new metric under the Long-Term Equity Plan in place of a prior metric (operating profit). The Compensation and Human Capital Committee believed that the use of ROTCE as the third metric, together with net sales and the Project Focus List, would reinforce the importance of effective management of working capital. We do not disclose the net sales or ROTCE targets or results because they would reveal competitively sensitive financial information to our competitors. The Compensation and Human Capital Committee believed the Company could meet both the net sales target and ROTCE target, which were established in such a manner that the Compensation and Human Capital Committee believed to be challenging but achievable with extensive effort by our employees. In calculating the final ROTCE performance results, adjustments were made for various items consistent with the adjustments listed in Note (1) to the Short-Term Plan performance criteria table.

(2)

We do not disclose the Project Focus List targets or results due to their competitively sensitive nature. Among other items, they identify specific future projects, customers and strategic activities that enhance stockholder value over time. The Compensation and Human Capital Committee believed the Company could meet the Project Focus List targets, which were established in such a manner that the Compensation and Human Capital Committee believed to be challenging but achievable with extensive effort by our employees. The Board monitored progress throughout 2023 and the Compensation and Human Capital Committee completed a full year review of progress. For 2023, the Compensation and Human Capital Committee determined that the NEOs earned 104.8% of the Project Focus List target amounts based on a review of Company achievement against the Project Focus List elements.

(3)

Had Adjusted ROTCE not exceeded a specified target for the year, the final payout percentage would be reduced by up to 40% from the amount otherwise determined under the above formula. This feature acts as an additional control which reflects the Compensation and Human Capital Committee’s view that full incentive compensation payments should not be paid if the Company does not meet a minimum ROTCE threshold for the year. Because Adjusted ROTCE exceeded the specified target in 2023, no reduction occurred.

Other Compensation of Named Executive Officers

Discretionary Transfer-Restricted Stock Awards. The Company also maintains the Hamilton Beach Brands Holding Company Supplemental Executive Long-Term Incentive Bonus Plan (“Supplemental Equity Plan”), which gives the Compensation and Human Capital Committee flexibility to award additional discretionary equity compensation. Supplemental Equity Plan awards generally may not be sold or transferred for 10 years. The Compensation and Human Capital Committee did not grant any awards under the Supplemental Equity Plan for services performed in 2023.

Discretionary Cash Bonuses. The Compensation and Human Capital Committee has authority to grant, and from time to time has granted, discretionary cash bonuses to employees (including NEOs), in addition to the incentive compensation described above. The Compensation and Human Capital Committee uses discretionary cash bonuses to reward substantial achievement or superior service to the Company and/or its subsidiaries, particularly when such achievement or service is not reflected in the performance criteria established under the incentive plans. No discretionary cash bonuses were awarded to the NEOs for 2023 performance.

Retirement Plans. The material terms of the various retirement plans are described below and in the footnotes to the Pension Benefit Table and the Nonqualified Deferred Compensation Table.

Defined Benefit Plan. We no longer provide defined benefit pensions to employees, including the NEOs. As of January 1, 1997, the HBB Pension Plan was frozen to new participants and benefit accruals (other than interest credits required by law for frozen cash balance accounts). In 2022, we began the process of terminating the HBB Pension Plan, with a termination effective date of September 30, 2022. Prior to 1997, Mr. Tidey earned pension benefits under the HBB Pension Plan. Mr. Tidey is 100% vested in his pension benefits and may take distributions any time after termination of employment or during a one-time distribution window to be offered generally to participants later in the plan termination process. Mr. Trepp and Mr. Workman never participated in the HBB Pension Plan.

Defined Contribution Plans. We provide all full-time employees (including, the NEOs) with defined contribution retirement benefits. Employer contributions are calculated under formulas designed to provide employees with competitive retirement income. In general, the NEOs and other executive officers receive the same retirement benefits as all other similarly situated employees. NEOs and other executive officers of the Company, however, receive their benefits under a combination of the tax-qualified HBB 401(k) and the non-qualified HBB Excess Plan. The HBB Excess Plan provides certain retirement benefits that would have been provided under the qualified plan, but that cannot be provided due to federal tax limits and IRS compliance testing rules.

Our defined contribution plans provide the following three types of benefits: (1) employee deferrals of up to 25% of compensation; (2) “safe harbor” employer nonelective contributions equal to 3% of compensation; and (3) profit-sharing benefits. The compensation taken into account under our plans generally includes base salary, overtime and other similar items of compensation required to be reported on a Form W-2 but excludes most other forms of compensation including long-term incentive compensation and other bonus or discretionary payments. Short-term incentive payments and other annual bonuses are included solely for purposes of calculating profit-sharing benefits.

The HBB 401(k) profit-sharing formula is based on a specified percentage of compensation that also takes into account the employee’s age and Company performance for the year. If the Company performs well, the amount of the profit-sharing contribution increases. As applied to the NEOs in 2023, the range of profit-sharing contributions attributable to all eligible compensation were: (1) between 7.35% and 13.2% for all of our NEOs; plus (2) 5.7% of eligible compensation in excess of the Social Security Wage Base for the year.

HBB 401(k) profit sharing contributions are subject to a five-year graded vesting schedule and all of our NEOs (other than Mr. Workman) are 100% vested in their retirement benefits due to their tenure with the Company or their age. Participants have the right to invest their qualified plan account balances among various investment options offered through the HBB 401(k) plan trustee. The HBB 401(k) allows participants who are age 59-1/2 to request withdrawals, as permitted under the tax rules. Benefits otherwise are payable at any time following a termination of employment, and participants may elect various forms of payment including lump sum distributions and installments.

Excess Benefit Plan. The HBB Excess Plan is an excess benefit plan that is exempt from the requirements of Section 409A of the Code. This means that the employer contributions the Company was unable to contribute to the HBB 401(k) plan on behalf of the NEOs due to tax code and other limitations were instead credited to each person’s accounts under the HBB Excess Plan, generally consisting of excess employer nonelective and other profit sharing contributions. Additionally, under the HBB Excess Plan: except for amounts attributable to excess profit sharing benefits, account balances are credited with interest during the year based on the rate of return of the Vanguard Retirement Savings Trust fixed income fund, which is an investment fund under the HBB 401(k), the qualified plan (14% maximum);

•

amounts credited each year generally are paid by March 15th of the following year to avoid regulatory complexities and eliminate the risk of non-payment to the executives based on the unfunded nature of the HBB Excess Plan; and

•	the amounts credited are increased by 15% to reflect the immediately taxable nature of the payments.

Other Benefits. All salaried U.S. employees, including the NEOs, participate in a variety of health and welfare benefit plans that are designed to enable us to attract and retain our workforce in a competitive marketplace.

Perquisites and Other Personal Benefits. Although we provide limited perquisites in the form of cash payments to NEOs, we do not believe these perquisites constitute a material component of the executive officer’s compensation package. The modest amount of cash paid to the NEOs in lieu of perquisites in 2023 is separately disclosed in the Total Target Compensation table.

No Individual Employment or Severance Agreements. During 2023, no NEO had an employment agreement that provides a fixed period of employment, fixed position or duties, or fixed base salary, actual, or target incentive bonus. Upon an NEO’s termination for any reason, the NEO (as other employees) will receive:

•	amounts earned during the term of employment, including earned but unpaid salary and accrued but unused vacation pay; and

•	benefits under the retirement plans, incentive plans, and the HBB Excess Plan.

There are no individual severance contracts with any NEO. Upon termination of employment in certain circumstances and in accordance with the terms of the plans, the NEOs are only entitled to severance pay under broad-based severance pay plans that generally are available to all salaried employees that provide benefits for a stated period of time based on the length of service, with various maximum time periods. The Compensation and Human Capital Committee will consider the facts and circumstances of an NEO’s separation to determine whether any material severance payment that is in excess of the amount the NEO is otherwise entitled to receive under the broad-based severance plans is appropriate.

Limited Change in Control Benefits for All Employees. To advance the objective of attracting, retaining and motivating qualified management, the Compensation and Human Capital Committee believes it is appropriate to provide limited change in control protections to the NEOs and other employees. NEOs have the same protections as other senior management employees. In the event of a change in control, employees are provided the payment of a pro-rata target award under the current year’s incentive plans.

Importantly, these change in control provisions are not employment agreements and do not guarantee employment for any period of time. In addition, no change in control payment will be “grossed up” for any excise tax imposed on an executive as a result of the receipt of payments upon a change in control.

Tax Implications

Deductibility of Executive Compensation. Section 162(m) of the Code (“Section 162(m)”) generally provides that, subject to certain exceptions, we may not deduct compensation of more than $1 million in any taxable year that is paid to certain current or former executive officers.

While the Compensation and Human Capital Committee may consider in very general terms the deductibility of the compensation it awards, the Committee retains the flexibility to award compensation that is consistent with our objectives and philosophy even if it does not qualify for a tax deduction. The Compensation and Human Capital Committee believes that the tax deduction limitation should not compromise the ability to design and maintain executive compensation arrangements that attract and retain the executive talent the Company needs to compete successfully. Accordingly, achieving the desired flexibility in the design and delivery of compensation may result in compensation that in certain cases is not deductible for federal income tax purposes.

Other Policies and Considerations

Assessment of Risks in our Compensation Program. As part of its oversight, the Compensation and Human Capital Committee considers the impact of the Company’s compensation program on the Company’s risk profile. The Committee directed management to undertake an annual detailed risk assessment of our compensation programs. Each year, management reviews our pay practices and incentive programs to identify potential risks to the Company. Our pay philosophy provides an effective balance of base salary and incentive compensation; short-term and long-term performance measures; and financial and non-financial performance measures; and allows for use of Compensation and Human Capital Committee discretion. Further, the Company has policies to mitigate compensation-related risk, including lengthy holding periods for long-term equity awards granted to our NEOs; stated payment caps; insider trading prohibitions; independent Compensation and Human Capital Committee oversight; and, as described below, a Compensation Clawback Policy and a Supplemental Compensation Recoupment Policy. The Compensation and Human Capital Committee agreed with the findings of management’s assessment for 2023 that (1) our compensation programs are designed effectively to help mitigate conduct that is inconsistent with building long-term value of the Company and (2) the risks arising from the Company’s compensation policies and practices are not reasonably likely to have a material adverse effect on the Company.

Compensation Clawback Policy. Effective October 2, 2023, the Company adopted a new Compensation Clawback Policy, which provides for the reasonably prompt recovery (or clawback) of certain excess incentive-based compensation received during an applicable three-year recovery period by current or former executive officers in the event the Company is required to prepare an accounting restatement due to the material noncompliance with any financial reporting requirement under the securities laws. Triggering events include accounting restatements to correct an error in previously issued financial statements that is material to such previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period. Excess incentive-based compensation for these purposes generally means the amount of incentive-based compensation received (on or after October 2, 2023) by such executive officer that exceeds the amount of incentive-based compensation that would have been received by such executive officer had it been determined based on the restated amounts, without regard to any taxes paid. Incentive-based compensation potentially subject to recovery under the mandatory accounting restatement provisions of the Compensation Clawback Policy is generally limited to any compensation granted, earned or vested based wholly or in part on the attainment of one or more financial reporting measures.

In general, the Company may utilize a broad range of recoupment methods under the Compensation Clawback Policy for mandatory accounting restatement clawbacks. The Compensation Clawback Policy does not condition such clawback on the fault of the executive officer, but the Company is not required to clawback amounts in limited circumstances where the Compensation and Human Capital Committee has made a determination that recovery would be impracticable and (1) the Company has already attempted to recover such amounts but the direct expense paid to a third party in an effort to enforce the Compensation Clawback Policy would exceed the amount to be recovered, (2) the recovery of amounts would violate applicable home country law, or (3) the recovery would likely cause the non-compliance of a tax-qualified retirement plan under the Code and applicable regulations. Operation of the mandatory accounting restatement provisions of the Compensation Clawback Policy is subject to a brief phase-in process during the first few years after its effectiveness. The Company may not indemnify any executive officer against the loss of recovered compensation in the event of a mandatory accounting restatement.

Supplemental Compensation Recoupment Policy. Further, effective October 2, 2023, the Company adopted a Supplemental Compensation Recoupment Policy, which amends, restates and continues applicable provisions of the Company’s Compensation Recoupment Policy, which was originally adopted effective January 1, 2021. The Supplemental Compensation Recoupment Policy generally applies to individuals and/or compensation not covered by or subject to the new NYSE-compliant Compensation Clawback Policy. Under the Supplemental Compensation Recoupment Policy, upon recommendation of the Compensation and Human Capital Committee, the Board may recoup all or part of certain incentive compensation paid to an executive in the event of a material restatement of the Company’s financial results.

Stock Ownership Guidelines. While the Company encourages the executive officers to own shares of Class A Common, it does not have any formal policy requiring the executive officers to own any specified amount of Class A Common. However, the executive officers generally must hold the shares of Class A Common granted under the Long-Term Equity Plan for 10 years, which can result in the executive officers holding a significant accumulation of Class A Common during their careers.

Role of Executive Officers in Compensation Decisions. Our management, specifically the President and CEO of the Company, reviews our goals and objectives relevant to the compensation of executive officers. Mr. Trepp annually reviews the performance of each executive officer and makes recommendations based on those reviews to the Compensation and Human Capital Committee, including recommendations regarding salary adjustment and incentive compensation awards. The Compensation and Human Capital Committee separately reviews Mr. Trepp’s performance. In addition to CEO recommendations, the Compensation and Human Capital Committee considers recommendations from its independent compensation consultant (Korn Ferry) who provides advice based on an analysis of similar positions at a broad range of domestic industries and on its understanding of our policies and objectives. The Compensation and Human Capital Committee may exercise its discretion in modifying any recommended adjustments or awards to executive officers. After considering all recommendations, the Compensation and Human Capital Committee determines the base salary and incentive compensation levels for the executive officers, including each NEO, and any additional discretionary payments

“Say-on-Pay” Stockholder Vote

When setting executive compensation for 2024, the Compensation and Human Capital Committee took into account the results of the stockholder advisory vote to approve NEO compensation that occurred at our 2023 annual meeting of stockholders. At that meeting, we received strong support for our NEO compensation program, with over 96% of the votes cast approving our NEO compensation. The Board values the views of our stockholders and has determined that an annual advisory say-on-pay vote is a sound governance practice. While our compensation programs are designed to promote a long-term connection between pay and performance, our Board believes an annual vote allows stockholders to provide immediate and direct input on our executive compensation plans. We will request another stockholder advisory vote on NEO compensation at our 2025 annual meeting of stockholders.

Compensation Committee Report

The Compensation and Human Capital Committee has reviewed and discussed the Compensation Discussion with the Company’s management. Based on these reviews and discussions, the Compensation and Human Capital Committee recommended to the Board that the Compensation Discussion be included in this Proxy Statement and in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023 filed with the SEC.

JAMES A. RATNER, Chairman

MARK R. BELGYA	JOHN P. JUMPER	DENNIS W. LABARRE
MICHAEL S. MILLER

Compensation Tables

The following tables disclose the compensation of our NEOs for services rendered in 2023.

SUMMARY COMPENSATION TABLE

For Fiscal Year Ended December 31, 2023

The following table sets forth NEO compensation for 2022 and 2023:

Name and Principal Position	Year	Salary ($)(1)	Stock Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	Nonqualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)	Total ($)
Gregory H. Trepp, Chief Executive Officer	2023	$859,923	$1,501,966	$1,360,317	$20,256	$230,997	$3,973,459
	2022	$820,192	$798,696	$868,282	$19,226	$203,363	$2,709,759
R. Scott Tidey, President	2023	$551,894	$433,557	$464,120	$8,370	$110,532	$1,568,473
	2022	$522,859	$231,368	$293,111	$9,430	$95,370	$1,152,138
Lawrence K. Workman, Jr., Senior Vice President, General Counsel and Secretary (6)	2023	$396,234	$205,370	$252,867	$3,843	$67,854	$926,169
	2022	$—	$—	$—	$—	$—	$—

(1)

The amounts reported under the “Salary” column for 2023 include both base salary and the perquisite allowance. As previously mentioned, Hamilton Beach provides a defined limited cash perquisite allowance to each senior management employee based on salary point levels, pursuant to advice received from Korn Ferry. These amounts are reported above in the table entitled “Base Salary for 2023.” In addition, the amounts reported under the “Salary” column for 2023 include a 2% salary supplement that was paid to all employees who were actively employed with the company as of January 1, 2023, which is further described under “2023 Temporary Pay Supplements” above.

(2)

The amounts reported in the “Stock Awards” column for 2023 represent the accounting grant date fair value of the shares of stock that were granted to NEOs for awards under the Long-Term Equity Plan, determined in accordance with FASB ASC Topic 718. See Note 1 to the consolidated financial statements in the Company’s Annual Report on Form 10-K for the years ended December 31, 2023 and December 31, 2022 for more information regarding the accounting treatment for our equity awards. Refer to the table under “Long-Term Incentive Compensation” for detailed information regarding the target long-term awards, as well as the dollar-denominated long-term award payouts, under the Long-Term Equity Plan.

(3)

The amounts listed for 2023 are comprised of (a) the cash payments under the Short-Term Plan, and (b) the cash portion (approximately 35%) of the awards to the NEOs under the Long-Term Equity Plan, in each case as earned for 2023.

(4)

Amounts listed in this column for 2023 reflect only the interest that is in excess of 120% of the long-term applicable federal rate, compounded monthly, referred to as “Above-Market Interest,” that was credited to the NEO’s accounts under the HBB Excess Plan. We have omitted the changes in the actuarial present value of accumulated benefits under the frozen HBB Pension Plan for the NEOs, which we are not required to report due to the different disclosure rules that apply to smaller reporting companies.

(5)	All other compensation earned during 2023 for each of the NEOs is as follows:

	Gregory H. Trepp	R. Scott Tidey	Lawrence K. Workman, Jr.
Employer Qualified Profit Sharing Contributions	$15,894	$15,894	$15,894
Employer Excess Plan Profit Sharing Contributions	$185,890	$76,563	$36,806
Other Qualified Employer Retirement Contributions	$9,900	$9,900	$9,900
Other Excess Plan Employer Retirement Contributions	$15,898	$6,657	$1,987
Employer Paid Life Insurance Premiums	$940	$1,328	$882
Other	$2,475	$190	$2,385
Total	$230,997	$110,532	$67,854

Amounts listed in “Other” include (a) employer-paid premiums for the NEOs’ personal excess liability insurance, (b) executive travel accident insurance premiums and wellness subsidies, and (c) the value of service award gift cards.

(6)	No 2022 compensation information is shown for Mr. Workman because he was not an NEO for 2022.

Grants Of Plan-Based Awards

The following table sets forth information concerning all awards granted to the NEOs for 2023 and estimated payouts under our incentive plans.

GRANTS OF PLAN-BASED AWARDS

For Fiscal Year Ended December 31, 2023

				(A) Estimated Possible Payouts Under Non- Equity Incentive Plan Awards		(B) Estimated Possible Payouts Under Equity Incentive Plan Awards		Grant Date Fair Value of Stock and Option Awards ($)(2)
Name	Grant Date	Plan Name (1)		Target ($)	Maximum ($)	Target ($)	Maximum ($)
Gregory H. Trepp	N/A	Short-Term Plan	(3)	$767,430	$1,151,145	N/A	N/A	N/A
	12/31/2023	Long-Term Equity Plan	(4)	$549,139	$823,708	$1,019,829	$1,529,744	$1,501,966
R. Scott Tidey	N/A	Short-Term Plan	(3)	$288,805	$433,208	N/A	N/A	N/A
	12/31/2023	Long-Term Equity Plan	(4)	$158,515	$237,772	$294,384	$441,576	$433,557
Lawrence K. Workman, Jr.	N/A	Short-Term Plan	(3)	$167,895	$251,843	N/A	N/A	N/A
	12/31/2023	Long-Term Equity Plan	(4)	$75,086	$112,630	$139,446	$209,169	$205,370

(1)	There are no minimum or threshold payouts under any of our incentive plans.

(2)	These amounts reflect the accounting grant date fair value of the shares, determined in accordance with FASB ASC Topic 718. These amounts also are reflected in the Summary Compensation Table.

(3)

Awards under the Short-Term Plan are based on a one-year performance period that consists solely of the 2023 calendar year. Awards are paid in cash (not equity) as soon as practicable after approval by the Compensation and Human Capital Committee. There is no post-2023 payout opportunity under this plan. Amounts disclosed are the target and maximum awards established by the Compensation and Human Capital Committee in early 2023. The amounts the NEOs actually received after the final payout are disclosed in the Summary Compensation Table.

(4)

Awards under the Long-Term Equity Plan are based on a one-year performance period that consists solely of the 2023 calendar year. Awards are paid, partially in transfer-restricted stock (approximately 65%) and partially in cash (approximately 35%), as soon as practicable after approval by the Compensation and Human Capital Committee. Therefore, there is no post-2023 payout opportunity under the plan. Stock awarded under the Long-Term Equity Plan generally may not be sold or transferred for 10 years, beginning on the last day of the performance period. The dollar amounts disclosed are the dollar values of the target and maximum awards established by the Compensation and Human Capital Committee in early 2023. These amounts include a 15% increase to account for the immediate taxation of the equity awards using a 150% maximum award value. The 35% cash portion of the award is listed in column (A) of this table. The 65% stock portion of the award is listed in column (B). The amounts the NEOs actually received for the cash portion of the award are disclosed in the Summary Compensation Table.

Equity Compensation

In 2023 all U.S.-based salaried employees in salary grades 17 and above, including the NEOs, participated in the Long-Term Equity Plan. These employees also are eligible to receive discretionary equity awards under the Supplemental Equity Plan. All awards are based on one-year performance periods and are immediately vested and paid when approved by the Compensation and Human Capital Committee. Therefore, no equity awards remain unearned and outstanding for the year ended December 31, 2023.

Awards under the Long-Term Equity Plan are paid partially in cash and partially in the form of fully vested shares of stock subject to transfer restrictions generally for a period of 10 years for NEOs, from the last day of the performance period. Refer to the section above entitled “Long-Term Incentive Compensation” for additional information regarding our equity awards.

The following table reflects the stock awards vested under the Long-Term Equity Plan for 2023 performance. No stock awards were issued under the Supplemental Equity Plan for services in 2023.

OPTION EXERCISES AND STOCK VESTED

For Fiscal Year Ended December 31, 2023

Name	Stock Awards
	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(2)
Gregory H. Trepp	71,542	$1,303,853
R. Scott Tidey	23,086	$420,742
Lawrence K. Workman, Jr.	10,940	$199,382

(1)

The amounts shown in this table represent the number of shares received by the NEOs. Their awards were granted pursuant to a net exercise feature, whereby if the amount of the tax liability associated with the stock portion of the awards exceeded the cash portion of the awards under the Long-Term Equity Plan, then a portion of the shares to be issued would be subject to withholding by the Company to pay taxes associated with the stock portion of the awards. As required under the Long-Term Equity Plan, at the time the stock was issued, Mr. Trepp, Mr. Tidey, and Mr. Workman each surrendered a portion of their shares (13,967 shares, 1,597 shares, and 752 shares of Class A Common, respectively) to pay for additional tax withholding obligations associated with their awards. Prior to this net exercise, the number of shares acquired on vesting would have been 85,509 shares, 24,683 shares, and 11,692 shares, respectively, and the value realized on vesting would have been $1,558,402, $449,848, and $213,087, respectively.

(2)

The value realized on vesting is the average of the high and low price of Class A Common (which average price was $18.225) on the March 5, 2024 payout date under the Long-Term Equity Plan for the 2023 awards, which also is the vesting date, multiplied by the number of award shares received.

Stock Options

The Company does not sponsor and never sponsored a stock option plan.

Defined Benefit Pension Plans

The following table sets forth information concerning defined benefit pension benefits earned by, and paid to, the NEOs under the frozen HBB Pension Plan:

PENSION BENEFITS

For Fiscal Year Ended December 31, 2023

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)(1)	Payments During Last Fiscal Year ($)
Gregory H. Trepp	N/A (2)	N/A	N/A	N/A
R. Scott Tidey (3)	HBB Pension Plan	3	$13,694	$0
Lawrence K. Workman, Jr.	N/A (2)	N/A	N/A	N/A

(1)

The amount shown above was determined as of December 31, 2023, which is the measurement date for pension benefits used in our financial statements. In determining the amount shown, the following material assumptions were used:

•	a discount rate of 5.01%; the applicable 2024 Pri2012 mortality table, projected generationally with scale MP2021 and no adjustments; and

•

the assumed retirement age is the earlier of (a) the plan’s stated normal retirement age or (b) the earliest age at which retirement benefits are available without reduction for age, and no pre-retirement decrement.

(2)	Mr. Trepp and Mr. Workman never participated in our frozen HBB Pension Plan.

(3)

Mr. Tidey earned a benefit under the cash balance portion of the HBB Pension Plan from January 1, 1994 through December 31, 1996, after which all cash benefits were frozen. His cash balance benefits were computed based on a percentage of pensionable earnings, using an age-based formula. His frozen cash balance account balance continues to earn interest credits, which are calculated at a fixed rate of 2.39% for periods after September 30, 2022 and based on the one-year U.S. Treasury Bill rate as of the last business day of the prior plan year plus 1%, up to maximum rate of 12%, for periods prior to September 30, 2022. Mr. Tidey is 100% vested in his cash balance benefits and may take a distribution of his benefits at any time following his termination of employment. Pensionable earnings included only base salary, cash in lieu of perquisites and short-term incentive compensation payments. Available forms of payment include annuities and a lump sum. As he is age 59, Mr. Tidey may commence distribution of his entire pension at any time following his termination of employment.

Nonqualified Deferred Compensation Benefits

Refer to the section above entitled “Other Compensation of Named Executive Officers—Excess Benefit Plan” for a detailed description of the HBB Excess Plan. The following table sets forth information concerning benefits earned by, and paid to, the NEOs under our HBB Excess Plan:

NONQUALIFIED DEFERRED COMPENSATION

For Fiscal Year Ended December 31, 2023

Name	Executive Contributions in 2023 ($)(1)	Employer Contributions in 2023 ($)(2)	Aggregate Earnings in 2023 ($)(2)	Aggregate Withdrawals/ Distributions in 2023 ($)	Aggregate Balance at December 31, 2023 ($)(3)
Gregory H. Trepp	N/A	$201,788	$28,186	$206,607	$229,974
R. Scott Tidey	N/A	$83,220	$11,600	$84,025	$94,820
Lawrence K. Workman, Jr.	N/A	$38,793	$5,573	$27,002	$44,366

(1)	The HBB Excess Plan does not permit employee contributions.

(2)

The employer contributions shown in this table are also reflected in the “All Other Compensation” column of the 2023 Summary Compensation Table. The “above-market earnings” portion (in other words, the interest earned in excess of 120% of the long-term applicable federal rate) of the amounts shown in the Aggregate Earnings column of this table also are included in the Nonqualified Deferred Compensation Earnings column of the 2023 Summary Compensation Table.

(3)

Because the entire account balance under the HBB Excess Plan is paid out each year, no portion of the account balances under that plan as of December  31, 2023 were previously reported in prior Summary Compensation Tables.

Potential Payments Upon Termination/Change In Control

As previously discussed above in the section entitled “Limited Change in Control Benefits for All Employees,” the following change in control provisions apply to NEOs during their service: participants will receive a pro-rated target award for the year of the change in control under the incentive plans.

A “change in control” for purposes of these plans generally consists of any of the following provided that the event otherwise qualifies as a change in control under the regulations issued pursuant to Code Section 409A:

•

an acquisition of more than 50% of the voting securities of the Company or the voting securities of the subsidiary (for those employees of that particular subsidiary) other than acquisitions directly from the Company or the subsidiary, as applicable involving: (1) any employee benefit plan; (2) the Company; (3) the applicable subsidiary or one of its affiliates; or (4) the parties to the stockholders’ agreement discussed under the section entitled “Amount and Nature of Beneficial Ownership;”

•

the members of the Company’s current Board (and their approved successors) ceasing to constitute a majority of the Company’s Board or, if applicable, the board of directors of a successor of the Company;

•

for those plans that cover the employees of a subsidiary, the consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the subsidiary and its affiliates, excluding a business combination pursuant to which the individuals and entities who beneficially owned, directly or indirectly, more than 50% of the combined voting power of the applicable entity immediately prior to such business combination continue to hold at least 50% of the voting securities of the successor; and

•

for all plans, the consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company or the acquisition of assets of another corporation, or other transaction involving the Company excluding, however, a business combination pursuant to which both of the following apply: (1) the individuals and entities who beneficially owned, directly or indirectly, more than 50% of the combined voting power of the Company immediately prior to such business combination continue to hold at least 50% of the voting securities of the successor; and (2) at the time of the execution of the initial agreement, or of the action of the Board providing such business combination, at least a majority of the members of the Board were incumbent directors.

For purposes of calculating the amount of any potential payments to the continuing NEOs under the table provided below, we assumed that a change in control occurred on December 29, 2023. We believe that the remaining assumptions listed below, which are necessary to produce these estimates, are reasonable individually and in the aggregate. There can be no assurance, however, that a change in control would produce the same or similar results as those described if it occurs on any other date or if any assumption is not correct in fact.

POTENTIAL PAYMENTS UPON TERMINATION/CHANGE IN CONTROL

For Fiscal Year Ended December 31, 2023

Name	Estimated Total Value of Payments Based on Incentive Plan Award Targets in Year of Change in Control ($)(1)
Gregory H. Trepp	$2,336,398
R. Scott Tidey	$741,704
Lawrence K. Workman, Jr.	$382,428

(1)

This column reflects the award targets under the 2023 incentive plans for the NEOs. Under the change in control provisions of the plans, the NEOs are assumed to be entitled to receive their award targets for 2023 if a change in control had occurred on December 29, 2023. Awards under the Long-Term Equity Plan are denominated in dollars and the amounts shown in the above-table reflect the dollar-denominated 2023 target awards, which includes the 15% increase to account for the immediate taxation of Long-Term Equity Plan awards. As described in Note 4 to the Grants of Plan-Based Awards Table, the NEOs would receive approximately 35% of the value of the award in cash, and the remainder in shares of transfer-restricted Class A Common.

CEO Pay Ratio

As a smaller reporting company, the Company is exempt from the requirement to disclose the ratio of our CEO’s annual total compensation to that of our median employee. We, nevertheless, have chosen to provide the ratio of Mr. Trepp’s annual total compensation to the annual total compensation of our median employee (“Median Employee”) for 2023.

We chose December 31, 2023 as the date for identifying the Median Employee (“Determination Date”) and used taxable wages as our consistently applied compensation measure. We reviewed total compensation for the period beginning January 1, 2023 and ended December 31, 2023. Our analysis included 733 individuals employed on the Determination Date by the Company and its subsidiaries, excluding Mr. Trepp, in full-time, part-time, and seasonal roles (including individuals working outside of the United States). We did not make any assumptions, adjustments, or estimates with respect to total taxable compensation and did not annualize compensation for any of the employees who were not employed for all of 2023. Notwithstanding this, our disclosure is a reasonable estimate that involves a degree of imprecision although we calculated it in a manner consistent with Item 402(u) of Regulation S-K.

We calculated annual total compensation for 2023 for the Median Employee (a Hamilton Beach Brands, Inc. employee) using the same methodology we use for our NEOs as set forth in the 2023 Summary Compensation Table. The Median Employee’s annual total compensation was $64,286. Mr. Trepp served as our President and CEO throughout 2023 and, as reflected in the 2023 Summary Compensation Table, his total compensation in 2023 was $3,973,459. Based on this, our estimate of the ratio of CEO compensation to the compensation of our Median Employee for 2023 was approximately 62 to 1.

Pay Versus Performance

As required by the SEC’s pay versus performance rules (“PVP Rules”), the following Pay Versus Performance table (“PVP Table”) provides SEC-required information about compensation for 2023 for this Proxy Statement’s named executive officers, as well as compensation for 2021 and 2022 for our named executive officers from our 2022 and 2023 Proxy Statements (each of 2021, 2022 and 2023, a “Covered Year”). We refer to all of the named executive officers covered in the PVP Table below, collectively, as the “PVP NEOs”. The PVP Table also provides information about the results for certain measures of financial performance during those same Covered Years. In reviewing this information, there are a few important things we believe you should consider:

•	The information in columns (b) and (d) of the PVP Table comes directly from the 2021, 2022 and 2023 Summary Compensation Tables, without adjustment;

•

As required by the SEC’s PVP Rules, we describe the information in columns (c) and (e) of the PVP Table as “compensation actually paid” (or “CAP”) to the applicable PVP NEOs. However, these CAP amounts may not necessarily reflect the final compensation that our PVP NEOs actually earned or walked away with for their service in the Covered Years, respectively; and

•

As required by the SEC’s PVP Rules, we provide information in the PVP Table below about our cumulative absolute total shareholder return (“TSR”) results and our U.S. GAAP net income results (the “External Measures”) during the Covered Years. We did not, however, actually base any compensation decisions for the PVP NEOs on, or link any PVP NEO pay to, these particular External Measures because the External Measures were not metrics used in our short-term or long-term incentive plans during the Covered Years. As a result, we did not design our PVP NEO compensation to move in tandem with improving, declining or steady achievement in these External Measures.

Pay Versus Performance Table

PAY VERSUS PERFORMANCE

Year (a)	Summary Compensation Table Total for PEO (b)(1)	Compensation Actually Paid to PEO (c)(1)(2)(3)	Average Summary Compensation Table Total for Non-PEO Named Executive Officers (d)(1)	Average Compensation Actually Paid to Non-PEO Named Executive Officers (e)(1)(2)(3)	Value of Initial Fixed $100 Investment Based	Net Income (g)
					on Total Shareholder Return (f)(4)
2023	$3,973,459	$3,973,459	$1,247,321	$1,247,321	$107.00	$25,242,000
2022	$2,709,759	$2,709,759	$961,152	$961,152	$75.39	$25,267,000
2021	$2,698,811	$2,698,811	$910,561	$910,561	$84.27	$21,306,000

(1)

Gregory H. Trepp was our principal executive officer (“PEO”) for the full year for each of 2023, 2022 and 2021. For 2023, our non-PEO PVP NEOs were R. Scott Tidey and Lawrence K. Workman, Jr. For 2022, our non-PEO PVP NEOs were Michelle O. Mosier and R. Scott Tidey. For 2021, our non-PEO PVP NEOs were Michelle O. Mosier, R. Scott Tidey and Gregory E. Salyers.

(2)

For 2023, in determining both the CAP to our PEO and the average CAP to our non-PEO PVP NEOs for purposes of this PVP Table, we deducted from or added back to the total amounts of compensation reported in column (b) for such Covered Year the following amounts:

Item and Value Added (Deducted)	2023 ($)
For Gregory H. Trepp:
- Summary Compensation Table (“SCT”) “Stock Awards” column value	(1,501,966)
- SCT “Option Awards” column value	N/A
+ Covered Year-end fair value of outstanding equity awards granted in Covered Year	N/A
+/- change in fair value (from prior year-end to Covered Year-end) of equity awards outstanding at Covered Year-end that were granted prior to Covered Year	N/A
+ vesting date fair value of equity awards granted and vested in Covered Year	1,501,966
+/- change in fair value (from prior year-end to vesting date) of equity awards granted prior to Covered Year that vested in Covered Year	N/A
- prior year-end fair value of equity awards granted prior to Covered Year that were forfeited in Covered Year	N/A
+ includable dividends/earnings on equity awards during Covered Year	N/A
TOTAL ADDED (DEDUCTED):	0

Item and Value Added (Deducted)	2023 ($)
For Non-PEO Named Executive Officers (Average):
- SCT “Stock Awards” column value	(319,463)
- SCT “Option Awards” column value	N/A
+ Covered Year-end fair value of outstanding equity awards granted in Covered Year	N/A
+/- change in fair value (from prior year-end to Covered Year-end) of equity awards outstanding at Covered Year-end that were granted prior to Covered Year	N/A
+ vesting date fair value of equity awards granted and vested in Covered Year	319,463
+/- change in fair value (from prior year-end to vesting date) of equity awards granted prior to Covered Year that vested in Covered Year	N/A
- prior year-end fair value of equity awards granted prior to Covered Year that were forfeited in Covered Year	N/A
+ includable dividends/earnings on equity awards during Covered Year	N/A
TOTAL ADDED (DEDUCTED):	0

(3)

December 31 has been determined by us to represent the accounting grant date for awards granted to our PVP NEOs in each Covered Year under the Long-Term Equity Plan, which date is also the same date on which such awards are considered vested for purposes of the PVP Table. As a result, there is no difference between the fair value of those awards on the accounting grant date and the vesting date, and no change between SCT totals and CAP for our PVP NEOs.

(4)

For each Covered Year, our total shareholder return was calculated as the yearly percentage change in our cumulative total shareholder return on our common stock, par value $0.01 per share, measured as the quotient of (a) the sum of (i) the cumulative amount of dividends for a period beginning with our closing price on Nasdaq Stock Market on December 31, 2020 through and including the last day of the Covered Year (each one-, two-, and three-year period, a “Measurement Period”), assuming dividend reinvestment, plus (ii) the difference between our closing stock price at the end versus the beginning of the Measurement Period, divided by (b) our closing share price at the beginning of the Measurement Period. Each of these yearly percentage changes was then applied to a deemed fixed investment of $100 at the beginning of the Measurement Period to produce the Covered Year-end values of such investment as of the end of 2023, 2022 and 2021, as applicable. Because Covered Years are presented in the table in reverse chronical order (from top to bottom), the table should be read from bottom to top for purposes of understanding cumulative returns over time.

Descriptions of Relationships Between CAP and Certain Financial Performance Measure Results

The following charts provide, across the Covered Years, descriptions of the relationships between (1) PEO CAP and the average non-PEO PVP NEO CAP (in each case as set forth in the PVP Table above) and (2) each of the

PART IV - OTHER IMPORTANT INFORMATION

Equity Compensation Plan Information

The following table sets forth the information as of December 31, 2023 with respect to our compensation plans (including individual compensation arrangements) under which equity securities are authorized for issuance:

Plan Category	Number of Securities to Be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Class A Shares:	(a)	(b)	(c)
Equity compensation plans approved by security holders	0	N/A	746,749	(1)

Equity compensation plans not approved by security holders	0	N/A	0

Total	0	N/A	746,749	(1)

Class B Shares:
Equity compensation plans approved by security holders	0	N/A	0
Equity compensation plans not approved by security holders	0	N/A	0

Total	0	N/A	0

(1)

The share amount in column (c) includes 93,408 shares available under our Non-Employee Directors Plan, 100,000 shares available under our Supplemental Equity Plan, and 553,341 shares available under our Long-Term Equity Plan. Of these shares, 19,950 shares were issued to directors in January 2024, and 241,947 shares were used under the Long-Term Equity Plan in March 2024.

Beneficial Ownership Of Class A Common And Class B Common Stock

Set forth in the following tables is the indicated information as of March 14, 2024 (except as otherwise indicated) with respect to (1) each person who is known to us to be the beneficial owner of more than five percent of the Class A Common, (2) each person who is known to us to be the beneficial owner of more than five percent of the Class B Common, and (3) the beneficial ownership of Class A Common and Class B Common by our directors, director nominees, NEOs and all of our executive officers and directors as a group. Beneficial ownership of Class A Common and Class B Common has been determined for this purpose in accordance with Rules 13d-3 and 13d-5 under the Exchange Act. Accordingly, the amounts shown in the tables do not purport to represent beneficial ownership for any purpose other than compliance with SEC reporting requirements. Further, beneficial ownership as determined in this manner does not necessarily bear on the economic incidence of ownership of Class A Common or Class B Common.

Holders of shares of Class A Common and Class B Common are entitled to different voting rights with respect to each class of stock. Each share of Class A Common is entitled to one vote per share. Each share of Class B Common is entitled to ten votes per share. Holders of Class A Common and holders of Class B Common generally vote together as a single class on matters submitted to a vote of our stockholders. Shares of Class B Common are convertible into shares of Class A Common on a one-for-one basis, without cost, at any time at the option of the holder of the Class B Common.

Amount and Nature of Beneficial Ownership

Class A Common

Name	Title of Class	Sole Voting or Investment Power		Shared Voting or Investment Power		Aggregate Amount		Percent of Class
Ameriprise Financial, Inc. (1) 145 Ameriprise Financial Center Minneapolis, MN 55474	Class A	—	(1)	706,679	(1)	706,679	(1)	6.72%
Abigail II LLC (2) 5910 South University Blvd. Unit C-18 Greenwood Village, CO 80121-2879	Class A	—	(2)	—	(2)	698,200	(2)	6.64%
Third Avenue Management LLC (3) 675 Third Avenue Suite 2900-005 New York, NY 10017	Class A	570,298	(3)	—	(3)	570,298	(3)	5.42%
Mark R. Belgya (4)	Class A	40,669		—		40,669		**
J.C. Butler, Jr. (4)	Class A	193,440	(5)	158,558	(5)	351,998	(5)	3.35%
Paul D. Furlow (4)	Class A	58,871		—		58,871		**
John P. Jumper (4)	Class A	47,637		—		47,637		**
Dennis W. LaBarre (4)	Class A	58,338		—		58,338		**
Michael S. Miller (4)	Class A	42,743		—		42,743		**
Alfred M. Rankin, Jr. (4)	Class A	499,099	(6)	11,076	(6)	510,175	(6)	4.85%
Thomas T. Rankin (4)	Class A	199,161	(7)	11,766	(7)	210,927	(7)	2.01%
James A. Ratner (4)	Class A	57,498		—		57,498		**
R. Scott Tidey	Class A	88,426		—		88,426		**
Gregory H. Trepp	Class A	335,582		—		335,582		3.19%
Clara R. Williams (4)	Class A	193,078	(8)	37,439	(8)	230,517	(8)	2.19%
Lawrence K. Workman, Jr.	Class A	22,280		—		22,280		**
All executive officers and directors as a group (14 persons)	Class A	1,853,525	(9)	218,839	(9)	2,072,364	(9)	19.70%

**	Less than 1.0%.

(1)

A Schedule 13G filed with the SEC with respect to Class A Common on February 9, 2024 reported that Ameriprise Financial, Inc. may be deemed to beneficially own the shares of Class A Common reported above as a result of being the parent holding company of Columbia Management Investment Advisers, LLC, an investment adviser.

(2)

A Schedule 13D/A filed with the SEC with respect to Class A Common on February 10, 2023 reported that Abigail II LLC (“Abigail II”) may be deemed as a group to beneficially own the shares of Class A Common reported above. Abigail II is made up of individuals and entities holding ownership interests in Abigail II. Although Abigail II is deemed to hold 698,200 shares of Class A Common, it does not have any power to vote or dispose of such shares of Class A Common. The power to vote or dispose of the shares held by Abigail II is deemed to be shared by Beatrice B. Taplin, Britton T. Taplin and Frank F. Taplin, as Members and Managers of Abigail II.

(3)

A Schedule 13G/A filed with the SEC with respect to Class A Common on February 10, 2023 reported that Third Avenue Management LLC (“TAM”) may be deemed to beneficially own the shares of Class A Common reported above as a result of being an investment adviser. Third Avenue Small Cap Value Fund, an investment company registered under the Investment Company Act of 1940, holds 568,084 shares of Class A Common. Various separately managed accounts for whom TAM acts as investment advisor hold 2,214 shares of Class A Common.

(4)

Pursuant to our Non-Employee Directors’ Plan, each current non-employee director has the right to acquire additional shares of Class A Common within 60 days after March 14, 2024. The shares each non-employee director has the right to receive are not included in the table because the actual number of additional shares will be determined on April 1, 2024 by taking the amount of such director’s quarterly retainer required to be paid in shares of Class A Common plus any voluntary portion of such director’s quarterly retainer, if so elected, divided by the average of the closing price per share of Class A Common on the Friday (or if Friday is not a trading day, the last trading day before such Friday) for each week of the calendar quarter ending on March 31, 2024.

(5)

J.C. Butler, Jr. may be deemed to beneficially own, and share with his spouse the power to vote and dispose of 158,558 shares of Class A Common beneficially owned by his spouse; he disclaims beneficial ownership of such shares. Mr. Butler disclaims beneficial ownership of 20,470 shares of Class A Common held in trust for the benefit of his children and for which he is the trustee and has sole power to vote and dispose of such shares.

(6)

Alfred M. Rankin, Jr. may be deemed to beneficially own, and shares the power to vote and dispose of 11,076 shares of Class A Common held by trusts for the benefit of members of Mr. A. Rankin’s family. Mr. A. Rankin disclaims beneficial ownership of such shares. Mr. A. Rankin disclaims beneficial ownership of 69,872 shares of Class A Common held in trust for the benefit of his spouse and for which he is the trustee and has sole power to vote and dispose of such shares.

(7)

Thomas T. Rankin may be deemed to beneficially own, and share with his spouse the power to vote and dispose of 6,444 shares of Class A Common beneficially owned by his spouse; he disclaims all interest in such shares. Mr. T. Rankin disclaims beneficial ownership of 7,662 shares of Class A Common held in trust for the benefit of his children and for which he is the trustee and has sole power to vote and dispose of such shares.

(8)

Clara R. Williams may be deemed to beneficially own, and shares the power to vote and dispose of 37,439 shares of Class A Common held by (a) members of Ms. Williams’ family and (b) trusts for the benefit of members of Ms. Williams’ family. Ms. Williams disclaims beneficial ownership of such shares.

(9)

The aggregate amount of Class A Common beneficially owned by all executive officers and directors and the aggregate amount of Class A Common beneficially owned by all executive officers and directors as a group for which they have shared voting or investment power include the shares of Class A Common of which: (a) Mr. A. Rankin has disclaimed beneficial ownership in note (6) above; (b) Mr. Butler has disclaimed beneficial ownership in note (5) above; (c) Mr. T. Rankin has disclaimed beneficial ownership in note (7) above; and (d) Ms. Williams has disclaimed beneficial ownership in note (8) above. As described in note (4) above, the aggregate amount of Class A Common beneficially owned by all executive officers and directors as a group as set forth in the table above does not include shares that the non-employee directors have the right to acquire within 60 days after March 14, 2024 pursuant to the Non-Employee Directors’ Plan.

Class B Common

Name	Title of Class	Sole Voting or Investment Power		Shared Voting or Investment Power		Aggregate Amount		Percent of Class
Clara Taplin Rankin, et al. (1) 5875 Landerbrook Drive Suite 300 Cleveland, OH 44124	Class B	—		—		3,362,311	(1)	93.06%
Rankin Associates HBB, L.P. (2) 5875 Landerbrook Drive Suite 300 Cleveland, OH 44124	Class B	—		—		2,753,267	(2)	76.21%
Mark R. Belgya	Class B	—		—		—		—
J.C. Butler, Jr.	Class B	2,800	(3)	2,753,267	(3)	2,756,067	(3)	76.28%
Paul D. Furlow	Class B	—		—		—		—
John P. Jumper	Class B	6,968		—		6,968		**
Dennis W. LaBarre	Class B	17,669		—		17,669		**
Michael S. Miller	Class B	—		—		—		—
Alfred M. Rankin, Jr.	Class B	14,160	(4)	2,753,267	(4)	2,767,427	(4)	76.60%
Thomas T. Rankin	Class B	135,778	(5)	2,753,267	(5)	2,889,045	(5)	79.96%
James A. Ratner	Class B	12,272		—		12,272		**
R. Scott Tidey	Class B	—		—		—		—
Gregory H. Trepp	Class B	—		—		—		—
Clara R. Williams	Class B	—		2,753,267	(6)	2,753,267	(6)	76.21%
Lawrence K. Workman, Jr.	Class B	—		—		—		—
All executive officers and directors as a group (14 persons)	Class B	189,647	(7)	2,753,267	(7)	2,942,914	(7)	81.45%

**	Less than 1.0%.

(1)

A Schedule 13D/A filed with the SEC with respect to Class B Common on March 13, 2024 (the “Stockholders’ 13D/A”) reported that, except for the Company, including in its capacity as depository, the signatories to the stockholders’ agreement, together in certain cases with trusts and custodianships, which are referred to collectively as the Signatories, may be deemed to be a “group” as defined under the Exchange Act, and therefore may be deemed as a group to beneficially own all of the Class B Common subject to the stockholders’ agreement, which is an aggregate of 3,362,311 shares. The stockholders’ agreement requires that each Signatory, prior to any conversion of such Signatory’s shares of Class B Common into Class A Common or prior to any sale or transfer of Class B Common to any permitted transferee (under the terms of the Class B Common) who has not become a Signatory, offer such shares to all of the other Signatories on a pro-rata basis. A Signatory may sell or transfer all shares not purchased under the right of first refusal as long as they first are converted into Class A Common prior to their sale or transfer. The shares of Class B Common subject to the stockholders’ agreement constituted 93.06% of the Class B Common outstanding on March 14, 2024 or 72.08% of the combined voting power of all Class A Common and Class B Common outstanding on such date. Certain Signatories own Class A Common, which is not subject to the stockholders’ agreement. Under the stockholders’ agreement, the Company may, but is not obligated to, buy any of the shares of Class B Common not purchased by the Signatories following the trigger of the right of first refusal. The stockholders’ agreement does not restrict in any respect how a Signatory may vote such Signatory’s shares of Class B Common.

(2)	A Schedule 13D filed with the SEC with respect to Class B Common on March 13, 2024 reported that Rankin Associates HBB, L.P. (“Rankin HBB”), the trusts holding limited partnership interests in

Rankin HBB and Rankin Management, Inc. (“RMI”), the general partner of Rankin HBB, may be deemed to be a “group” as defined under the Exchange Act and therefore may be deemed as a group to beneficially own 2,753,267 shares of Class B Common held by Rankin HBB. Although Rankin HBB holds the 2,753,267 shares of Class B Common, it does not have any power to vote or dispose of such shares of Class B Common. RMI has the sole power to vote such shares and shares the power to dispose of such shares with the other trusts holding limited partnership interests in Rankin HBB. RMI exercises such powers by action of its board of directors, which acts by majority vote and consists of Alfred M. Rankin, Jr., Thomas T. Rankin, Claiborne R. Rankin and Roger F. Rankin, the individual trusts of whom are the stockholders of RMI. The Stockholders’ 13D/A reported that the Class B Common beneficially owned by Rankin HBB and each of the trusts holding limited partnership interests in Rankin HBB is also subject to the stockholders’ agreement.

(3)

J.C. Butler, Jr.’s spouse is a member of Rankin HBB; therefore, Mr. Butler may be deemed to share beneficial ownership of 2,753,267 shares of Class B Common held by Rankin HBB; he disclaims all interest in such shares. The Stockholders’ 13D/A reported that the Class B Common beneficially owned by Mr. Butler is subject to the stockholders’ agreement. Mr. Butler’s spouse, as trustee of a generational skipping trust that was established for her benefit, pledged 31,379 shares of Class B Common in connection with sales of partnership interests that were executed as part of family estate planning.

(4)

Alfred M. Rankin, Jr. may be deemed to be a member of a group, as defined under the Exchange Act, as a result of Mr. A. Rankin holding through his trust, of which he is trustee, partnership interests in Rankin HBB. As a result, the group consisting of RMI, Mr. A. Rankin and the other limited partners of Rankin HBB and Rankin HBB may be deemed to beneficially own, and share the power to vote and dispose of, 2,753,267 shares of Class B Common held by Rankin HBB, which are included in the table above. Mr. A. Rankin disclaims beneficial ownership of such shares to the extent in excess of his pecuniary interest in each such entity. The Stockholders’ 13D/A reported that the Class B Common beneficially owned by Mr. A. Rankin is subject to the stockholders’ agreement.

(5)

Thomas T. Rankin may be deemed to be a member of a group, as defined under the Exchange Act, as a result of Mr. T. Rankin holding through his trust, of which he is trustee, partnership interests in Rankin HBB. As a result, the group consisting of RMI, Mr. T. Rankin and the other limited partners of Rankin HBB and Rankin HBB may be deemed to beneficially own, and share the power to vote and dispose of, 2,753,267 shares of Class B Common held by Rankin HBB, which are included in the table above. Mr. T. Rankin disclaims beneficial ownership of such shares to the extent in excess of his pecuniary interest in each such entity. The Stockholders’ 13D/A reported that the Class B Common beneficially owned by Mr. T. Rankin is subject to the stockholders’ agreement.

(6)

Clara R. Williams may be deemed to be a member of a group, as defined under the Exchange Act, as a result of Ms. Williams holding through her trust, of which she is trustee, partnership interests in Rankin HBB. As a result, the group consisting of RMI, Ms. Williams and the other limited partners of Rankin HBB and Rankin HBB may be deemed to beneficially own, and share the power to vote and dispose of, 2,753,267 shares of Class B Common held by Rankin HBB, which are included in the table above. Ms. Williams disclaims beneficial ownership of such shares to the extent in excess of her pecuniary interest in each such entity. The Stockholders’ 13D/A reported that the Class B Common beneficially owned by Ms. Williams is subject to the stockholders’ agreement.

(7)

The aggregate amount of Class B Common beneficially owned by all executive officers, directors and director nominees as a group and the aggregate amount of Class B Common beneficially owned by all executive officers, directors and director nominees as a group for which they have shared voting or investment power include the shares of Class B Common of which Mr. A. Rankin has disclaimed beneficial ownership in note (4) above; Mr. Butler has disclaimed beneficial ownership in note (3) above; Mr. T. Rankin has disclaimed beneficial ownership in note (5) above; and Ms. Williams has disclaimed beneficial ownership in note (6) above.

Alfred M. Rankin, Jr. and Thomas T. Rankin are brothers. J.C. Butler, Jr. is the son-in-law of Alfred M. Rankin, Jr. Clara R. Williams is the daughter of Alfred M. Rankin, Jr. The combined beneficial ownership of such foregoing persons equals 1,303,617 shares, or 12.39%, of the Class A Common and 2,906,005 shares, or 80.43%, of the Class B Common outstanding on March 14, 2024. The combined beneficial ownership of all our directors and all of our executive officers whose beneficial ownership of Class A Common and Class B Common must be disclosed in the foregoing tables in accordance with Rule 13d-3 under the Exchange Act, equals 2,072,364 shares, or 19.70%, of the Class A Common and 2,942,914 shares, or 81.45%, of the Class B Common outstanding on March 14, 2024. Such shares of Class A Common and Class B Common together represent 67.53% of the combined voting power of all Class A Common and Class B Common outstanding on such date.

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires our officers and directors, and persons who own more than ten percent of a registered class of our equity securities, to file reports of ownership and changes in ownership of such securities with the SEC and the NYSE. Officers, directors and greater than ten percent beneficial owners are required by applicable regulations to furnish us with copies of all Section 16(a) forms they file.

Based upon the review of the copies of Section 16(a) forms received by us, and upon written representations from reporting persons concerning the necessity of filing a Form 5 Annual Statement of Changes in Beneficial Ownership, we believe that, during 2023, all filing requirements applicable for reporting persons were met, except for the following late filings, in each case due to administrative error: (i) a Form 4/A reporting one transaction for Paul Furlow; (ii) a Form 5 reporting one transaction for Alfred M. Rankin, Jr.; (iii) a Form 5 reporting one transaction for Victoire G. Rankin; (iv) a Form 5/A reporting one transaction for Chloe R. Seelbach; and (v) a Form 5/A reporting one transaction for Scott W. Seelbach.

Procedures For Submission And Consideration Of Director Candidates

Stockholder recommendations for nominees for election to our Board must be submitted in writing to Hamilton Beach Brands Holding Company, 4421 Waterfront Drive, Glen Allen, Virginia 23060, Attention: Secretary, and must be received at our offices on or before December 31 of each year in anticipation of the following year’s annual meeting of stockholders. All stockholder recommendations for director nominees must set forth the following information:

1.

the name and address of the stockholder recommending the candidate for consideration as such information appears on the records of the Company, the telephone number where such stockholder can be reached during normal business hours, the number of shares of Class A Common and Class B Common owned by such stockholder and the length of time such shares have been owned by the stockholder; if such person is not a stockholder of record or if such shares are owned by an entity, reasonable evidence of such person’s beneficial ownership of such shares or such person’s authority to act on behalf of such entity;

2.

complete information as to the identity and qualifications of the proposed nominee, including the full legal name, age, business and residence addresses and telephone numbers and other contact information, and the principal occupation and employment of the candidate recommended for consideration, including his or her occupation for at least the past five years, with a reasonably detailed description of the background, education, professional affiliations and business and other relevant experience (including directorships, employment and civic activities) and qualifications of the candidate;

3.	the reasons why, in the opinion of the recommending stockholder, the proposed nominee is qualified and suited to be a director of the Company;

4.	the disclosure of any relationship of the candidate being recommended with the Company or any of its subsidiaries or affiliates, or its independent public accountants, whether direct or indirect;

5.

the disclosure of any relationship of the candidate being recommended or any immediate family member of the candidate being recommended with the independent registered public accounting firm of the Company;

6.

a description of all relationships, arrangements and understandings between the proposing stockholder and the candidate and any other person(s) (naming such person(s)) pursuant to which the candidate is being proposed or would serve as a director, if elected; and

7.

a written acknowledgement by the candidate being recommended that he or she has consented to being considered as a candidate, has consented to the Company’s undertaking of an investigation into that individual’s background, credit history, education, experience and other qualifications in the event that the NCG Committee desires to do so, has consented to be named in the Company’s proxy statement and has consented to serve as a director of the Company, if elected.

The NCG Committee has not specifically identified or published qualifications, qualities or skills that our directors must possess. In evaluating director nominees, the NCG Committee will consider such factors as it deems appropriate and other factors identified from time to time by the Board. The NCG Committee will consider factors such as judgment, skill, integrity, independence, possible conflicts of interest, experience with businesses and other organizations of comparable size or character, and the interplay of the candidate’s experience and approach to addressing business issues with the experience and approach of incumbent members of the Board and other new director candidates. The NCG Committee’s goal in selecting directors for nomination to the Board is generally to seek a well-balanced membership that combines a variety of experience, skill and intellect in order to enable the Company to pursue its strategic objectives.

The NCG Committee will consider all information provided to it that is relevant to a candidate’s nomination as a director of the Company. Following such consideration, the NCG Committee may seek additional information regarding, and may request an interview with, any candidate whom it wishes to continue to consider. Based upon all information available to it and any interviews it may have conducted, the NCG Committee will meet to determine whether to recommend the candidate to the Board. The NCG Committee will consider candidates recommended by stockholders on the same basis as candidates from other sources.

The NCG Committee utilizes a variety of methods for identifying and evaluating nominees for directors. The NCG Committee regularly reviews the appropriate size of the Board and whether any vacancies on the Board are expected due to retirement or otherwise. In the event vacancies are anticipated, or otherwise arise, the NCG Committee will consider various potential candidates. Candidates may be recommended by current members of the Board, third- party search firms or stockholders. During 2023, the NCG Committee retained an independent, third-party search firm to assist the NCG Committee in identifying, screening and evaluating potential director candidates. The NCG Committee generally does not consider recommendations for director nominees submitted by individuals who are not affiliated with the Company. In order to preserve its impartiality, the NCG Committee may not consider a recommendation that is not submitted in accordance with the procedures set forth above.

Submission Of Stockholder Proposals

Proposals of stockholders intended to be eligible for inclusion in our Proxy Statement and form of proxy relating to our next annual meeting must be received on or before December 5, 2024. Such proposals must be addressed to the Company, 4421 Waterfront Drive, Glen Allen, Virginia 23060, Attention: Secretary. A stockholder intending to propose any matter at the next annual meeting but not intending for us to include the matter in our Proxy Statement and proxy related to the next annual meeting must notify us on or after January 4, 2025 but on or before February 3, 2025 of such intention in accordance with the procedures set forth in our Bylaws. If we do not receive such notice within that time frame, the notice will be considered untimely. Our proxy for the next annual meeting will grant authority to the persons named therein to exercise their voting discretion with respect to any matter of which we did not receive notice between January 4, 2025 and February 3, 2025.

In addition to satisfying the requirements under our Bylaws, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act, which notice must be postmarked or transmitted electronically to the Company no later than 60 calendar days prior to the first anniversary of this year’s Annual Meeting. If the date of the next annual meeting is changed by more than 30 calendar days from the first anniversary of this year’s Annual Meeting, then notice must be provided by the later of 60 calendar days prior to the date of the next annual meeting or the 10th calendar day following the day on which public announcement of the date of the next annual meeting is first made. Accordingly, for the next annual meeting, stockholders must deliver such notice no later than March 10, 2025.

Notices should be submitted to the address set forth above.

Solicitation Of Proxies

We will bear the costs of soliciting proxies from our stockholders. In addition to the use of the mail, proxies may be solicited by our directors, officers and employees by in-person meeting, telephone or other forms of communication. Such persons will not be additionally compensated for such solicitation, but may be reimbursed for out-of-pocket expenses incurred in connection therewith. Arrangements will also be made with, and reimbursement of reasonable out-of-pocket expenses will be paid to, brokerage houses and other custodians, nominees and fiduciaries for forwarding solicitation materials to the beneficial owners of Class A Common and Class B Common held of record by such persons.

Other Matters

The directors know of no other matters that are likely to be brought before the meeting. The enclosed proxy card grants to the persons named in the proxy card the authority to vote in their best judgment regarding all other matters properly raised at the Annual Meeting.

Lawrence K. Workman, Jr.

Secretary

Glen Allen, Virginia

April 4, 2024

Your vote is very important. Whether or not you plan to attend the Annual Meeting in person, you are encouraged to vote as soon as possible to ensure that your shares are represented at the meeting. If you are a stockholder of record and received a paper copy of the proxy materials by mail, you may vote your shares by proxy using one of the following methods: (i) vote via the internet (www.investorvote.com/HBB); (ii) vote by telephone (1-800-652-8683); or (iii) complete, sign, date and return your proxy card in the postage-paid envelope provided. If you hold shares of both Class A Common Stock and Class B Common Stock, you only have to complete the single enclosed form of proxy or vote once via the internet or telephone. If you wish to attend the meeting and vote in person, you may do so. If you hold your shares through an account with a bank, broker or similar organization, please follow the instructions you receive from the stockholder of record to vote your shares.

APPENDIX A

AMENDMENT TO THE COMPANY’S AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO EXPAND THE EXCULPATION PROVISION

TO LIMIT LIABILITY OF CERTAIN OFFICERS

ARTICLE VIII

To the fullest extent permitted by the General Corporation Law of the State of Delaware ~~or~~and any other applicable laws ~~as presently~~currently or hereafter in effect, no ~~member~~Director or officer of the ~~Board of Directors~~Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer with respect to any acts or omissions in the performance of his or her duties as a ~~member of the Board~~Director or officer of the Corporation. Solely for purposes of this Article VIII, “officer” shall have the meaning provided in Section 102(b)(7) of the General Corporation Law of the State of Delaware or any amendment or successor provision thereto. No amendment to or repeal of this Article VIII shall apply to or have any effect on the liability or alleged liability of any ~~member~~Director or officer of the ~~Board of Directors~~Corporation for or with respect to any acts or omissions of such ~~member~~Director or officer occurring prior to the effectiveness of such amendment or repeal.

A-1

Appendix B

HAMILTON BEACH BRANDS HOLDING COMPANY

NON-EMPLOYEE DIRECTORS’ EQUITY COMPENSATION PLAN

(Amended and Restated Effective May 9, 2024)

1. Purpose of the Plan

The purpose of this Hamilton Beach Brands Holding Company Non-Employee Directors’ Equity Compensation Plan, as amended or amended and restated from time to time (“Plan”) is to provide for the payment to the Directors of Hamilton Beach Brands Holding Company (“Company”) of a portion of their Directors’ fees in capital stock of the Company to help further align the interests of the Directors with the stockholders of the Company and thereby promote the long-term interests of the Company.

2. Effective Date

This Plan was originally effective September 29, 2017, and was amended and restated effective May 18, 2021. This amended and restated Plan is effective May 9, 2024 (“Effective Date”), subject to the approval of the Plan by the stockholders of the Company as of such Effective Date.

3. Definitions

(a) “Average Share Price” means the average of the closing price per share of Class A Common Stock on the New York Stock Exchange on the Friday (or if Friday is not a trading day, the last trading day before such Friday) for each week of the calendar quarter ending on the Quarter Date.

(b) “Board” means the Board of Directors of the Company.

(c) “Class A Common Stock” means (i) the Company’s Class A Common Stock, par value $0.01 per share and (ii) any security into which Class A Common Stock may be converted by reason of any transaction or event of the type referred to in Section 5(c) of this Plan.

(d) “Committee” means the Compensation and Human Capital Committee of the Board or any other committee appointed by the Board to administer this Plan in accordance with the provisions hereof, so long as any such committee consists of not less than two directors of the Company and so long as each member of the Committee is (i) an “independent director” under the Rules of the New York Stock Exchange and (ii) a “non-employee director” for purposes of Rule 16b-3.

(e) “Director” means an individual duly elected or chosen as a director of the Company who is not also an employee of the Company or its subsidiaries.

(f) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, or any successor statute.

(g) “Extraordinary Event” shall have the meaning set forth in Section 5.

(h) “Payment Deadline” means the date that is the fifteenth day of the third month after each Quarter Date.

(i) “Quarter Date” means the last day of the calendar quarter for which a Required Amount or Voluntary Amount is earned.

(j) “Required Amount” means an amount of money constituting that portion (as determined from time to time by the Board) of a Director’s standard Director annual retainer (“Retainer”) earned by such Director for his services as a Director for any calendar quarter that is payable in Shares as described in Section 4.1(a).

(k) “Rule 16b-3” means Rule 16b-3 promulgated under the Securities Exchange Act of 1934 (or any successor rule to the same effect), as in effect from time to time.

(l) “Shares” means shares of Class A Common Stock that are issued or transferred to a Director pursuant to, and with such restrictions as are imposed by, the terms of this Plan in respect of the Director’s Required Amount.

(m) “Transfer” shall have the meaning set forth in Section 4.2(a).

(n) “Voluntary Amount” shall have the meaning set forth in Section 4.1(b).

(o) “Voluntary Shares” means shares of Class A Common Stock that are issued or transferred to a Director in accordance with Section 4.1(c) in respect of the Director’s Voluntary Amount.

4. Shares and Voluntary Shares

4.1 Required Amount and Voluntary Amount

(a) Required Amount. From time to time, the Board shall determine (i) the amount of the Retainer to be paid to each Director for each calendar quarter of a year, (ii) subject to Section 4.1(b), the portion of the Retainer that shall be paid in cash and (iii) the equity portion of the Retainer (expressed in dollars) that is required to be paid in Shares as described in Section 4.1(c) (i.e., the Required Amount), in each case subject to pro-ration in the event that the Director begins or ceases non-employee Director service during the applicable calendar quarter.

(b) Voluntary Shares. For any calendar quarter, a Director may elect to have up to 100% of the cash component of the Retainer payable for such quarter in excess of the Required Amount, and any other cash to be earned by the Director for such quarter for services as a director of the Company (collectively referred to as a “Voluntary Amount”), not paid to the Director in cash, but instead to have the Voluntary Amount applied to the issuance or transfer to the Director of Voluntary Shares as described in Section 4.1(c); provided that the Director must notify the Company in writing of such election prior to the first day of the calendar quarter for which such election is made, which election will be irrevocable after such date for such calendar quarter and shall remain in effect for future calendar quarters unless or until revoked by the Director prior to the first day of a calendar quarter.

(c) Issuance of Shares and Voluntary Shares. Promptly following each Quarter Date (and, in any event, no later than the Payment Deadline), the Company shall issue or transfer to each Director (or to a trust for the benefit of the Director, or such Director’s spouse, children or grandchildren, if so directed by the Director) (i) a number of whole Shares equal to the Required Amount for the calendar quarter ending on such Quarter Date divided by the Average Share Price and (ii) a number of whole Voluntary Shares equal to such Director’s Voluntary Amount for such calendar quarter divided by the Average Share Price. To the extent that the application of the foregoing formulas would result in fractional Shares or fractional Voluntary Shares, no fractional shares of Class A Common Stock shall be issued or transferred by the Company pursuant to this Plan, but instead, such amount shall be paid to the Director in cash at the same time the Shares and Voluntary Shares are issued or transferred to the Director. Shares and Voluntary Shares shall be fully paid, nonassessable shares of Class A Common Stock. Shares shall be subject to the restrictions set forth in this Plan, whereas Voluntary Shares shall not be so restricted. Shares and Voluntary Shares may be shares of original issuance or treasury shares or a combination of the foregoing and, in the discretion of the Company, may be issued as certificated or uncertificated shares. The Company shall pay any and all fees and commissions incurred in connection with the purchase by the Company of shares of Class A Common Stock which are to be Shares or Voluntary Shares and the transfer to Directors of Shares or Voluntary Shares.

(d) Withholding Taxes. To the extent that the Company is required to withhold federal, state, local, or other taxes in connection with any amount payable to a Director under this Plan, and the amounts available to the

Company for such withholding are insufficient, it shall be a condition to the receipt of any Shares or Voluntary Shares that the Director make arrangements satisfactory to the Committee for the payment of the balance of such taxes required to be withheld, which arrangements may include relinquishment of the Shares or the Voluntary Shares. To the extent permitted under applicable law, the Committee and Director also may make similar arrangements with respect to the payment of any other taxes derived from or related to the payment of Shares or Voluntary Shares with respect to which withholding is not required.

4.2 Restrictions on Shares

(a) Restrictions on Transfer of Shares. No Shares shall be assigned, pledged, hypothecated or otherwise transferred (any such assignment, pledge, hypothecation or transfer being referred to herein as a “Transfer”) by a Director or any other person, voluntarily or involuntarily, other than (i) by will or by the laws of descent and distribution, (ii) pursuant to a domestic relations order that would meet the definition of a qualified domestic relations order under Section 206(d)(3)(B) of ERISA if such provisions applied to the Plan or a similar binding judicial order (“QDRO”), or (iii) directly or indirectly to a trust or partnership for the benefit of a Director, or such Director’s spouse, children or grandchildren. Shares transferred to a person other than the Director pursuant to a QDRO shall not be subject to the restrictions described in this Section 4.2(a), but Shares transferred to a trust or partnership for the benefit of a Director, or such Director’s spouse, children or grandchildren, shall remain subject to the restrictions described in this Section 4.2(a) until such restrictions lapse pursuant to the following sentence. The restrictions on Shares set forth in this Section shall lapse for all purposes and shall be of no further force or effect upon the earliest to occur of (A) ten years after the Quarter Date with respect to which such Shares were issued or transferred, (B) the date of the death or cessation of service to the Company due to permanent disability of the Director, (C) five years (or earlier with the approval of the Board) after the Director’s retirement from the Board, (D) the date that a Director is, both, retired from the Board and has reached 70 years of age, or (E) at such other time as determined by the Board in its sole and absolute discretion. Following the lapse of restrictions, at the Director’s request, the Company shall take all such action as may be necessary to remove such restrictions from the stock certificates, or other applicable records with respect to uncertificated shares, representing the Shares, such that the resulting shares shall be fully paid, nonassessable and unrestricted by the terms of this Plan.

(b) Dividends, Voting Rights, Exchanges, Etc. Except for the restrictions set forth in this Section 4.2 and any restrictions required by law, a Director shall have all rights of a stockholder with respect to his Shares including the right to vote and to receive dividends as and when declared by the Board and paid by the Company. Except for any restrictions required by law, a Director shall have all rights of a stockholder with respect to his Voluntary Shares.

(c) Restriction on Transfer of Rights to Shares. No rights to Shares or Voluntary Shares shall be assigned, pledged, hypothecated, or otherwise transferred by a Director or any other person, voluntarily or involuntarily, other than (i) by will or by the laws of descent and distribution or (ii) pursuant to a QDRO.

(d) Legend. The Company shall cause an appropriate legend to be placed on each certificate, or other applicable record(s) with respect to uncertificated shares, for the Shares, reflecting the foregoing restrictions.

5. Amendment, Termination and Adjustments

(a) The Board may alter or amend the Plan from time to time or may terminate it in its entirety; provided, however, that no such action shall, without the consent of a Director, materially adversely affect the rights in any Shares or Voluntary Shares that were previously issued or transferred to the Director or that were earned by, but not yet issued or transferred to, such Director. Unless otherwise specified by the Committee, all Shares that were issued or transferred prior to the termination of this Plan shall continue to be subject to the terms of this Plan following such termination; provided that the transfer restrictions on such Shares shall lapse in accordance with Section 4.2(a). In any event, no Shares or Voluntary Shares may be issued or transferred under this Plan on or after the tenth anniversary of the Effective Date.

(b) Notwithstanding the provisions of Subsection (a), without further approval by the stockholders of the Company, no such amendment or termination shall (i) materially increase the total number of shares of Class A Common Stock that may be issued or transferred under this Plan specified in Section 6 (except that adjustments and additions expressly authorized by this Section shall not be limited by this clause (i)) or (ii) make any other change for which stockholder approval would be required under applicable law or stock exchange requirements.

(c) The Committee shall make or provide for such adjustments in the Average Share Price, in the kind of shares that may be issued or transferred hereunder, in the number of shares of Class A Common Stock specified in Section 6(a) or 6(b), in the number of outstanding Shares or Voluntary Shares for each Director, and in the terms applicable to the Shares or Voluntary Shares under this Plan, as the Committee, in its sole discretion, exercised in good faith, may determine is equitably required to reflect (i) any stock dividend, stock split, combination of shares, recapitalization or any other change in the capital structure of the Company, (ii) any merger, consolidation, spin-off, split-off, spin-out, split-up, reorganization, partial or complete liquidation or other distribution of assets or issuance of rights or warrants to purchase securities, or (iii) any other corporate transaction or event having an effect similar to any of the foregoing (collectively referred to as an “Extraordinary Event”). Moreover, in the event of any such Extraordinary Event, the Committee may provide in substitution for any or all outstanding Shares or Voluntary Shares under this Plan such alternative consideration (including cash), if any, as it, in good faith, may determine to be equitable under the circumstances and shall require in connection therewith the surrender of all Shares or Voluntary Shares so replaced. All securities received by a Director with respect to Shares or Voluntary Shares in connection with any Extraordinary Event shall be deemed to be Shares or Voluntary Shares, as applicable, for purposes of this Plan and shall be restricted pursuant to the terms of this Plan to the same extent and for the same period as if such securities were the original Shares or Voluntary Shares with respect to which they were issued or transferred, unless the Committee, in its sole and absolute discretion, eliminates such restrictions or accelerates the time at which such restrictions on transfer shall lapse.

6. Shares Subject to Plan

(a) Subject to adjustment as provided in this Plan, the total number of shares of Class A Common Stock that may be issued or transferred under this Plan will not exceed in the aggregate 900,000 shares (consisting of 200,000 shares of Class A Common Stock that were approved by the Company’s stockholders in 2017, plus the additional 300,000 shares of Class A Common Stock that were approved by the Company’s stockholders in 2021, plus an additional 400,000 shares of Class A Common Stock to be approved by the Company’s stockholders in 2024). Notwithstanding anything to the contrary contained in this Plan, shares of Class A Common Stock withheld by the Company, tendered or otherwise used to satisfy any tax withholding obligation will count against the aggregate number of shares of Class A Common Stock available under this Section 6(a).

(b) Notwithstanding anything in this Section 6, or elsewhere in this Plan to the contrary, and subject to adjustment as provided in this Plan, in no event will any Director receive in any calendar year more than 30,000 shares of Class A Common Stock, in the aggregate, under this Plan.

7. General Provisions

(a) No Continuing Right as Director. Neither the adoption nor operation of this Plan, nor any document describing or referring to this Plan, or any part thereof, shall confer upon any Director any right to continue as a Director or as a director of any subsidiary of the Company.

(b) Governing Law. The provisions of this Plan shall be governed by and construed in accordance with the laws of the State of Delaware.

(c) Cash If Shares Not Issued. All Required Amounts and Voluntary Amounts are the property of the Directors and shall be paid to them in cash in the event that Shares and Voluntary Shares may not be issued or transferred to Directors hereunder in respect of Required Amounts or Voluntary Amounts.

(d) Miscellaneous. Headings are given to the sections of this Plan solely as a convenience to facilitate reference. Such headings, numbering and paragraphing shall not in any case be deemed in any way material or relevant to the construction of this Plan or any provisions thereof. The use of the masculine gender shall also include within its meaning the feminine. The use of the singular shall also include within its meaning the plural, and vice versa.

(e) Section 409A of the Internal Revenue Code. This Plan is intended to be exempt from the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and applicable Treasury Regulations issued thereunder, and shall be administered in a manner that is consistent with such intent.

Appendix C

HAMILTON BEACH BRANDS HOLDING COMPANY

EXECUTIVE LONG-TERM EQUITY INCENTIVE PLAN

(Amended and Restated Effective March 1, 2024)

1.	Purpose of the Plan

The purpose of this Hamilton Beach Brands Holding Company Executive Long-Term Equity Incentive Plan, as may be amended or amended and restated from time to time (this “Plan”), is to help further the long-term profits and growth of Hamilton Beach Brands Holding Company (the “Company”) by enabling the Company and/or its subsidiaries (together with the Company, the “Employers”) to attract, retain and reward executive employees of the Employers by offering long-term incentive compensation to those executive employees who will be in a position to make contributions to the Employers. This incentive compensation is in addition to annual compensation and is intended to encourage enhancement of the Company’s stockholder value. Subject to Company stockholder approval as described in Section 11, this Plan is amended and restated effective March 1, 2024.

2.	Definitions

(a) “Average Award Share Price” means the lesser of (i) the average of the closing price per share of Class A Common Stock on the New York Stock Exchange (or, if not listed on such exchange, on any other national securities exchange on which the shares of Class A Common Stock are listed) on the Friday (or if Friday is not a trading day, the last trading day before such Friday) for each week during the calendar year preceding the commencement of the Performance Period (or such other previous period as determined by the Committee and specified in the Guidelines) and (ii) the average of the closing price per share of Class A Common Stock on the New York Stock Exchange (or, if not listed on such exchange, on any other national securities exchange on which the shares of Class A Common Stock are listed) on the Friday (or if Friday is not a trading day, the last trading day before such Friday) for each week of the applicable Performance Period.

(b) “Award” means an award paid to a Participant under this Plan for a Performance Period (or portion thereof), the actual amount of which is determined pursuant to a formula based upon the achievement of Performance Objectives established by the Committee. The Committee shall allocate the amount of an Award between the cash component, to be paid in cash, and the equity component, to be paid in Award Shares, pursuant to a formula which is established by the Committee.

(c) “Award Shares” means fully-paid, non-assessable shares of Class A Common Stock that are issued or transferred pursuant to, and with such restrictions as are imposed by or under, the terms of this Plan and the Guidelines. Such Award Shares may be shares of original issuance or treasury shares or a combination of the foregoing and, in the discretion of the Company, may be issued as certificated or uncertificated shares.

(d) “Change in Control” means the occurrence of an event described in Section 7.

(e) “Class A Common Stock” means the Company’s Class A Common Stock, par value $0.01 per share, or any security into which such Class A Common Stock may be changed by reason of any transaction or event of the type referred to in Section 9(b) of this Plan.

(f) “Code” means the Internal Revenue Code of 1986, as amended from time to time, and the regulations thereunder, as amended from time to time.

(g) “Committee” means the Compensation and Human Capital Committee of the Company’s Board of Directors or any other committee appointed by the Company’s Board of Directors to administer this Plan in accordance with Section 3.

(h) “Disability” or “Disabled” means a condition approved for disability benefits under an Employer’s long-term disability insurance policy.

(i) “Guidelines” means the guidelines that are approved by the Committee for the administration of Target Awards and Awards granted under this Plan. To the extent that there is any inconsistency between the Guidelines and this Plan on matters other than the time and form of payment of the Awards, the Guidelines will control, so long as this Plan could have been amended to resolve such inconsistency without the need for further stockholder approval.

(j) “Participant” means any person who is classified as a salaried employee of the Employers on a U.S. payroll (including directors of the Employers who are also salaried employees of the Employers) who, in the judgment of the Committee, occupies an executive position in which his or her efforts may contribute to the interests of the Company and who is designated by the Committee as a Participant in the Plan for a particular Performance Period. Notwithstanding the foregoing, (i) leased employees (as defined in Code Section 414) shall not be eligible to participate in this Plan and (ii) persons who are participants in the Hamilton Beach Brands, Inc. Long-Term Incentive Compensation Plan (or any successor plan) for a particular Performance Period shall not be eligible to participate in this Plan for the same Performance Period.

(k) “Payment Period” means, with respect to any Performance Period, the period from January 1 to March 15 of the calendar year immediately following the calendar year in which such Performance Period ends.

(l) “Performance Objectives” shall mean the measurable performance objectives established pursuant to this Plan for Participants who have received grants of Target Awards. Performance Objectives may be described in terms of Company-wide objectives or objectives that are related to the performance of the individual Participant or one or more of the subsidiaries, divisions, business units, departments, regions, functions or other organizational units of the Company or its subsidiaries. Performance Objectives may be measured on an absolute or relative basis. Different groups of Participants may be subject to different Performance Objectives for the same Performance Period. Relative performance may be measured against other companies or subsidiaries, divisions, departments, regions, functions or other organizational units within such other companies, or against an index or one or more of the Performance Objectives themselves. Any Performance Objectives applicable to an Award may be based on one or more, or a combination, of the following criteria, or the attainment of specified levels of growth or improvement in one or more, or a combination, of the following criteria, or such other criteria as may be determined by the Committee (which criteria may be applied to the Company and all of its subsidiaries, divisions, business units, departments, regions, functions or other organizational units or to only one or any combination of the Company and its subsidiaries, divisions, business units, departments, regions, functions or other organizational units): return on equity, return on total capital employed, diluted earnings per share, total earnings, earnings growth, return on capital, return on assets, return on sales, earnings before interest and taxes, revenue, revenue growth, gross margin, net or standard margin, return on investment, increase in the fair market value of shares, share price (including, but not limited to, growth measures and total stockholder return), profit, net earnings, cash flow (including, but not limited to, operating cash flow and free cash flow), inventory turns, financial return ratios, market share, earnings measures/ratios, economic value added, balance sheet measurements (such as receivable turnover), internal rate of return, customer satisfaction surveys or productivity, net income, operating profit or increase in operating profit, market share, increase in market share, sales value increase over time, economic value income, economic value increase over time, expected value of new projects or extensions of new or existing projects, development of new or existing projects, adjusted standard margin or net sales, safety, and compliance with regulatory/environmental requirements. If the Committee determines that a change in the business, operations, corporate structure or capital structure of the Company, or the manner in which it conducts its business, or other events or circumstances render the Performance Objectives unsuitable, the Committee may in its discretion modify such Performance Objectives or the goals or actual levels of achievement regarding the Performance Objectives, in whole or in part, as the Committee deems appropriate and equitable.

(m) “Performance Period” means any period of one or more years (or portion thereof) on which an Award is based, as established by the Committee and specified in the Guidelines.

(n) “Retire” or “Retirement” means a termination of employment after reaching: (i) age 65; or (ii) age 60 with at least 5 years of service with one or more of the Employers.

(o) “Rule 16b-3” means Rule 16b-3 promulgated under the Securities Exchange Act of 1934 (or any successor rule to the same effect), as in effect from time to time.

(p) “Salary Points” means the salary points assigned to a Participant by the Committee for the applicable Performance Period pursuant to the Korn Ferry salary point system, or any successor salary point system adopted by the Committee.

(q) “Target Award” means a dollar amount calculated by multiplying (i) the designated salary midpoint that corresponds to a Participant’s Salary Points by (ii) the long-term incentive compensation target percent for those Salary Points for the applicable Performance Period, as determined by the Committee. The Target Award is the amount that would be paid to a Participant under this Plan if each Performance Objective is met exactly at target.

3.	Administration

This Plan shall be administered by the Committee. The Committee shall have complete authority to interpret all provisions of this Plan consistent with applicable law, to prescribe the form of any instrument evidencing any Award granted under this Plan, to adopt, amend and rescind general and special rules and regulations for its administration (including, without limitation, the Guidelines), and to make all other determinations necessary or advisable for the administration of this Plan. A majority of the Committee shall constitute a quorum, and the act of a majority of the members of the Committee present at any meeting at which a quorum is present, unless a greater number is required by law, the Company’s certificate of incorporation or its bylaws, or acts unanimously approved in writing, shall be the act of the Committee. All acts and decisions of the Committee with respect to any questions arising in connection with the administration and interpretation of this Plan or of any documents evidencing Awards under this Plan, including the severability of any or all of the provisions hereof or thereof, shall be conclusive, final and binding upon the Employers and all present and former Participants, all other employees of the Employers, and their respective descendants, successors and assigns. No member of the Committee shall be liable for any such act or decision made in good faith. In addition, the Committee is authorized to take any action it determines in its sole discretion to be appropriate subject only to the express limitations contained in this Plan, and no authorization in any Plan section or other provision of this Plan is intended or may be deemed to constitute a limitation on the authority of the Committee.

4.	Eligibility

Except as otherwise determined by the Committee or provided in Section 7, to be eligible to participate in this Plan and receive a Target Award in accordance with Section 5 the Participant either must: (a) be employed by an Employer on the last day of the Performance Period; (b) die during the Performance Period; (c) become permanently Disabled during the Performance Period; or (d) Retire during the Performance Period. Notwithstanding the foregoing or any other provision in the Plan, unless otherwise determined by the Committee, the Award of a Participant who is described in the preceding sentence or who is employed on the last day of the Performance Period but was not employed during the entire Performance Period shall be pro-rated based on the number of days the Participant actually was employed during the Performance Period.

5.	Awards

The Committee may, from time to time and upon such conditions as it may determine, authorize grants of Target Awards and payment of Awards to Participants, which shall be consistent with, and shall be subject to all of the requirements of, the following provisions:

(a) The Committee shall approve (i) a Target Award to be granted to each Participant and (ii) a formula for determining the payout of each Award, which formula is based upon the Company’s achievement of Performance Objectives as set forth in the Guidelines. Each grant shall specify an initial allocation between the cash portion of the Award and the equity portion of the Award. Calculations of Target Awards for a Performance Period shall initially be based on a Participant’s Salary Points as of January 1st of the first year of the Performance Period. However, such Target Awards may be changed during or after the Performance Period under the following circumstances: (i) if a Participant receives a change in Salary Points, salary midpoint and/or long-term incentive compensation target percentage during a Performance Period, such change will be reflected in a pro-rata Target Award; (ii) an employee hired into or promoted into a position eligible to become a Plan Participant during a Performance Period will, if designated as a Plan Participant by the Committee, be assigned a pro-rated Target Award based on their length of service during the Performance Period; and (iii) the Committee may increase or decrease the amount of a Target Award at any time, in its sole and absolute discretion; provided, however, that no such decrease described in clause (iii) may occur in connection with or following a Change in Control that occurs during or after the applicable Performance Period.

(b) Prior to the end of the Payment Period, the Committee shall approve: (i) a preliminary calculation of the amount of the payout of each Award based upon the application of the formula and actual performance relative to the Target Awards previously determined in accordance with Section 5(a); and (ii) a final calculation of the amount of each Award to be paid to each Participant for the Performance Period. Such approval shall be certified in writing by the Committee before any amount is paid under any Award with respect to that Performance Period. Notwithstanding the foregoing, the Committee shall have the power to: (1) decrease the amount of the payout of any Award below the amount determined in accordance with Section 5(b)(i); (2) increase the amount of the payout of any Award above the amount determined in accordance with Section 5(b)(i); and/or (3) adjust the allocation between the cash portion of the Award and the equity portion of the Award; provided, however, that no such decrease described in clause (1) may occur in connection with or following a Change in Control that occurs during or after the applicable Performance Period. No Award, including any Award equal to the Target Award, shall be payable under this Plan to any Participant except as determined and approved by the Committee.

(c) Each Award shall be 100% vested when and to the extent the Committee determines that it has been earned pursuant to Section 5(b) and shall be fully paid to the Participants no later than the last day of the Payment Period. Awards shall be paid partly in cash and partly in Award Shares. The whole number of Award Shares to be issued or transferred to a Participant shall be determined by dividing the equity portion of the Award payout by the Average Award Share Price (subject to adjustment as described in Section 5(b) above), with any fractional Award Shares resulting from such calculation payable in cash. The Company shall pay any and all brokerage fees and commissions incurred in connection with any purchase by the Company of shares which are to be issued or transferred as Award Shares and the transfer thereto to Participants. Awards shall be paid subject to all withholdings and deductions pursuant to Section 6. Notwithstanding any other provision of this Plan, the maximum amount paid to a Participant in a single calendar year as a result of Awards under this Plan (including the fair market value of any Award Shares paid to the Participant) shall not exceed the greater of (i) $12,000,000 or (ii) the fair market value of 500,000 Award Shares, determined at the time of payment.

6.	Withholding Taxes/Offsets

(a) To the extent that an Employer is required to withhold federal, employment, state or local taxes or other amounts in connection with any Award paid to a Participant under this Plan, and the amounts available to the Employer for such withholding are insufficient, it shall be a condition to the receipt of such Award that the

Participant make arrangements satisfactory to the Company for the payment of the balance of such taxes or other amounts required to be withheld, which arrangements (in the discretion of the Committee) may include relinquishment of a portion of such Award. If a Participant’s benefit is to be received in the form of shares of Class A Common Stock, and such Participant fails to make arrangements for the payment of taxes or other amounts, then, unless otherwise determined by the Committee, the Company will withhold shares of Class A Common Stock having a value equal to the amount required to be withheld. Notwithstanding the foregoing, when a Participant is required to pay the Company an amount required to be withheld under applicable income, employment, tax or other laws, the Participant may elect, unless otherwise determined by the Committee, to satisfy the obligation, in whole or in part, by having withheld, from the shares of Class A Common Stock required to be delivered to the Participant, shares of Class A Common Stock having a value equal to the amount required to be withheld or by delivering to the Company other shares of Class A Common Stock held by such Participant. The shares of Class A Common Stock used for tax or other withholding will be valued at an amount equal to the fair market value of such shares of Class A Common Stock on the date the benefit is to be included in Participant’s income. In no event will the fair market value of the shares of Class A Common Stock to be used pursuant to this Section 6(a) to satisfy applicable withholding taxes or other amounts in connection with the Award exceed the maximum amount of taxes that could be required to be withheld. The Company and a Participant may also make similar arrangements with respect to the payment of any other taxes derived from or related to the Award with respect to which withholding is not required.

(b) If, prior to the payment of any Award, it is determined by an Employer, in its sole and absolute discretion, that any amount of money is owed by the Participant to the Employer, the Award otherwise payable to the Participant (to the extent permitted under Section 409A of the Code) may be reduced in satisfaction of the Participant’s debt to such Employer. Such amount(s) owed by the Participant to the Employer may include, but is not limited to, the unused balance of any cash advances previously obtained by the Participant, or any outstanding credit card debt incurred by the Participant.

7.	Change in Control

This Section shall apply notwithstanding any other provision of the Plan to the contrary.

(a) Amount of Award for Year of Change In Control. In the event of a Change in Control during a Performance Period, the amount of the Award payable to a Participant who is employed by an Employer on the date of the Change in Control (or who terminated employment as a result of death, Disability or Retirement during such Performance Period and prior to the Change in Control) for such Performance Period shall be equal to the Participant’s Target Award for such Performance Period, multiplied by a fraction, the numerator of which is the number of days during the Performance Period during which the Participant was employed by the Employers prior to the Change in Control and the denominator of which is the number of days in the Performance Period.

(b) Time of Payment. In the event of a Change in Control, the payment date of all outstanding Awards (including, without limitation, the pro-rata Target Award for the Performance Period during which the Change in Control occurred) shall be a date that is between two days prior to and within 30 days after the date of the Change in Control, as determined by the Committee in its sole and absolute discretion.

(c) Applicability of Change In Control Provision. The term “Change in Control” shall mean the occurrence of (i)(A), (i)(B), or (i)(C), below; provided that such event occurs on or after March 1, 2024 and meets the requirements of Treasury Regulations Section 1.409A-3(i)(5) (or any successor or replacement thereto) with respect to a Participant:

(i) Change in Control Events.

(A) Any “Person” (as such term is used in Sections 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), other than one or more Permitted Holders (as defined below), is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 of the Exchange Act), directly or indirectly, of more than 50% of the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Voting Securities”), other than any direct or indirect acquisition, including but not limited to an acquisition by purchase, distribution or otherwise, of voting securities:

(1) directly from the Company that is approved by a majority of the Incumbent Directors (as defined below); or

(2) by any Person pursuant to an Excluded HBBHC Business Combination (as defined below);

provided, that if at least a majority of the individuals who constitute Incumbent Directors determine in good faith that a Person has become the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 of the Exchange Act) of more than 50% of the combined voting power of the Outstanding Voting Securities of the Company inadvertently, and such Person divests as promptly as practicable a sufficient number of shares so that such Person is the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 of the Exchange Act) of 50% or less of the combined voting power of the Outstanding Voting Securities of the Company, then no Change in Control shall have occurred as a result of such Person’s acquisition; or

(B) a majority of the Board of Directors of the Company ceases to be comprised of Incumbent Directors; or

(C) the consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company or the acquisition of assets of another corporation, or other similar transaction involving the Company (“HBBHC Business Combination”) excluding, however, any HBBHC Business Combination pursuant to which both of the following apply (either such HBBHC Business Combination, an “Excluded HBBHC Business Combination”):

(1) the individuals and entities who beneficially owned, directly or indirectly, the Company immediately prior to such HBBHC Business Combination beneficially own, directly or indirectly, more than 50% of the combined voting power of the then Outstanding Voting Securities of the entity resulting from such HBBHC Business Combination (including, without limitation, an entity that as a result of such transaction owns the Company or all or substantially all of the assets of the Company, either directly or through one or more subsidiaries); and

(2) at the time of the execution of the initial agreement, or of the action of the Board of Directors of the Company, providing for such HBBHC Business Combination, at least a majority of the members of the Board of Directors of the Company were Incumbent Directors.

(ii) Additional Definitions. For purposes of this Section, the following terms apply:

(A) “Incumbent Directors” means the individuals who, as of September 29, 2017, are members of the Board of Directors of the Company and any individual becoming a member of the Board of Directors of the Company subsequent to such date whose election, nomination for election by the Company’s stockholders, or appointment, was approved by a vote of at least a majority of the then Incumbent Directors (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without objection to such nomination); provided, however, that an individual shall not be an Incumbent Director if such individual’s election or appointment to the Board of Directors of the Company occurs as a result of an actual or threatened election contest (as described in Rule 14a-12(c) of the Exchange Act) with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board of Directors of the Company.

(B) “Permitted Holders” shall mean, collectively, (i) the parties to the Stockholders’ Agreement dated September 29, 2017, as amended from time to time, by and among the Participating Stockholders (as defined therein), the Company and other signatories thereto; provided, however, that for purposes of this definition only, the definition of Participating Stockholders contained in the Stockholders’ Agreement shall be such definition in effect as of the date of the Change in Control, (ii) any direct or indirect subsidiary of the Company, and (iii) any employee benefit plan (or related trust) sponsored or maintained by the Company or any direct or indirect subsidiary of the Company.

8.	Award Shares Terms and Restrictions

(a) Award Shares issued or transferred to a Participant shall entitle such Participant to voting, dividend and other ownership rights. Each payment of Award Shares shall be evidenced by an agreement between the Company and the Participant. Each such agreement shall contain such terms and provisions, consistent with this Plan, as the Committee may approve, including, without limitation, prohibitions and restrictions regarding the transferability of Award Shares.

(b) Except as otherwise set forth in this Section 8, Award Shares shall not be sold, assigned, transferred, exchanged, pledged, hypothecated or encumbered (collectively, a “Transfer”) by a Participant or any other person, voluntarily or involuntarily, other than a Transfer of Award Shares (i) by will or the laws of descent and distribution, (ii) pursuant to a domestic relations order that would meet the definition of a qualified domestic relations order under Section 206(d)(3)(B) of the Employee Retirement Income Security Act of 1974, as amended, if such provisions applied to the Plan, or a similar binding judicial order, (iii) directly or indirectly to a trust or partnership for the benefit of a Participant or his spouse, children or grandchildren (provided that Award Shares transferred to such trust or partnership shall continue to be Award Shares subject to the terms of this Plan), or (iv) with the consent of the Committee, after the substitution by a Participant of a number of shares of Class A or Class B Common Stock, par value $0.01 per share (the “New Shares”), for an equal number of Award Shares, whereupon the New Shares shall become and be deemed for all purposes to be Award Shares, subject to all of the terms and conditions imposed by this Plan and the Guidelines on the shares for which they are substituted, including the restrictions on Transfer, and the restrictions hereby imposed on the shares for which the New Shares are substituted shall lapse and such shares shall no longer be subject to this Plan or the Guidelines. The Company shall not honor, and shall instruct the Company’s transfer agent not to honor, any attempted Transfer and any attempted Transfer shall be invalid, other than Transfers described in clauses (i) through (iv) above. In no event will any Award Shares granted under this Plan be transferred for value.

(c) Each Award shall provide that a Transfer of the Award Shares shall be prohibited or restricted for a period of three, five or ten years from the last day of the Performance Period. The length of the restricted period shall be determined by the Committee in its sole and absolute discretion. Further, the Committee may provide for any other shorter or longer restricted period as may be determined by the Committee (in its sole and absolute discretion) from time to time. Notwithstanding the foregoing, such restrictions shall automatically lapse on the earliest of: (i) the date the Participant dies or becomes Disabled; (ii) three years (or earlier with the approval of the Committee) after the Participant Retires; (iii) an extraordinary release of restrictions pursuant to Subsection (d) below; or (iv) a release of restrictions as determined by the Committee in its sole and absolute discretion (including, without limitation, a release caused by a termination of this Plan). Following the lapse of restrictions pursuant to this Subsection or Subsection (d) below, the shares shall no longer be “Award Shares” and, at the Participant’s request, the Company shall take all such action as may be necessary to remove such restrictions from the stock certificates, or other applicable records with respect to uncertificated shares, representing the Award Shares, such that the resulting shares shall be fully paid, nonassessable, and unrestricted by the terms of this Plan.

(d) Extraordinary Release of Restrictions.

(i) A Participant may request in writing that a Committee member authorize the lapse of restrictions on a Transfer of such Award Shares if the Participant desires to dispose of such Award Shares for (A) the purchase of a principal residence for the Participant, (B) payment of medical expenses for the Participant, his spouse or his dependents, (C) payment of educational expenses for the Participant, his spouse or his dependents, or (D) any other extraordinary reason the Committee approves in writing. The Committee shall have the sole power to grant or deny any such request. Upon the granting of any such request, the Company shall cause the release of restrictions in the manner described in Subsection (c) on such number of Award Shares as the Committee shall authorize.

(ii) A Participant who is employed by the Employers may request such a release at any time following the third anniversary of the date the Award Shares were issued or transferred; provided that the restrictions on no more than 20% of such Award Shares may be released pursuant to this Subsection (d) for such a Participant. A Participant who is no longer employed by the Employers may request such a release at any time following the second anniversary of the date the Award Shares were issued or transferred; provided that the restrictions on no more than 35% of such Award Shares may be released pursuant to this Subsection (d) for such a Participant.

(e) Legend. The Company shall cause an appropriate legend reflecting the restrictions to be placed on each certificate, or other applicable records with respect to uncertificated shares, for the Award Shares, reflecting the foregoing restrictions.

9.	Amendment, Termination, and Adjustments

(a) The Committee, subject to approval by the Board of Directors of the Company, may alter or amend this Plan from time to time or terminate it in its entirety; provided, however, that, subject to Subsection (b), no such action shall, without the consent of a Participant, adversely affect the Participant’s rights in (i) an outstanding Award that was previously approved by the Committee for a Performance Period but has not yet been paid or (ii) any Award Shares that were previously issued or transferred under this Plan. In any event, no Award Shares will be issued or transferred under this Plan on or after March 1, 2034. Unless otherwise specified by the Committee, all Award Shares that were issued or transferred prior to the termination of this Plan shall continue to be subject to the terms of this Plan following such termination; provided that the Transfer restrictions on such Award Shares shall lapse as otherwise provided in Section 8.

(b) The Committee shall make or provide for such adjustment (i) in the total number of Award Shares that may be issued or transferred under this Plan as specified in Section 10, (ii) in outstanding Award Shares, (iii) in the definition of Average Award Share Price, and (iv) in other Target Award or Award terms, as the Committee in its sole discretion, exercised in good faith, may determine is equitably required to reflect: (x) any stock dividend, stock split, combination of shares, recapitalization or any other change in the capital structure of the Company; (y) any merger, consolidation, spin-off, split-off, spin-out, split-up, reorganization, partial or complete liquidation or other distribution of assets, or issuance of rights or warrants to purchase securities; or (z) any other corporate transaction or event having an effect similar to any of the foregoing (collectively, the “Extraordinary Events”). Moreover, in the event of any such Extraordinary Event or a Change in Control, the Committee may provide in substitution for any or all outstanding Awards or Award Shares under this Plan such alternative consideration (including cash), if any, as it, in good faith, may determine to be equitable in the circumstances and shall require in connection therewith the surrender of all Target Awards, Awards and/or Award Shares so replaced in a manner that complies with or is exempt from Section 409A of the Code and applicable Treasury Regulations issued thereunder. Any securities that are distributed in respect of Award Shares in connection with any of the Extraordinary Events shall be deemed to be Award Shares and shall be subject to the Transfer restrictions set forth herein to the same extent and for the same period as if such securities were the original Award Shares with respect to which they were issued, unless such restrictions are waived or otherwise altered by the Committee.

(c) Notwithstanding the provisions of Subsection (a), without further approval by the stockholders of the Company, no amendment to this Plan shall: (i) materially increase the maximum number of Award Shares to be issued or transferred under this Plan specified in Section 10 (except that adjustments expressly authorized by Subsection (b) shall not be limited by this clause (i)); (ii) cause Rule 16b-3 to become inapplicable to any Award; or (iii) make any other change for which stockholder approval would be required under applicable law or stock exchange requirements.

10.	Award Shares Subject to Plan

(a) Subject to adjustment as provided in this Plan, the total number of shares of Class A Common Stock that may be issued or transferred as Award Shares under the Plan shall be 1,950,000 shares (consisting of 650,000 shares of Class A Common Stock that were approved by the Company’s stockholders in 2017, plus 600,000 shares of Class A Common Stock that were approved by the Company’s stockholders in 2022, plus an additional 700,000 shares of Class A Common Stock to be approved by the Company’s stockholders in 2024).

(b) Notwithstanding anything to the contrary contained in this Plan, shares of Class A Common Stock withheld by the Company, tendered or otherwise used to satisfy tax withholding will count against the aggregate number of shares of Class A Common Stock available under this Section 10.

11.	Plan Effective Dates; Plan Approval by Stockholders

The Hamilton Beach Brands Holding Company Executive Long-Term Equity Incentive Plan was originally approved by stockholders in 2017, and its effective date was September 29, 2017. The Hamilton Beach Brands Holding Company Executive Long-Term Equity Incentive Plan was amended and restated effective March 1, 2020, and was last amended and restated effective March 1, 2022. This 2024 amendment and restatement of the Hamilton Beach Brands Holding Company Executive Long-Term Equity Incentive Plan will be effective as of March 1, 2024 provided that such amendment and restatement is approved by the Company’s stockholders. If such approval has not been obtained by July 1, 2024, then (a) this 2024 amendment and restatement of the Hamilton Beach Brands Holding Company Executive Long-Term Equity Incentive Plan will not become effective, (b) all grants of Target Awards made on or after March 1, 2024 for Performance Periods beginning on or after January 1, 2024 will be rescinded, and (c) the Hamilton Beach Brands Holding Company Executive Long-Term Equity Incentive Plan, in the form as became effective on March 1, 2022, will remain the form of the Plan thereafter in effect.

12.	General Provisions

(a) No Right of Employment. Neither the adoption or operation of this Plan, nor any document describing or referring to this Plan, or any part thereof, shall confer upon any employee any right to continue in the employ of the Employers, or shall in any way affect the right and power of the Employers to terminate the employment of any employee at any time with or without assigning a reason therefor to the same extent as the Employers might have done if this Plan had not been adopted.

(b) Governing Law. The provisions of this Plan shall be governed by and construed in accordance with the laws of the State of Delaware.

(c) Miscellaneous. Headings are given to the sections of this Plan solely as a convenience to facilitate reference. Such headings, numbering and paragraphing shall not in any case be deemed in any way material or relevant to the construction of this Plan or any provisions thereof. The use of the masculine gender shall also include within its meaning the feminine. The use of the singular shall also include within its meaning the plural, and vice versa.

(d) Limitation on Rights of Employees; No Trust. No trust has been created by the Employers for the payment of Awards under this Plan, nor have the employees been granted any lien on any assets of the Employers to secure payment of such benefits. This Plan represents only an unfunded, unsecured promise to pay by the Company and a participant hereunder is a mere unsecured creditor of the Company.

(e) Transferability of Target Awards and Awards. Target Awards shall not be transferable by a Participant. Award Shares paid pursuant to an Award shall be transferable, subject to the restrictions described in Section 8.

(f) Section 409A of the Internal Revenue Code. This Plan is intended to be exempt from the requirements of Section 409A of the Code and applicable Treasury Regulations issued thereunder, and shall be administered in a manner consistent with such intent. Notwithstanding any provision of this Plan and Awards hereunder to the contrary, in light of the uncertainty with respect to the proper application of Section 409A of the Code, the Company reserves the right to make amendments to this Plan and Awards hereunder as the Company deems necessary or desirable to avoid the imposition of taxes or penalties under Section 409A of the Code without the consent of any Participant. In any case, a Participant will be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on a Participant or for a Participant’s account in connection with this Plan and grants hereunder (including any taxes and penalties under Section 409A of the Code), and neither the Company nor any of its affiliates will have any obligation to indemnify or otherwise hold a Participant harmless from any or all of such taxes or penalties.

(g) Clawback Policy. Awards granted under this Plan (plus Award Shares and any other payments or benefits received under this Plan) are subject to the terms and conditions of the Company’s clawback provisions, policy or policies (if any) as may be in effect from time to time, including specifically to implement Section 10D of the Securities Exchange Act of 1934, as amended, and any applicable rules or regulations promulgated thereunder (including applicable rules and regulations of any national securities exchange on which the Class A Common Stock at any point may be traded) (the “Compensation Recovery Policy”), and relevant sections of any Award agreement to which this Plan is applicable (or any related documents) shall be interpreted consistently with (or deemed superseded by and/or subject to, as applicable) the terms and conditions of the Compensation Recovery Policy.

PRELIMINARY COPY – SUBJECT TO COMPLETION

In accordance with Rule 14a-6(d) under Regulation 14A of the Securities Exchange Act of 1934, as amended, please be advised that Hamilton Beach Brands Holding Company intends to release definitive copies of this form of proxy to stockholders on or about April 4, 2024.

Hamilton Beach Brands Holding Company	Your vote matters – here’s how to vote! You may vote online or by phone instead of mailing this card.
Votes submitted electronically must be received by May 9, 2024 at 11 A.M. Eastern Time Online Go to www.investorvote.com/HBB or scan the QR code – login details are located in the shaded bar below.
Phone Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	Save paper, time and money! Sign up for electronic delivery at www.investorvote.com/HBB

▼  IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals – The Board of Directors recommends a vote FOR all the nominees listed, and FOR Proposals 2, 3, 4, 5 and 6.

1. Election of Directors 01 - Mark R. Belgya 05 - Dennis W. LaBarre 09 - James A. Ratner	02 - J.C. Butler, Jr. 06 - Michael S. Miller 10 - Gregory H. Trepp	03 - Paul D. Furlow 07 - Alfred M. Rankin, Jr. 11 - Clara R. Williams	04 - John P. Jumper 08 - Thomas T. Rankin	+

☐ Mark here to vote FOR all nominees ☐ Mark here to WITHHOLD vote from all nominees
	01	02	03	04	05	06	07	08	09	10	11
☐ For All EXCEPT - To withhold a vote for one or more nominees, mark the box to the left and the corresponding numbered box(es) to the right.	☐	☐	☐	☐	☐	☐	☐	☐	☐	☐	☐

	For	Against	Abstain		For	Against	Abstain
2. Proposal to approve, on an advisory basis, the Company’s Named Executive Officer compensation.	☐	☐	☐	3. Proposal to approve an amendment to the Company’s Amended and Restated Certificate of Incorporation to expand the exculpation provision to limit liability of certain officers.	☐	☐	☐
4. Proposal to ratify the appointment of Ernst & Young LLP as the independent registered public accounting firm of the Company for 2024.	☐	☐	☐	5. Proposal to approve the amendment and restatement of the Hamilton Beach Brands Holding Company Non-Employee Directors’ Equity Compensation Plan.	☐	☐	☐
6. Proposal to approve the amendment and restatement of the Hamilton Beach Brands Holding Company Executive Long-Term Equity Incentive Plan.	☐	☐	☐

B	Authorized Signatures – This section must be completed for your vote to count. Please date and sign below.

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) – Please print date below.	Signature 1 – Please keep signature within the box.	Signature 2 – Please keep signature within the box.

/ /

1 U P X

03YNRB

2024 Annual Meeting Admission Ticket

2024 Annual Meeting of Hamilton Beach Brands Holding Company Stockholders

May 9, 2024, 11:00 a.m. Eastern Time

5875 Landerbrook Drive, Cleveland OH 44124

Upon arrival, please present this admission ticket and photo identification at the registration desk.

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Stockholders.

The 2024 Proxy Statement and 2023 Annual Report are available, free of charge, at https://www.hamiltonbeachbrands.com/investors/annual-meeting-materials.

The Company’s Annual Report for the year ended December 31, 2023 is being mailed to stockholders concurrently with the 2024 Proxy Statement. The Annual Report contains financial and other information about the Company, but is not incorporated into the Proxy Statement and is not considered part of the proxy soliciting material.

If you do not expect to be present at the Annual Meeting, please promptly fill out, sign, date and mail the enclosed form of proxy or, in the alternative, vote your shares electronically either over the internet (www.investorvote.com/HBB) or by touch-tone telephone (1-800-652-8683). If you hold shares of both Class A Common Stock and Class B Common Stock, you only have to complete the single enclosed form of proxy or vote once via the internet or telephone. A self-addressed envelope is enclosed for your convenience. No postage is required if mailed in the United States.

Small steps make an impact. Help the environment by consenting to receive electronic delivery, sign up at www.investorvote.com/HBB

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Hamilton Beach Brands Holding Company

Notice of 2024 Annual Meeting of Stockholders

Proxy Solicited by Board of Directors for Annual Meeting – May 9, 2024

Dennis W. LaBarre and Alfred M. Rankin, Jr., or either of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of Hamilton Beach Brands Holding Company to be held on May 9, 2024 or at any postponement or adjournment thereof.

When properly executed, shares represented by this proxy will be voted as directed by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR all the nominees listed, and FOR proposals 2, 3, 4, 5 and 6.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any postponement or adjournment thereof.

(Items to be voted appear on reverse side)

C	Non-Voting Items

Change of Address – Please print new address below.	Comments – Please print your comments below.